    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1999


                                                      REGISTRATION NO. 333-61381
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         ENTERCOM COMMUNICATIONS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           PENNSYLVANIA                            4832                             23-1701044
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                           401 CITY AVENUE, SUITE 409
                        BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 660-5610
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JOSEPH M. FIELD
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                         ENTERCOM COMMUNICATIONS CORP.
                           401 CITY AVENUE, SUITE 409
                        BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 660-5610
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:


   JAMES W. MCKENZIE, JR., ESQ.           JOHN C. DONLEVIE, ESQ.              JEREMY W. DICKENS, ESQ.
    MORGAN, LEWIS & BOCKIUS LLP     EXECUTIVE VICE PRESIDENT, SECRETARY     WEIL, GOTSHAL & MANGES LLP
        1701 MARKET STREET                  AND GENERAL COUNSEL           100 CRESCENT COURT, SUITE 1300
 PHILADELPHIA, PENNSYLVANIA 19103      ENTERCOM COMMUNICATIONS CORP.            DALLAS, TEXAS 75201
          (215) 963-5000                401 CITY AVENUE, SUITE 409                (214) 746-7700
                                      BALA CYNWYD, PENNSYLVANIA 19004
                                              (610) 660-5610


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATIONS OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM               AMOUNT OF
                SECURITIES TO BE REGISTERED                  AGGREGATE OFFERING PRICE(1)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share..............        $262,027,500               $76,949.15(2)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee; based on a bona fide estimate of the maximum offering price of the securities being registered in accordance with Rule 457(o).


(2) $71,242.50 of the registration fee was paid on August 13, 1998 (based on a maximum aggregate offering price of $241,500,000) in connection with the initial filing of the Registration Statement. Accordingly, a registration fee of $5,706.65 has been paid with this filing.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1999


                               10,850,000 Shares


                   [ENTERCOM LOGO]
                         Entercom Communications Corp.
                              CLASS A COMMON STOCK
                                ($.01 par value)
                               ------------------


 Of the shares of Class A Common Stock, par value $.01 per share (the "Class A
  Common Stock"), of Entercom Communications Corp., a Pennsylvania corporation (the "Company" or "Entercom"), offered hereby, 10,300,000 shares are being sold by the Company and 550,000 shares are being sold by the Selling Shareholder named herein under "Selling Shareholder" (the "Offering"). The Company will not receive any of the proceeds from the shares of Class A Common Stock sold by the Selling Shareholder. Prior to the Offering, there has been no public market for the Class A Common Stock. It is anticipated that the initial public offering price per share will be between $18.00 and $21.00 per share. For information relating to the factors to be considered in determining the initial public offering price to the public, see "Underwriting."



The Company's authorized common stock consists of Class A Common Stock, Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and Class
 C Common Stock, par value $.01 per share (the "Class C Common Stock" and, together with the Class A Common Stock and the Class B Common Stock, the "Common Stock"). The rights of each share of Common Stock are essentially identical other than with respect to voting rights. The Class A Common
   Stock entitles the holders thereof to one vote per share, the Class B
     Common Stock entitles the holders thereof to ten votes per share subject to certain exceptions and the Class C Common Stock has no voting rights, except as otherwise required by law. Upon completion of the Offering (assuming no exercise of the Underwriters' over-allotment option), (i) the holders of Class A Common Stock will have approximately 17.7% of the total voting power of the outstanding Common Stock, (ii) Joseph M. Field, the Company's
        Chairman of the Board and Chief Executive Officer, and David J.
       Field, the Company's President and Chief Operating Officer, will beneficially own all of the outstanding shares of Class B Common
        Stock, representing approximately 82.3% of the total voting power of the outstanding Common Stock and (iii) the Selling Shareholder, which is an affiliate of Chase Capital Partners, will own 10.6% of the outstanding Common Stock, representing approximately 0.6% of the total voting power of the outstanding Common Stock. See "Recapitalization, Chase
           Conversion and Former S Corporation Status." Subject to any necessary approval of the Federal Communications
            Commission (the "FCC"), the Class B Common Stock and the
              Class C Common Stock are convertible in whole or in part at any time into Class A Common Stock on a share-for-share basis. See "Description of Capital
              Stock."

  The Class A Common Stock has been approved for listing on The New York Stock
    Exchange under the symbol "ETM," subject to official notice of issuance.



FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE
                                   10 HEREIN.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    UNDERWRITING                          PROCEEDS TO
                                                   PRICE TO        DISCOUNTS AND       PROCEEDS TO          SELLING
                                                    PUBLIC          COMMISSIONS         COMPANY(1)        SHAREHOLDER
                                               ----------------   ----------------   ----------------   ----------------
Per Share....................................         $                  $                  $                  $
Total(2).....................................  $                  $                  $                  $


(1) Before deduction of expenses, all of which are payable by the Company, estimated at $2,601,600.



(2) The Company and the Selling Shareholder have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 1,627,500 additional shares of Class A Common Stock of which, assuming an initial public offering price of $19.50 per share, 895,449 shares of Class A Common Stock will be purchased from the Company and 732,051 outstanding shares of Class A Common Stock will be purchased from the Selling Shareholder to cover over-allotments of shares. If the
    option is exercised in full, the total Price to Public will be $        ,
    Underwriting Discounts and Commissions will be $        , Proceeds to
    Company will be $        and Proceeds to Selling Shareholder will be
    $        .



    The shares of Class A Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares
will be ready for delivery on or about          , 1999, against payment in
immediately available funds.


Credit Suisse First Boston
                 BT Alex. Brown
                                  Goldman, Sachs & Co.
                                               Morgan Stanley Dean Witter


                       Prospectus dated           , 1999.

     [Map of the United States, identifying selected cities in which the Company has stations, surrounded by the logos of each of the Company's stations and certain of the sports teams with which the Company has contracts.]



     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              CERTAIN DEFINITIONS


     Unless otherwise indicated herein, (i) market ranking by radio advertising revenue, market radio advertising revenue, market revenue share and the number of viable radio stations per market have been obtained from Duncan's Radio Market Guide (1998 ed.) ("Duncan's"), (ii) the Company's revenue rank in the radio broadcasting industry is derived from Duncan's, as adjusted to reflect the CBS Transactions (as defined) and assumes the completion of all other announced mergers in the radio broadcasting industry, (iii) all audience share data and audience rankings, except where specifically stated to the contrary, have been derived from surveys of persons, listening Monday through Sunday, 6 a.m. to 12 midnight, in the indicated demographic, as reported by 1998 Summer Arbitron, Radio Market Reports, The Arbitron Company (copyright 1998) ("Arbitron") and
(iv) all data regarding radio stations assumes the completion of the Completed Transactions and the CBS Transactions. Duncan's defines "viable stations" as stations which are active and viable competitors for advertising dollars in their market.


     The Company calculates "same station" growth by (i) comparing the performance of stations operated by the Company throughout a relevant quarter to the performance of those same stations (whether or not operated by the Company) in the prior year's corresponding quarter, excluding the effect of barter revenues and expenses and discontinued operations and (ii) averaging such growth rates for the period presented.


     Unless otherwise indicated herein, (i) "broadcast cash flow" consists of operating income before depreciation, amortization, net expenses (income) from time brokerage agreement ("TBA") fees and corporate expenses, (ii) "EBITDA before net expense (income) from TBA fees" consists of operating income before depreciation, amortization and net expense (income) from TBA fees, (iii) "pro forma income before extraordinary items" consists of the Company's income before income taxes and extraordinary items as adjusted to reflect the Company's income during the relevant periods as if the Company had been a corporation subject to taxation under Subchapter C (a "C Corporation") of the Internal Revenue Code of 1986, as amended (the "Code"), assuming an effective tax rate of 38% per annum applied to the Company's income before income taxes and extraordinary items, excluding the effect of the adjustment to reflect indexing of the Convertible Subordinated Note (as defined) (as such adjustment is not tax deductible), instead of a corporation subject to Subchapter S of the Code (an "S Corporation"), such taxes hereinafter referred to as "pro forma income taxes" and (iv) "after-tax cash flow" consists of pro forma income before extraordinary items minus net gain on sale of assets (net of tax) plus depreciation, amortization, adjustment to reflect indexing of the Convertible Subordinated Note, and the deferred tax provision (or minus the deferred tax benefit). Although broadcast cash flow, EBITDA before net expense (income) from TBA fees and after-tax cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that these measures are useful to an investor in evaluating the Company because they are widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, none of these measures should be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because these measures are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures employed by other companies.


     Unless otherwise indicated, pro forma results of operations for the year ended September 30, 1998 give effect to the following transactions as if each had occurred on October 1, 1997:


     - the Recapitalization of the Company, effecting a 185 for one stock split and the exchange of the Company's prior common stock for Class A Common Stock and Class B Common Stock described on page 17,



     - the Completed Transactions described on pages 22 through 24,



     - the CBS Transactions described on page 22,



     - the S Corporation Distribution described on pages 17 through 19 and the 1998 Tax Distribution described on page 15,

     - the ECI Purchase described on page 69,



     - the Chase Conversion described on pages 17 through 19, and



     - the Offering and the application of the net proceeds to the Company described in "Use of Proceeds."


     Pro forma balance sheet data as of September 30, 1998 give effect to any such events not yet consummated on that date as if each had occurred on that date.


     Unless otherwise indicated, this Prospectus assumes no exercise of the Underwriters' over-allotment option.



     The First Boston Transaction, the Tampa Transaction and the Completed Transactions (other than the WREN-AM Transaction) have been completed, and the Recapitalization, the ECI Purchase, the 1998 Tax Distribution and the Chase Conversion will be completed prior to the Offering. The S Corporation Distribution has been declared to be effective concurrently with the Offering but will be paid after the Offering. The Second Boston Transaction and the WREN-AM Transaction will be completed after the Offering. The Recapitalization, the S Corporation Distribution, the ECI Purchase and the Chase Conversion are contingent upon the Offering, while the WREN-AM Transaction, the 1998 Tax Distribution and the Second Boston Transaction will occur whether or not the Offering is consummated.


                           FORWARD-LOOKING STATEMENTS

     Certain statements made in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus are forward-looking statements that are not historical facts but rather reflect the Company's current expectations concerning future results and events. The words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements.


     Such risks, uncertainties and factors include, but are not limited to: (i) the highly competitive nature of, and new technologies in, the radio broadcasting industry; (ii) the Company's dependence upon its Seattle radio stations; (iii) the risks associated with the Company's acquisition strategy;
(iv) the continued control of the Company by Joseph M. Field and David J. Field;
(v) the Company's vulnerability to changes in federal legislation or FCC regulatory policy; and (vi) the other factors described in "Risk Factors."


     Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management's view only as of the date of this Prospectus. The Company undertakes no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which it may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY


     Entercom, founded in 1968, is the sixth largest radio broadcasting company in the United States, based on pro forma 1997 gross revenues. The Company owns and operates 42 stations, 25 FM and 17 AM, in eight markets, including five of the country's top 30 radio advertising markets. The Company has built the largest radio station clusters, based on gross revenues, in Seattle and Kansas City, and one of the three largest clusters in Boston, Portland, Sacramento and Rochester. On a pro forma basis, the Company would have had net revenues of $171.4 million, operating income of $27.0 million and pro forma income before extraordinary items of $7.5 million for the year ended September 30, 1998. In addition, pro forma broadcast cash flow (as defined in "Certain Definitions") during the same period would have been $50.8 million.



     The Company's net revenues and broadcast cash flow have grown significantly on both a total and same-station basis. Over the past three fiscal years, net revenues grew at a compound annual rate of 68.4% from an actual $35.9 million in fiscal 1995 to a pro forma $171.4 million in fiscal 1998. Broadcast cash flow grew at a compound annual rate of 62.7% from an actual $11.8 million in fiscal 1995 to a pro forma $50.8 million in fiscal 1998. During this same period the Company's same station net revenues and broadcast cash flow grew at average annual rates of 15.0% and 36.4%, respectively. In addition, the Company's after-tax cash flow (as defined in "Certain Definitions") grew at a compound annual rate of 97.2% from an actual $4.2 million in fiscal 1995 to a pro forma $32.2 million in fiscal 1998.



     The Company has built a highly consolidated portfolio of radio stations concentrated primarily in top 30 markets with above average growth characteristics. The Company generated 94.0% of its pro forma fiscal 1998 net revenues from the five top 30 markets in which it operates. Radio advertising revenues in these five markets have grown at an average annual rate of 11.3% from 1992 to 1997, which exceeded the average annual growth rate of both the aggregate radio industry and the top 30 markets. Furthermore, the Company generated 98.7% of its pro forma fiscal 1998 net revenues from superduopolies, which the Company defines as clusters of four or more stations in one market. Management believes that Entercom's superduopolies enable the Company to (i) amass greater resources to penetrate and capture additional local radio advertising revenues, (ii) consolidate administrative, engineering and management functions to reduce costs and (iii) be more flexible in adjusting formats to serve changing listener needs. In addition, the Company believes that superduopolies enhance its stations' ability to compete for advertising and promotional dollars with other media, including television and newspaper.


     The following table sets forth certain information about the markets in which the Company operates:


                                               1992-1997                                     1997
                             1997            RADIO MARKET       COMPANY'S STATIONS         COMPANY
                         RADIO MARKET           AVERAGE         -------------------         MARKET
MARKET(1)               REVENUE RANK(2)    REVENUE GROWTH(2)    FM     AM     TOTAL    REVENUE SHARE(2)
---------               ---------------    -----------------    --     --     -----    ----------------
Boston................         10                13.7%            2      3      5                    19.4%(3)
Seattle(4)............         13                10.5             5(4)   3      8(4)                 40.4(4)
Portland..............         21                11.8             4      3      7                    25.8
Sacramento............         28                 6.7             4      1      5                    20.9
Kansas City...........         29                11.3             3      4      7                    33.8
                                                                ---    ---     --
  Top 30 Markets......                                           18     14     32
Rochester.............         55                 8.1             3      1      4                    21.7
Gainesville/Ocala.....        124                 6.5             2      0      2                    23.8

Longview/Kelso........        n/a                 n/a             2      2      4                   n/a
                                                                ---    ---     --
  All Markets.........                                           25     17     42

---------------
(1) The Company's stations are in some instances licensed to communities other than the named principal community for the market.

(2) Source: Duncan's.

(3) Does not include the revenues of WWTM-AM, which competes in the adjacent Worcester market.


(4) The Company also sells substantially all the advertising time of a sixth FM station under a joint sales agreement, and the revenues from such sales are included in 1997 Company Market Revenue Share.

                              ACQUISITION STRATEGY

     The Company, through a disciplined acquisition strategy, seeks to (i) build market leading clusters of stations principally in large growth markets and (ii) acquire underdeveloped properties that offer the potential for significant improvements in revenues and broadcast cash flow through the application of the Company's operational, administrative and/or engineering expertise. As part of its strategy, the Company has strategically redeployed its asset base by swapping relatively mature stations in markets where the Company believed it would be difficult to build leading station clusters in exchange for underperforming stations in other markets that management believed offered stronger growth and clustering opportunities. For example, in 1997 the Company exchanged one station in Houston plus $5.0 million for three stations in Seattle and four stations in Kansas City. The Seattle acquisitions solidified the Company's position as the leading radio operator in that market while the four stations acquired in Kansas City enabled the Company to enter a new large market with a significant presence.


     The Company has a track record of structuring acquisitions in creative ways, including being a pioneer of multi-party station swaps. Since October 1, 1996, the Company, in 21 transactions, has acquired or agreed to acquire 37 radio stations and has divested or agreed to divest, for strategic reasons, 11 radio stations. As a result of these transactions, the Company has divested its stand-alone stations while establishing the largest clusters in Seattle and Kansas City and building superduopolies in Boston, Portland, Sacramento and Rochester. The Company believes that its proven record of consummating creative transactions with many of the leading radio broadcast companies positions it well to continue to participate in the consolidation occurring in its industry.


                               OPERATING STRATEGY

     The principal components of the Company's operating strategy are set forth below.

     - DEVELOP MARKET LEADING STATION CLUSTERS. The Company has built one of the three leading clusters in each of its eight markets. To enhance its competitive position, the Company strategically aligns its stations within each market to optimize their performance, both individually and collectively. The Company seeks to maximize the ratings, revenue and broadcast cash flow of its radio stations by tailoring their programming to optimize aggregate audience delivery.


     - ENHANCE OPERATIONS OF NEWLY ACQUIRED UNDERPERFORMING STATIONS. The Company has built a long-term track record of acquiring and developing underperforming stations enabling the Company to achieve superior same-station revenue and broadcast cash flow growth over the past several years. The Company's current portfolio of stations includes a significant number of recently acquired stations which management believes are underdeveloped. In the aggregate, 33 of these stations which the Company commenced operating since January 1, 1997 operated at a broadcast cash flow margin of 22.2% during the year ended September 30, 1998. By comparison, in the aggregate, the nine stations which the Company commenced operating prior to 1997 operated at a broadcast cash flow margin of 46.2% during the year ended September 30, 1998.


     - BUILD STRONGLY-BRANDED FRANCHISES. The Company analyzes market research and competitive factors to identify the format opportunity, music selection and rotation, presentation and other key programming attributes that it believes will best position each station to develop a distinctive identity and to strengthen the stations' local "brand" or "franchise" value. The Company believes that this will enable it to maximize audience share and consequently, its revenues and broadcast cash flow.

     - LEVERAGE STATION CLUSTERS TO CAPTURE GREATER SHARE OF ADVERTISING REVENUE. The Company believes radio will continue to gain revenue share from other media by capitalizing on its enhanced competitive platform. As a result of deregulation in the radio broadcasting industry, operators can now create radio station clusters that have the critical mass of audience reach and marketing resources necessary to pursue incremental advertising and promotional revenues more aggressively. The Company has begun to capitalize on this opportunity by developing specialized teams in Seattle, Portland, Sacramento and Kansas City to work with non-traditional radio advertisers to create and develop marketing programs and solutions.

     - MAXIMIZE TECHNICAL CAPABILITIES. The Company seeks to operate stations with the strongest signals in their respective markets. In addition, the Company, on various occasions, has identified opportunities to acquire and upgrade low-powered or out-of-market stations and transform them into competitive signals, thus increasing their value significantly.


     - RECRUIT, DEVELOP, MOTIVATE AND RETAIN SUPERIOR EMPLOYEES. The Company believes that station operators differentiate themselves from their peers primarily through their ability to recruit, develop, motivate and retain superior management, programming and sales talent. Accordingly, the Company strives to establish a compelling corporate culture that is attractive to high performers.



                     COMPLETED TRANSACTIONS AND CBS TRANSACTIONS



     Since October 1, 1996, the Company, in 21 transactions, has acquired or agreed to acquire 37 radio stations and, for strategic reasons, has divested or agreed to divest, 11 radio stations. These transactions consist of the Completed Transactions and the CBS Transactions. See "Completed Transactions" for a complete list of the Completed Transactions.



     In August 1998, the Company entered into three agreements with CBS Radio, Inc. ("CBS") to: (i) purchase WRKO-AM and WEEI-AM in Boston for $82.0 million in cash (the "First Boston Transaction"); (ii) sell WLLD-FM and WYUU-FM in Tampa for $75.0 million in cash (the "Tampa Transaction"); and (iii) purchase WAAF-FM and WEGQ-FM in Boston and WWTM-AM in Worchester for $58.0 million in cash (the "Second Boston Transaction" and, together with the First Boston Transaction, the "Boston Transactions"). Collectively, the Tampa Transaction and the Boston Transactions are referred to as the "CBS Transactions." The Boston Transactions will enable the Company to establish a strong Boston presence with a 19.4% market revenue share. The First Boston Transaction closed on December 11, 1998, and the Tampa Transaction closed on December 22, 1998. The Company anticipates that the Second Boston Transaction will close by August 1999. The Company began operating the Boston stations, and CBS began operating the Tampa stations, each under TBAs in September 1998. See "CBS Transactions."


                                  RISK FACTORS


     Prospective purchasers of Class A Common Stock should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under the caption "Risk Factors" beginning on page 10 of this Prospectus. These factors include, among other things: (i) the highly competitive nature of, and new technologies in, the radio broadcasting industry; (ii) the Company's dependence upon its Seattle radio stations; (iii) the risks associated with the Company's acquisition strategy;
(iv) continued control of the Company by Joseph M. Field and David J. Field; (v) the Company's vulnerability to changes in federal legislation or FCC regulatory policy; and (vi) the other factors described in "Risk Factors."

                                  THE OFFERING


Class A Common Stock offered
  hereby(1)...................   10,300,000 shares by the Company


                                    550,000 shares by the Selling Shareholder

                                 --------------------------------------------

                                 10,850,000 shares of Class A Common Stock

                                 --------------------------------------------
                                 --------------------------------------------


Common Stock to be outstanding
after the Offering(2).........   22,584,245 shares of Class A Common Stock



                                 10,531,805 shares of Class B Common Stock


                                  3,119,708 shares of Class C Common Stock

                                 --------------------------------------------

                                 36,235,758 shares of Common Stock

                                 --------------------------------------------
                                 --------------------------------------------


Voting Rights.................   The Class A Common Stock and the Class B Common
                                 Stock vote together as a single class on all matters submitted to a vote of shareholders.
                                 Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common
                                 Stock is entitled to ten votes, except (i) any share of Class B Common Stock not voted by either Joseph M. Field or David J. Field, in their own right or by proxy, is entitled to only one vote, (ii) the holders of Class A
                                 Common Stock, voting as a separate class, are entitled to elect two directors (the "Class A
                                 Directors"), (iii) with respect to any proposed
                                 "going private" transaction (as defined in Rule
                                 13e-3 under the Securities Exchange Act of
                                 1934, as amended (the "Exchange Act")), each share of Class A Common Stock and Class B
                                 Common Stock shall be entitled to one vote and
                                 (iv) as otherwise required by law. The Class C
                                 Common Stock has no voting rights, except as otherwise required by law. Upon completion of the Offering, the holders of the Class A Common
                                 Stock will have approximately 17.7% of the total voting power of the outstanding Common
                                 Stock, and the Class B Common Stock will be held solely by Joseph M. Field and David J.
                                 Field, representing approximately 82.3% of the total voting power of the outstanding Common
                                 Stock. See "Risk Factors -- Control of the
                                 Company," "Description of Capital Stock,"
                                 "Security Ownership of Certain Beneficial
                                 Owners" and "Selling Shareholder."


---------------


(1) Excludes shares of Class A Common Stock issuable pursuant to the Underwriters' over-allotment option. The Company and the Selling Shareholder have granted the Underwriters an over-allotment option to purchase a maximum of 1,627,500 additional shares of Class A Common Stock, of which (assuming an initial public offering price of $19.50 per share) 895,449 shares will be purchased from the Company and 732,051 shares will be purchased from the Selling Shareholder.



(2) Includes 1,282,051 shares of Class A Common Stock and 3,119,708 shares of Class C Common Stock issued in the Chase Conversion (assuming an initial public offering price of $19.50 per share), of which 550,000 shares of Class A Common Stock are being sold by the Selling Shareholder. Excludes the shares that may be purchased from the Company under the Underwriters' over-allotment option described in note (1) above. Also excludes grants under the Company's 1998 Equity Compensation Plan (assuming an initial public offering price of $19.50 per share) consisting of (i) 968,027 shares of Class A Common Stock issuable upon the exercise of options, of which 650,070 have an exercise price equal to the initial public offering price per share and 317,957 have an exercise price equal to 80% of the initial public offering price per share, and (ii) 12,822 shares of restricted stock. In addition, prior to the completion of the Offering, the Company may grant options to purchase up to an additional 62,851 shares of Class A Common Stock (assuming an initial public offering price of $19.50 per share) to non-executive officers and other employees. See "Management -- 1998 Equity Compensation Plan."

Other Rights..................   Each class of Common Stock has the same rights
                                 to dividends and distributions upon
                                 liquidation. Subject to prior FCC approval in certain circumstances, shares of Class B Common
                                 Stock and Class C Common Stock are convertible in whole or in part at any time into shares of Class A Common Stock on a share-for-share basis. Shares of Class B Common Stock automatically convert into shares of Class A
                                 Common Stock on a share-for-share basis upon a transfer to any person other than a Field
                                 Shareholder (as defined). Any shares of Class A
                                 Common Stock owned by a Regulated Entity (as defined) may be converted at the option of the holder into shares of Class C Common Stock on a share-for-share basis. See "Description of
                                 Capital Stock."


Dividend Policy...............   The Company intends to retain future earnings
                                 for use in the Company's business and does not anticipate declaring or paying any cash or stock dividends on shares of its Common Stock in the foreseeable future. In addition, the Company's ability to declare dividends is restricted under the Credit Facility (as defined).


Use of Proceeds...............   To repay outstanding revolving indebtedness of
                                 the Company. See "Use of Proceeds."



Listing.......................   The Class A Common Stock has been approved for
                                 listing on the NYSE under the symbol "ETM," subject to official notice of issuance.

                       SUMMARY HISTORICAL FINANCIAL DATA


     The following table presents summary historical financial data of the Company for the periods indicated. The comparability of the historical financial data reflected herein has been significantly impacted by acquisitions and dispositions. The information presented below is qualified in its entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.



                                                                    FISCAL YEAR ENDED SEPTEMBER 30,
                                                                ----------------------------------------
                                                                               1997            1998
                                                                  1996     (RESTATED)(1)   (RESTATED)(1)
                                                                --------   -------------   -------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Net revenues..............................................    $ 48,675     $ 93,862        $ 132,998
  Station operating expenses................................      31,659       61,280           88,599
  Depreciation and amortization.............................       2,960        7,685           13,066
  Corporate general and administrative expenses.............       2,872        3,249            4,527
  Net expense (income) from TBA fees........................        (879)        (476)           2,399
  Operating income..........................................      12,063       22,124           24,407
  Interest expense..........................................       5,196       11,388           14,663
  Adjustment to reflect indexing of the Convertible
    Subordinated Note(2)....................................          --       29,070            8,841
  Gain on sale of assets....................................         119      197,097            8,661
  Income before income taxes and extraordinary items........       7,053      177,259            9,892
  Pro forma income taxes(3).................................       2,680       78,405            7,119
  Pro forma income before extraordinary items(3)............       4,373       98,854            2,773
  Pro forma earnings per share before extraordinary
    items(3)(4).............................................        0.20         4.59             0.12
  Weighted average common shares outstanding -- basic(4)....      21,534       21,534           22,347
  Pro forma diluted earnings per share before extraordinary
    items(3)(4).............................................        0.20         4.59             0.12
  Weighted average common shares
    outstanding -- diluted(4)...............................      21,534       21,534           22,347
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents.................................    $  5,292     $  3,626        $   6,666
  Intangibles and other assets..............................     119,269      300,029          428,763
  Total assets..............................................     150,575      364,743          522,945
  Senior debt, including current portion....................     111,000      117,000          253,784
  Total Convertible Subordinated Note, including cumulative
    adjustment to reflect indexing(5).......................      25,642       56,497           67,263
  Total shareholders' equity................................       5,079      179,019          182,970
OTHER DATA:
  Broadcast cash flow(6)....................................    $ 17,016     $ 32,582        $  44,399
  Broadcast cash flow margin(7).............................        35.0%        34.7%            33.4%
  EBITDA before net expense (income) from TBA fees(8).......    $ 14,144     $ 29,333        $  39,872
  After-tax cash flow(3)(9).................................       7,923       16,590           21,028
  Cash flows related to:
    Operating activities....................................      12,773        8,859           23,019
    Investing activities....................................     (96,502)     (13,695)        (153,651)
    Financing activities....................................      87,457        3,170          133,672


---------------

(1) Subsequent to the issuance of the Company's fiscal 1998 consolidated financial statements, the Company retroactively restated the fiscal 1997 and 1998 consolidated financial statements to reflect the Convertible Subordinated Note as an indexed debt instrument.



(2) The Convertible Subordinated Note contains a Put Option (as defined) which is exercisable on or after May 21, 2001. Upon the Chase Conversion, the amount outstanding will be converted into Class A Common Stock, Class C Common Stock and additional paid-in capital, and no further obligation will be due on the note. Due to the existence of the Put Option, the Company accounts for this instrument as indexed debt. The adjustment to reflect indexing of the Convertible Subordinated Note has been determined by reference to the difference between the market value, determined in accordance with the terms of the note, of the shares of Common Stock into which the note is convertible and the sum of principal and accrued interest on the note.

(3) Throughout the periods presented, the Company had elected to be taxed under Subchapter S of the Code and comparable provisions of certain state tax laws. The amounts shown reflect pro forma provisions for state and federal income taxes (at an assumed combined rate of 38% per annum), applied to income before income taxes and extraordinary items, excluding the effect of the adjustment to reflect indexing of the Convertible Subordinated Note, as if the Company had been taxed under Subchapter C of the Code throughout the periods presented. The Company intends to revoke its election to be taxed as an S Corporation prior to the consummation of the Offering.



(4) Reflects the effect of the 185 for one stock split to be effected as part of the Recapitalization.



(5) Includes (i) $25.0 million, the principal amount of the Convertible Subordinated Note, (ii) the accrued interest on the note through such date and (iii) the cumulative effect of the adjustment to reflect indexing of the Convertible Subordinated Note, recorded through such date. Upon the Chase Conversion, the amount outstanding will be converted into Class A Common Stock, Class C Common Stock and additional paid-in capital, and no further obligation will be due on the note.



(6) Broadcast cash flow consists of operating income before depreciation, amortization, net expense (income) from TBA fees and corporate expenses. Although broadcast cash flow is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because broadcast cash flow is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.



(7) Broadcast cash flow margin represents broadcast cash flow as a percentage of net revenue.



(8) EBITDA before net expense (income) from TBA fees consists of operating income before depreciation, amortization and net expense (income) from TBA fees. Although EBITDA before net expense (income) from TBA fees is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because EBITDA before net expense (income) from TBA fees is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.



(9) After-tax cash flow consists of pro forma income before extraordinary items minus net gain on sale of assets (net of tax) and plus depreciation, amortization, adjustment to reflect indexing of the Convertible Subordinated Note and the deferred tax provision (or minus the deferred tax benefit). Although after-tax cash flow is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because after-tax cash flow is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.

                        SUMMARY PRO FORMA FINANCIAL DATA


     The following table presents summary historical and pro forma financial data of the Company for the periods indicated. The pro forma operating and other data reflect adjustments to the summary historical data of the Company to illustrate the effects of the Recapitalization, the Completed Transactions, the CBS Transactions, the S Corporation Distribution, the 1998 Tax Distribution, the ECI Purchase, the Chase Conversion, the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds" as if each had occurred on October 1, 1997. The pro forma balance sheet data as of September 30, 1998 give effect to any such events not yet consummated on that date as if each had occurred on that date. The summary pro forma financial data are not necessarily indicative of either future results of operations or the results that would have occurred if those transactions had been consummated on the indicated dates. The following financial information should be read in conjunction with the Consolidated Financial Statements of the Company, "Unaudited Pro Forma Financial Information" and, in each case, the related notes thereto included elsewhere in this Prospectus.



                                                                  FISCAL YEAR ENDED
                                                                  SEPTEMBER 30, 1998
                                                              --------------------------
                                                               HISTORICAL
                                                              (RESTATED)(1)    PRO FORMA
                                                              -------------    ---------
                                                                    (IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
OPERATING DATA:
  Net revenues..............................................    $132,998       $171,415
  Station operating expenses................................      88,599        120,623
  Depreciation and amortization.............................      13,066         19,295
  Corporate general and administrative expenses.............       4,527          4,527
  Net expense (income) from TBA fees........................       2,399             --
  Operating income..........................................      24,407         26,970
  Interest expense..........................................      14,663         15,371
  Adjustment to reflect indexing of the Convertible
     Subordinated Note(2)...................................       8,841             --
  Gain on sale of assets....................................       8,661            161
  Income before income taxes and extraordinary items........       9,892         12,023
  Pro forma income taxes(3).................................       7,119          4,570
  Pro forma income before extraordinary items(3)............       2,773          7,453
  Pro forma earnings per share before extraordinary
     items(3)(4)............................................    $   0.12       $   0.20
  Weighted average common shares outstanding -- basic(4)....      22,347         36,732
  Pro forma diluted earnings per share before extraordinary
     items(3)(4)............................................        0.12           0.20
  Weighted average common shares
     outstanding -- diluted(4)..............................      22,347         36,732
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents.................................    $  6,666       $  6,666
  Intangibles and other assets..............................     428,763        564,954
  Total assets..............................................     522,945        664,163
  Senior debt, including current portion....................     253,784        223,048
  Total Convertible Subordinated Note, including cumulative
     adjustment to reflect indexing(5)......................      67,263             --
  Total shareholders' equity................................     182,970        337,226

OTHER DATA:
  Broadcast cash flow(6)....................................    $ 44,399       $ 50,792
  Broadcast cash flow margin(7).............................        33.4%          29.6%
  EBITDA before net expense (income) from TBA fees(8).......    $ 39,872       $ 46,265
  After-tax cash flow(3)(9).................................      21,028         32,158
  Cash flows related to:
     Operating activities...................................      23,019         30,238
     Investing activities...................................    (153,651)      (212,536)
     Financing activities...................................     133,672        185,228

---------------

(1) Subsequent to the issuance of the Company's fiscal 1998 consolidated financial statements, the Company retroactively restated the fiscal 1997 and 1998 consolidated financial statements to reflect the Convertible Subordinated Note as an indexed debt instrument.



(2) The Convertible Subordinated Note contains a Put Option which is exercisable on or after May 21, 2001. Upon the Chase Conversion, the amount outstanding will be converted into Class A Common Stock, Class C Common Stock and additional paid-in capital, and no further obligation will be due on the note. Due to the existence of the Put Option, the Company accounts for this instrument as indexed debt. The adjustment to reflect indexing of the Convertible Subordinated Note has been determined by reference to the difference between the market value, determined in accordance with the terms of the note, of the shares of Common Stock into which the note is convertible and the sum of principal and accrued interest on the note.



(3) Throughout the periods presented, the Company had elected to be taxed under Subchapter S of the Code and comparable provisions of certain state tax laws. The amounts shown reflect pro forma provisions for state and federal income taxes (at an assumed combined rate of 38% per annum), applied to income before income taxes and extraordinary items, excluding the effect of the adjustment to reflect indexing of the Convertible Subordinated Note, as if the Company had been taxed under Subchapter C of the Code throughout the periods presented. The Company intends to revoke its election to be taxed as an S Corporation prior to the consummation of the Offering.



(4) Reflects the effect of the 185 for one stock split to be effected as part of the Recapitalization.



(5) Includes (i) $25.0 million, the principal amount of the Convertible Subordinated Note, (ii) the accrued interest on the note through such date and (iii) the cumulative effect of the adjustment to reflect indexing of the Convertible Subordinated Note, recorded through such date. Upon the Chase Conversion, the amount outstanding will be converted into Class A Common Stock, Class C Common Stock and additional paid-in capital, and no further obligation will be due on the note.



(6) Broadcast cash flow consists of operating income before depreciation, amortization, net expense (income) from TBA fees and corporate expenses. Although broadcast cash flow is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because broadcast cash flow is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.



(7) Broadcast cash flow margin represents broadcast cash flow as a percentage of net revenue.



(8) EBITDA before net expense (income) from TBA fees consists of operating income before depreciation, amortization and net expense (income) from TBA fees. Although EBITDA before net expense (income) from TBA fees is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because EBITDA before net expense (income) from TBA fees is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.



(9) After-tax cash flow consists of pro forma income before extraordinary items minus net gain on sale of assets (net of tax) and plus depreciation, amortization, adjustment to reflect indexing of the Convertible Subordinated Note and the deferred tax provision (or minus the deferred tax benefit). Although after-tax cash flow is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because after-tax cash flow is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "foresee," "will," "could," "may" and similar expressions are intended to identify such forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties, including without limitation the risks described in "Risk Factors." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Class A Common Stock offered hereby.

COMPETITION

     Radio broadcasting is a highly competitive business. The Company's radio stations compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media, such as newspapers, magazines, television, outdoor advertising and direct mail. Audience ratings and market shares are subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While the Company already competes in some of its markets with other stations with similar programming formats, if another radio station in a market were to convert its programming format to a format similar to one of the Company's stations, if a new station were to adopt a comparable format or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings and/or advertising revenue and could incur increased promotional and other expenses. Other radio broadcasting companies may enter into the markets in which the Company operates or may operate in the future. Such companies may be larger and have more financial resources than the Company. Although the Company believes that substantially all of its radio stations are positioned to compete effectively in their respective markets, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues.

BUSINESS RISKS

     Future operations are further subject to many business risks which could have a material adverse effect on the Company. These variables include the following: economic conditions, both generally and relative to the radio broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies, including the United States Department of Justice ("DOJ"), the Federal Trade Commission (the "FTC") and the FCC. Given the inherent unpredictability of these variables, the Company cannot, with any degree of certainty, predict what effect, if any, these variables will have on future operations.

NEW TECHNOLOGIES


     Radio broadcasting is subject to competition from new media technologies that are being developed or introduced, including, without limitation, the delivery of audio programming by cable television systems, digital audio radio services ("DARS"), the Internet, satellite, television, personal communications services ("PCS") and the possible authorization by the FCC of a new service of microbroadcasting (low powered, limited coverage radio stations). DARS plans to deliver by satellite to nationwide audiences multi-channel, multi-format digital radio services with sound quality equivalent to compact discs. The Company cannot predict the effect, if any, that any such new technology may have on the radio broadcasting industry or the Company. See "Business -- Competition; Changes in Broadcasting Industry."

IMPORTANCE OF SEATTLE RADIO STATIONS


     In the fiscal year ended September 30, 1998, the Company's eight radio stations in Seattle and the activities of the Company pursuant to a joint sales agreement ("JSA") for a ninth radio station generated approximately 47.6% of the Company's net revenues and 52.7% of the Company's broadcast cash flow. On a pro forma basis after giving effect to the Completed Transactions and the CBS Transactions, the Seattle radio stations would have generated approximately 36.7% of the Company's net revenues and 44.1% of the Company's broadcast cash flow in the fiscal year ended September 30, 1998. A significant decline in net revenues and broadcast cash flow from the Company's stations in this market, as a result of a ratings decline or otherwise, could have a material adverse effect on the Company's financial position, results of operations and cash flows. In addition, given the relatively high percentage of the Company's total revenue and broadcast cash flow derived from the Seattle area, adverse events or conditions that affect the Seattle economy could have a more adverse effect on the profitability of the Company than if the Company's operations were more geographically diverse.


RISKS OF ACQUISITION STRATEGY


     The Company pursues growth, in part, through the acquisition of individual radio stations and groups of radio stations. Consummation of future acquisitions is subject to various conditions, including the FCC and other regulatory approval, and intense scrutiny under federal and state antitrust laws. The Company cannot predict whether it will be successful in identifying future acquisition opportunities, consummating such acquisitions or what the consequences of any acquisitions will be. Accordingly, no assurances can be given that any pending or future acquisitions will be consummated or that, if completed, they will be successful. The Company's acquisition strategy involves numerous risks, including increasing debt service requirements, difficulties in the integration of operations and systems and the management of a large and geographically diverse group of stations, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. There can be no assurance that the Company's management will be able to manage effectively the resulting business or that such acquisitions will benefit the Company. Depending on the nature, size and timing of future acquisitions, the Company may be required to raise additional financing necessary to consummate the future acquisitions. There can be no assurance that such financing will be permitted under the agreements that govern the outstanding indebtedness of the Company or any other loan agreements or indebtedness to which the Company may become a party. Moreover, there can be no assurance that such additional financing will be available to the Company on terms acceptable to its management. Radio broadcasting is a rapidly consolidating industry, with many companies seeking to consummate acquisitions and increase their market share. In this environment, the Company competes and will continue to compete with many other buyers for the acquisition of radio stations. Some of those competitors may be able to outbid the Company for acquisitions because they have greater financial resources. As a result of these and other factors, there can be no assurance that future acquisitions will be available on attractive terms. The Company's failure to implement its acquisition strategy as a result of the factors described above, or for any reasons, could have a material adverse effect on the value of the Class A Common Stock or the Company's operations as a whole. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


CONTROL OF THE COMPANY


     Upon completion of the Offering, the purchasers of the Class A Common Stock offered hereby will own approximately 48.0% of the outstanding Class A Common Stock, representing approximately 8.5% of the total voting power of the outstanding Common Stock (53.1% of the outstanding Class A Common Stock, representing 9.7% of the total voting power if the Underwriters' over-allotment option is exercised in full). Upon completion of the Offering, Joseph M. Field, the Company's Chairman of the Board and Chief Executive Officer and David J. Field, the Company's President and Chief Operating Officer, will beneficially own all of the outstanding Class B Common Stock, representing approximately 82.3% of the total voting power of the outstanding Common Stock (81.8% of the total voting power if the Underwriters' over-allotment option is exercised in full). In addition, and subject to the successful completion of the Offering, assuming an initial public offering price of $19.50 per share, Joseph M. Field has options to purchase 256,411 shares of Class A Common Stock, and David J. Field has options to purchase 153,847 shares of Class A Common Stock; none of these options are currently vested. Shares of Class B Common Stock are transferable only to Field Shareholders, and upon any other transfer they convert automatically into shares of Class A Common Stock on a share-for-share basis. Shares of Class B Common Stock shall be entitled to ten votes only when they are voted by Joseph M. Field or David J. Field, subject to certain exceptions where they are entitled to one vote. In addition, Joseph M. Field and David J. Field collectively have voting power over 2,812,799 shares of Class A Common Stock as trustees of five trusts. Joseph M. Field will be able to control the vote on all matters submitted to the vote of shareholders and therefore, will be able to direct the management and policies of the Company, except with respect to those matters where the shares of Class B Common Stock are only entitled to one vote and those matters requiring a class vote under the provisions of the Company's Articles of Incorporation, bylaws or applicable law, including, without limitation, the election of the two Class A directors. In addition, without the approval of Joseph M. Field, the Company will be unable to consummate transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then current market prices. See "Security Ownership of Certain Beneficial Owners," and "Description of Capital Stock."


ABILITY TO INCUR SUBSTANTIAL INDEBTEDNESS


     The Company has the ability to incur indebtedness that is substantial in relation to its shareholders' equity. As of September 30, 1998, on a pro forma basis, the Company would have had approximately $223.0 million in long-term indebtedness (less current portions) and shareholders' equity of approximately $337.2 million. Under the Credit Facility, the Company can currently borrow up to $350.0 million, subject to compliance with certain financial ratios and covenants. See "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     If the Company were to incur a substantial amount of indebtedness under the Credit Facility, it could have several important consequences to the holders of Class A Common Stock, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations could be dedicated to debt service and would not be available for other purposes, including for funding future expansion and ongoing capital expenditures; (ii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes could be impaired; (iii) the Company's leveraged position and the covenants contained in the Credit Facility could limit the Company's ability to compete, expand and make capital improvements; (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions and (v) certain restrictive covenants contained in the Credit Facility could limit the ability of the Company to pay dividends and make other distributions to its shareholders.

EFFECT OF RESTRICTIVE COVENANTS


     The Credit Facility contains certain covenants that restrict, among other things, the ability of the Company to incur additional indebtedness, derive over 60% of its aggregate broadcast cash flow from any one market, acquire radio stations that are not located in either one of the top 75 markets or in a market in which the Company has existing operations, incur capital expenditures, make investments exceeding a defined limit, pay dividends or make certain other restricted payments, incur liens, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, all of the assets and the stock of the Company's subsidiaries are pledged to secure the debt under the Credit Facility. The Credit Facility requires that the Company maintain specified financial ratios; the ability of the Company to meet these financial ratios can be affected by events beyond its control and there can be no assurance that the Company will meet those ratios. A breach of any of these covenants could result in a default under the Credit Facility. Upon an event of default under the Credit Facility, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. Any such event of default, therefore, could have a material adverse effect on the Company. Even if the Company is able to comply with the restrictive covenants contained in the Credit Facility, such covenants could limit the Company's ability to capitalize on opportunities that would otherwise be advantageous. In addition, the Credit Facility, in certain circumstances, requires that the Company apply excess cash flow from operations, net proceeds from asset sales, net equity proceeds and insurance proceeds to reduce permanently the amount available under the Credit Facility. Pursuant to the terms of the Credit Facility, the Offering would constitute an event requiring a permanent reduction in the principal amount of the Credit Facility. The Company has received a waiver of this provision with respect to the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Description of Capital Stock."

RADIO BROADCASTING INDUSTRY AND ECONOMIC CONDITIONS

     The profitability of the Company's radio stations is subject to various factors that influence the radio broadcasting industry as a whole. The Company's radio stations may be affected by numerous factors, including changes in audience tastes, competition from other radio stations and other communications and entertainment media, priorities of advertisers, new laws, governmental regulations and policies, changes in broadcast technical requirements, technological changes and proposals to eliminate the tax deductibility of expenses incurred by advertisers. The Company cannot predict which, if any, of these or other factors might have a significant impact on the radio broadcasting industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations. Generally, advertising tends to decline during economic recession or downturn. Consequently, the Company's advertising revenue is likely to be adversely affected by a recession or downturn in the United States economy, the economy of an individual geographic market in which the Company owns or operates radio stations or other events or circumstances that adversely affect advertising activity. See "-- Importance of Seattle Radio Stations."

GOVERNMENTAL REGULATION OF BROADCASTING INDUSTRY

     The radio broadcasting industry is subject to extensive federal regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), that, among other things, requires approval by the FCC for the issuance, renewal, transfer of control and assignment of broadcasting station operating licenses and limits the number of broadcasting properties that the Company may acquire in any market. In addition, the Communications Act and FCC rules impose limitations on alien ownership and voting of the capital stock of, and participation in the affairs of, the Company. The Company's business is dependent upon maintaining its broadcasting licenses issued by the FCC, which are ordinarily issued for a maximum term of eight years. Although it is rare for the FCC to deny a license renewal application, there can be no assurance that the future renewal applications of the Company will be approved or that such renewals will not include conditions or qualifications that could adversely affect the Company. The non-renewal, or renewal with substantial conditions or modifications, of one or more of the Company's licenses could have a material adverse effect on the Company. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company.

     As a result of the passage of the Telecommunications Act of 1996 (the "Telecom Act"), radio broadcasting companies were permitted to increase their ownership of stations within a single radio market from a maximum of four to a maximum of between five and eight stations, depending on market size. The Telecom Act creates significant new opportunities for broadcasting companies but also creates uncertainties as to how the FCC and the courts will enforce and interpret the Telecom Act. Compliance with the FCC's multiple ownership rules may cause the Company and other radio broadcasters to forego acquisition opportunities that they might otherwise wish to pursue. Compliance with these rules by third parties may also have a significant impact on the Company by, for example, precluding the consummation of swap transactions that would cause such third parties to violate multiple ownership limitations. The consummation of radio broadcasting acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. There can be no assurance that the FCC will approve future or pending acquisitions or dispositions by the Company or will not impose conditions or qualifications in connection with such acquisitions or dispositions by the Company. As a result of the recent consolidation of ownership in the radio broadcast industry, the DOJ has been giving closer scrutiny to acquisitions in the industry. The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed the benchmarks. The FCC is also reviewing applications for transfers and assignment of licenses in instances where a proposed transaction would result in a high degree of revenue concentration. Although the Company has not encountered any problems in receiving clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and does not believe that its acquisition strategy as a whole will be adversely affected in any material respect by antitrust review or by divestitures that the Company may have to make as a result of antitrust review, there can be no assurance that this will continue to be the case.


     The number of radio stations the Company may acquire in any market under FCC rules may also vary depending upon whether the interests in other radio stations or certain other media properties of certain persons or entities affiliated with the Company are attributable to those persons or entities under FCC rules. Under the FCC's cross-interest policy, the FCC in certain instances may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market, thereby prohibiting a particular acquisition by the Company. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. The interests of the Company's officers, directors, and shareholders who have the right to vote 5% or more of the Company's voting stock are generally attributable to the Company. If any such attributable broadcast interests overlap with the Company's directly-held radio broadcast interests in the Company's markets, such interests are combined with the Company's interests in such markets when determining compliance with the multiple ownership limitations. In addition, under the FCC's "one-to-a-market" rule, a party may not have attributable interests in radio stations and a television station in the same market unless a waiver is granted by the FCC. Although the Company's current officers, directors and shareholders who have the right to vote 5% or more of the Company's voting stock do not have attributable broadcast interests limiting the number of radio stations that the Company may acquire or own, there can be no assurance that such persons will not in the future hold such attributable interests. The FCC's attribution and ownership rules are currently under review and changes in those rules could affect the ability of the Company to acquire stations in certain markets in the future. See "Business -- Federal Regulation of Radio Broadcasting -- Proposed and Recent Changes." Applications of, or changes to, the FCC policies described above could cause the Company to lose valuable broadcasting licenses or force the Company to divest profitable radio stations or abandon plans to acquire new, potentially profitable radio stations. Any such occurrences could adversely affect the Company's operations and consequently, the value of the Class A Common Stock.

DEPENDENCE ON KEY PERSONNEL


     The Company's business depends upon the continued efforts, abilities and expertise of its executive officers and other key executives, including Joseph
M. Field, its Chairman of the Board and Chief Executive Officer; David J. Field, its President and Chief Operating Officer; and John C. Donlevie, Esq., its Executive Vice President, Secretary and General Counsel. The Company believes that the loss of any of these individuals could have a material adverse effect on the Company. See "Management."


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Upon completion of the Offering (assuming an initial public offering price of $19.50 per share), the Company will have 22,584,245 shares of Class A Common Stock (23,479,694 shares if the Underwriters' over-allotment option is exercised in full), 10,531,805 shares of Class B Common Stock and 3,119,708 shares of Class C Common Stock issued and outstanding. Of these shares, the 10,850,000 shares of Class A Common Stock sold in the Offering (12,477,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction under the Securities Act by persons other than "affiliates" of the

Company within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 11,734,245 shares of Class A Common Stock (11,002,194 shares if the Underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $19.50 per share) and all shares of Class B Common Stock and Class C Common Stock were issued in reliance on exemptions from the registration requirements of the Securities Act, and those shares are "restricted" securities under Rule 144. The number of such "restricted" shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which all of the holders of such shares have agreed not to sell or otherwise dispose of their shares for a period of 180 days after the date of this Prospectus (the "Lock-Up Period") without the prior written consent of Credit Suisse First Boston Corporation. Because of these restrictions, on the date of this Prospectus, no shares other than those offered hereby will be eligible for sale. Upon expiration of the Lock-Up Period, all of the restricted securities (other than shares issued in the Chase Conversion, which remain subject to applicable holding periods) will be eligible for sale in the public market, subject to compliance with the manner-of-sale, volume and other limitations of Rule 144.



     Notwithstanding the foregoing, the Company executed a Registration Rights Agreement, (the "Registration Rights Agreement") dated as of May 21, 1996, with Chase Equity Associates, L.P., an affiliate of Chase Capital Partners (collectively referred to as "Chase Capital") which grants Chase Capital the right to require the Company, subject to certain limitations, to effect up to two "demand" registrations under the Securities Act for the sale of Chase Capital's shares of Common Stock. In connection with the Offering, however, Chase Capital has entered into a lock-up agreement, under which it has agreed not to sell or otherwise dispose of its shares or demand registration of such shares during the Lock-Up Period.


     Future sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, may affect the market price of the Class A Common Stock prevailing from time to time. See "Shares Eligible for Future Sale" and "Underwriting."

DILUTION


     Persons purchasing shares of Class A Common Stock in the Offering will incur immediate dilution in the net tangible book value per share of Class A Common Stock of approximately $25.76 per share. In addition, the exercise of vested stock options, if any, would result in further dilution. This dilution is calculated based on an assumed initial public offering price of $19.50 per share (the midpoint of the estimated offering range). Dilution for this purpose represents the difference between the per share initial public offering price of the Class A Common Stock and the pro forma net tangible book value (deficit) per share of Class A Common Stock after giving effect to the Recapitalization, the Completed Transactions, the CBS Transactions, the S Corporation Distribution, the 1998 Tax Distribution, the ECI Purchase, the Chase Conversion, the consummation of the Offering and the application of the net proceeds therefrom. See "Dilution."


BENEFITS TO EXISTING SHAREHOLDERS AND AFFILIATES


     The Company has declared and will pay to or on behalf of its existing S Corporation shareholders prior to the Offering a dividend of $958,000, the estimated tax liability of such shareholders with respect to the Company's taxable income for fiscal 1998 (the "1998 Tax Distribution"). In addition to the 1998 Tax Distribution, in connection with the revocation of the Company's S Corporation status, the Company has declared a dividend (the "S Corporation Distribution"), to be effective concurrently with the Offering, payable to or on behalf of its existing S Corporation shareholders in the amount of $88.1 million which the Company currently estimates will be the undistributed balance of the Company's taxable income as of an assumed Revocation Date (as defined) of January 31, 1999. That amount includes $17.6 million, the estimated tax liability of the Company's S Corporation shareholders with respect to (i) the Tampa Transaction and (ii) the other taxable income of the Company from October 1, 1998 through such Revocation Date; and $70.5 million, the estimated remainder of the undistributed taxable income of the Company as of such Revocation Date. All of the taxable income up to the actual Revocation Date has been taxed or will be taxed to the existing S Corporation shareholders.

     Certain of the Company's FCC licenses are currently owned by ECI License Company, LP, a limited partnership in which the Company is the general partner and owns a 99% interest. The remaining 1% interest is owned by ECI Investors Corporation, a company owned by the Company's current shareholders in the same percentage as their ownership in the Company. Prior to the Offering, the Company will purchase the remaining 1% interest from ECI Investors Corporation for $3.4 million, of which $3.1 million will be paid in cash and $0.3 million will be offset against amounts owed to the Company from ECI Investors Corporation.



     In addition, Chase Capital, the Selling Shareholder in the Offering, will receive aggregate net proceeds (assuming an initial public offering price of $19.50 per share) of approximately $10.1 million from the sale of 550,000 shares of Class A Common Stock therein, constituting approximately 12.5% of the shares of Common Stock beneficially owned by Chase Capital following the Chase Conversion. A general partner of Chase Capital Partners, Michael R. Hannon, is also a director of the Company. See "Recapitalization, Chase Conversion and Former S Corporation Status," "Security Ownership of Certain Beneficial Owners" and "Selling Shareholder."


NO PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Class A Common Stock and there can be no assurance that an active public market will develop or be sustained after the Offering or that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the Offering. The initial public offering price for the Class A Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters based upon the consideration of certain factors set forth herein under "Underwriting." Market conditions in the radio broadcasting industry, the Company's future operating results and fluctuations in the stock market generally may have an adverse impact on the market price of the Class A Common Stock.


CERTAIN ANTI-TAKEOVER PROVISIONS


     Certain provisions of Pennsylvania law could also make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interests of the shareholders. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Class A Common Stock. See "Description of Capital
Stock -- Certain Provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company."

IMPACT OF YEAR 2000 ISSUES


     The Company relies, directly and indirectly, on information technology systems to operate its radio stations, provide its radio stations with up-to-date news and perform a variety of administrative services including accounting, financial reporting, advertiser spot scheduling, payroll and invoicing. The Company also uses non-information technology systems, such as microchips, for dating and other automated functions. Information and non-information technology systems that do not properly recognize and process date sensitive information when the year changes to "2000" or "00" could generate erroneous data or cause such systems to fail ("Year 2000 Issues"). As a result, Year 2000 Issues could have a material adverse effect on the operations of the Company. In order to minimize the risk of Year 2000 related losses, the Company is conducting a comprehensive assessment of its Year 2000 Issues. However, there can be no assurance that the Company will resolve its Year 2000 Issues prior to the year 2000, or that the cost of remedying any Year 2000 Issues will not have a material adverse effect on the Company's business. Furthermore, there can be no assurance that the systems of other companies with which the Company's systems interact will be timely converted and, if not timely converted, would not have a material adverse effect on the Company's financial condition, results of operation or cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Impact of Year 2000 Issues."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Class A Common Stock offered by it after deducting underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $186.3 million (approximately $202.7 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $19.50 per share (the midpoint of the estimated offering range). The net proceeds of the Offering will be used to repay outstanding revolving indebtedness of the Company. On December 31, 1998, the Company had revolving indebtedness outstanding of approximately $330.0 million; approximately $77.0 million of such indebtedness was incurred in connection with the First Boston Transaction and the remainder was incurred to fund the Sinclair Transaction, other acquisitions and general corporate purposes. The current outstanding indebtedness under the Credit Facility has not been reduced by the $75.0 million proceeds from the Tampa Transaction as these funds are being held in a qualified intermediary account and will be used in part to fund the S Corporation Distribution. Following the Offering, the Company will fund the Second Boston Transaction and a portion of the S Corporation Distribution with revolving indebtedness under the Credit Facility.



     As of September 30, 1998, on a pro forma basis, the Company would have had approximately $223.0 million of indebtedness outstanding under the Credit Facility. The final maturity date for the Credit Facility is February 13, 2006. Interest on any outstanding principal accrues at a rate based, at the Company's election, on either LIBOR plus a spread which ranges from 0.5% to 2.125%, or on KeyBank N.A.'s base rate, plus a spread of up to 0.875%, in either case, depending on the Company's leverage ratio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


       RECAPITALIZATION, CHASE CONVERSION AND FORMER S CORPORATION STATUS


     Prior to the consummation of the Offering, the Company will engage in a Recapitalization that will result in the Company having Class A Common Stock, Class B Common Stock, Class C Common Stock and Preferred Stock authorized, and Class A Common Stock, Class B Common Stock and Class C Common Stock issued and outstanding. Prior to the Offering, the Company was an S Corporation with voting and non-voting Common Stock authorized and issued. In connection with the Recapitalization, (i) the Company will effect a 185 for one stock split of the outstanding shares of voting and non-voting common stock, (ii) each share of prior common stock held by Joseph M. Field, the Company's Chairman of the Board and Chief Executive Officer, and David J. Field, the Company's President and Chief Operating Officer will be exchanged for one share of Class B Common Stock,
(iii) each share of prior common stock held by all other shareholders will be exchanged for one share of Class A Common Stock and (iv) the Company will revoke its S Corporation status.



     Chase Capital currently holds a Convertible Subordinated Promissory Note of the Company (the "Convertible Subordinated Note") in the principal amount of $25.0 million. Chase Capital, a global private equity organization with approximately $5.0 billion under management, is an affiliate of The Chase Manhattan Corporation. Chase Capital has substantial investment experience in the radio broadcasting sector, including having co-founded American Radio Systems Corporation in 1993, and currently has approximately 20% of its portfolio committed to the media and telecommunications industry. A general partner of Chase Capital serves on the Company's Board of Directors.



     The Convertible Subordinated Note contains an option (the "Put Option") that, under certain events and circumstances, allows the holder to put the Convertible Subordinated Note to the Company and receive, at the option of the Company, either cash or a new note (the "Put Note"), payable on May 21, 2004. The Put Option is exercisable on or after May 21, 2001. Upon the Chase Conversion, the Convertible Subordinated Note will be converted into 1,282,051 shares of Class A Common Stock and 3,119,708 shares of Class C Common Stock (assuming an initial public offering price of $19.50 per share) and no further obligation will be due on the Convertible Subordinated Note. The amount of cash or principal of the Put Note will equal the market value, determined in accordance with the terms of the note, of the shares into which the Convertible Subordinated Note is convertible (the "Chase Shares"). As a result of the Put Option, the Company accounts for this instrument as indexed debt. The adjustment to reflect indexing of the Convertible Subordinated Note has been determined by reference to the difference between the market value, determined in accordance with the terms of this note, of the Chase Shares and the sum of principal and accrued interest of the note.



     The Company recognized as an expense an adjustment to reflect indexing of the Convertible Subordinated Note amounting to $0.0, $29.1 million and $8.8 million for the years ended September 30, 1996, 1997 and 1998, respectively. At September 30, 1998, the market value of the Chase Shares was approximately $67.3 million (the principal amount of the note plus accrued interest amounted to approximately $29.4 million, and the cumulative adjustment to reflect indexing of the Convertible Subordinated Note was approximately $37.9 million). Up to the date of the Chase Conversion, the Company may recognize further adjustments to reflect indexing of the Convertible Subordinated Note. Based upon an initial public offering price of $19.50 per share, the Company anticipates that it will record an additional adjustment to reflect indexing of the Convertible Subordinated Note of approximately $18.1 million as of December 31, 1998. Upon the Chase Conversion, the Convertible Subordinated Note will be converted into 1,282,051 shares of Class A Common Stock and 3,119,708 shares of Class C Common Stock (assuming an initial public offering price of $19.50 per share) and the principal, accrued interest, and cumulative adjustment to reflect indexing of the Convertible Subordinated Note will be converted into the stated capital for such shares and additional paid-in capital, and no further obligation will be due on the note.



     Chase Capital has agreed with the Underwriters and the Company that immediately prior to the Offering it will convert the Convertible Subordinated Note. Upon the Chase Conversion, Chase Capital will receive 1,282,051 shares of Class A Common Stock and 3,119,708 shares of Class C Common Stock (assuming an initial public offering price of $19.50 per share), of which 550,000 shares of Class A Common Stock are being sold by Chase Capital in the Offering (1,282,051 shares if the Underwriters' over-allotment option is exercised in full). After giving effect to the Offering, including Chase Capital's sale of shares of Class A Common Stock therein, Chase Capital will beneficially own approximately 3.2% of the Company's Class A Common Stock and all of the Class C Common Stock (10.6% of the Company's Common Stock), representing 0.6% of the total voting power of the Company's outstanding Common Stock, although Chase Capital may be limited to voting only 4.9% of the Class A Common Stock due to certain voting restrictions (none of the Company's Class A Common Stock, and none of the total voting power of the Company's outstanding Common Stock, if the Underwriters' over-allotment option is exercised in full).



     The Company has been an S Corporation subject to taxation under Subchapter S of the Code since October 1, 1987. As a result, the net income of the Company, for federal and certain state and local tax purposes, has been reported by and taxed directly to the Company's S Corporation shareholders, rather than to the Company, and will continue to be taxed directly to such shareholders until the S Corporation election is revoked. In connection with the Recapitalization and shortly before the consummation of the Offering, the Company will file a notice with the Internal Revenue Service revoking its S Corporation status as of a date preceding the Offering (the "Revocation Date").



     As an S Corporation, the Company is subject to a single tax on its income which is payable by its shareholders, and the Company may distribute such income to its shareholders without the imposition of a second tax. Prior to the Offering, the Company will revoke its S Corporation status. The Company has declared and paid to or on behalf of its existing S Corporation shareholders prior to the Offering a dividend of $958,000, the estimated tax liability of such shareholders with respect to the Company's taxable income for fiscal 1998 (the 1998 Tax Distribution). In addition to the 1998 Tax Distribution, in connection with the revocation of the Company's S Corporation status, the Company has declared a dividend (the "S Corporation Distribution"), to be effective concurrently with the Offering, payable to its existing S Corporation shareholders in the amount of $88.1 million which the Company currently estimates will be the undistributed balance of the Company's taxable income as of an assumed Revocation Date of January 31, 1999. That amount includes $17.6 million, the estimated tax liability of the Company's S Corporation shareholders with respect to (i) the Tampa Transaction and (ii) the other taxable income of the Company for the period from October 1, 1998 through such Revocation Date; and $70.5 million, the estimated remainder of the undistributed taxable income of the Company as of such Revocation Date. All of the taxable income up to the actual Revocation Date has been taxed or will be taxed to the existing S Corporation shareholders. The S Corporation Distribution will be paid prior to six months after the Offering and will be funded from the net proceeds from the Tampa Transaction and borrowings under the Credit Facility. In order to provide certainty to the purchasers in the Offering as to the amount of the S Corporation Distribution, that amount shall be fixed and not subject to any future adjustments; provided however, if the Company subsequently realizes an economic benefit in connection with a reassessment of the Company's S Corporation tax returns which results in an increase in the tax liability of its S Corporation shareholders, then the Company shall reimburse those shareholders pursuant to an indemnification agreement only to the extent of such economic benefit to the Company. See "Risk Factors -- Benefits to Existing Shareholders and Affiliates."



     In addition, as a result of the revocation of its S Corporation status, the Company will record an income tax expense of $78.9 million and a corresponding deferred income tax asset of $3.2 million and a deferred income tax liability of $82.1 million (collectively, the "Deferred Tax Liability"), effective upon the Revocation Date.



                                DIVIDEND POLICY


     The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, including, without limitation, the provisions of the Credit Facility that limit the Company's ability to pay dividends and other considerations that the Board of Directors deems relevant.

                                    DILUTION

     Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of Class A Common Stock will exceed the net tangible book value per share of Common Stock after the Offering. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date as of which such book value is determined.


     At September 30, 1998, on a pro forma basis to reflect the Recapitalization, the Completed Transactions, the CBS Transactions, the S Corporation Distribution, the 1998 Tax Distribution, the ECI Purchase and the Chase Conversion, the Company would have had a net tangible book value (deficit) of approximately $(412.8 million) or $(15.91) per share (excluding intangible book value of $26.24 per share). After giving effect to the sale by the Company of 10,300,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $19.50 per share (the mid-point of the range set forth on the cover page of this Prospectus), and the application of the estimated net proceeds therefrom, the pro forma net tangible book value (deficit) of the Company as of September 30, 1998 would have been approximately $(226.5 million) or $(6.26) per share. This represents an immediate increase in such net tangible book value of $9.65 per share to existing shareholders and an immediate dilution to new investors of $25.76 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............             $19.50
  Net tangible book value (deficit) per share after the
     Recapitalization.......................................  $(11.41)
  Decrease in net tangible book value from the Chase
     Conversion, revocation of S Corporation status and S
     Corporation Distribution...............................    (1.95)
  Decrease in net tangible book value per share resulting
     from Completed Transactions after September 30, 1998
     and the CBS Transactions...............................    (2.55)
  Increase in net tangible book value per share resulting
     from the Offering......................................     9.65
                                                              -------
Pro forma net tangible book value (deficit) per share.......              (6.26)
                                                                         ------
Dilution per share to new investors(1)......................             $25.76
                                                                         ======


---------------

(1) Determined by subtracting the pro forma net tangible book value per share after the Offering from the assumed initial public offering price per share.



     If the Underwriters' over-allotment option is exercised in full, the increase in net tangible book value per share resulting from the Offering, pro forma net tangible book value (deficit) per share after the Offering, and dilution per share to new investors would be $10.25, $(5.66) and $25.16, respectively.



     The following table sets forth at September 30, 1998 after giving effect to the Recapitalization, the Chase Conversion, the S Corporation Distribution and the sale of the Class A Common Stock offered by the Company in the Offering: (i) the number of shares of Common Stock purchased by existing shareholders from the Company and the total consideration and the average price per share paid to the Company for such shares; (ii) the number of shares of Class A Common Stock and Class C Common Stock received by Chase Capital in connection with the Chase Conversion and the total consideration and the price per share paid by it for such shares; (iii) the number of shares of Class A Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and (iv) the percentage of shares purchased from the Company by existing shareholders, Chase Capital and the new investors and the percentages of consideration paid to the Company for such shares by existing shareholders and new investors.



                                          SHARES PURCHASED           TOTAL CONSIDERATION         AVERAGE
                                        ---------------------      -----------------------        PRICE
                                          NUMBER      PERCENT         AMOUNT       PERCENT      PER SHARE
                                        ----------    -------      ------------    -------      ---------
Existing shareholders(1)..............  21,533,999      59.5%      $    716,000       0.3%       $ 0.03
Chase Capital.........................   4,401,759      12.1         29,352,000      12.7          6.67
New investors.........................  10,300,000      28.4        200,850,000      87.0         19.50
                                        ----------     -----       ------------     -----
          Total.......................  36,235,758     100.0%      $230,918,000     100.0%
                                        ==========     =====       ============     =====


---------------

(1) Excludes (i) grants under the 1998 Equity Compensation Plan consisting of
    (A) (assuming an initial public offering price of $19.50 per share) options to purchase up to 968,027 shares of Class A Common Stock (assuming an initial public offering price of $19.50 per share), of which 317,957 have an exercise price equal to 80% of the initial public offering price per share and (B) 12,822 shares (assuming an initial public offering price of $19.50 per share) of restricted stock and (ii) options to purchase up to an additional 62,851 shares of Class A Common Stock (assuming an initial public offering price of $19.50 per share) which may be granted prior to the Offering, with an exercise price equal to the initial public offering price. To the extent that these options are exercised and exercise prices are below the initial public offering price, or that the restrictions on the restricted stock grants lapse, there will be further dilution to purchasers of shares of the Class A Common Stock offered hereby. See
    "Management -- 1998 Equity Compensation Plan."

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1998, in each case after adjustment for the Recapitalization, (i) the historical capitalization of the Company, (ii) the unaudited pro forma capitalization of the Company after giving effect to the Completed Transactions not yet consummated on that date and the CBS Transactions and (iii) the unaudited pro forma capitalization of the Company as adjusted to give effect to the foregoing events and the S Corporation Distribution, the 1998 Tax Distribution, the ECI Purchase, the Chase Conversion, the Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" (collectively, the "Adjustments"). This table should be read in conjunction with the Consolidated Financial Statements of the Company, "Unaudited Pro Forma Financial Information" and, in each case, the related notes thereto included elsewhere in this Prospectus.



                                                                           AS OF SEPTEMBER 30, 1998
                                                              --------------------------------------------------
                                                                              PRO FORMA FOR
                                                                              THE COMPLETED      PRO FORMA AS
                                                                               TRANSACTIONS        ADJUSTED
                                                                 ACTUAL        AND THE CBS          FOR THE
                                                              (RESTATED)(1)    TRANSACTIONS     ADJUSTMENTS(2)
                                                              -------------   --------------   -----------------
                                                                              (IN THOUSANDS)
Cash and cash equivalents:                                      $  6,666         $  6,666          $  6,666
                                                                ========         ========          ========
Short-term debt and current portion of long-term debt.......    $     10         $     10          $     10
Long-term debt, less current portion:
  Senior debt:
    Credit Facility(3)......................................     253,500          316,855           222,764
    Other...................................................         274              274               274
                                                                --------         --------          --------
      Total senior debt.....................................     253,774          317,129           223,038
  Convertible Subordinated Note:
    Note payable............................................      25,000           25,000                --
    Accrued interest........................................       4,352            4,352                --
    Cumulative Adjustment to reflect indexing of Convertible
      Subordinated Note(4)..................................      37,911           37,911                --
                                                                --------         --------          --------
      Total Convertible Subordinated Note...................      67,263           67,263
         Total long-term debt...............................     321,037          384,392           223,038
Shareholders' equity:
  Preferred Stock, $.01 par value per share, 25,000,000
    shares authorized, no shares issued.....................          --               --                --
  Class A Common Stock, $.01 par value per share,
    200,000,000 shares authorized, 11,002,194 shares issued
    and outstanding actual and pro forma, 22,584,245 shares
    issued and outstanding pro forma as adjusted............         110              110               226
  Class B Common Stock, $.01 par value per share, 75,000,000 shares authorized, 10,531,805 shares issued and
    outstanding actual, pro forma, and pro forma as
    adjusted................................................         105              105               105
  Class C Common Stock, $.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding
    actual and pro forma, 3,119,708 shares issued and
    outstanding pro forma as adjusted.......................          --               --                31
  Additional paid-in capital................................          --               --           336,864
  Retained earnings.........................................     182,755          252,445                --
                                                                --------         --------          --------
         Total shareholders' equity.........................     182,970          252,660           337,226
                                                                --------         --------          --------
             Total capitalization...........................    $504,017         $637,062          $560,274
                                                                ========         ========          ========


---------------

(1) Subsequent to the issuance of the Company's fiscal 1998 consolidated financial statements, the Company retroactively restated the fiscal 1997 and 1998 consolidated financial statements to reflect the Convertible Subordinated Note as an indexed debt instrument.


(2) Does not include shares of Common Stock equal to 10% of the shares of Class A Common Stock outstanding from time to time that are reserved for issuance under the Company's 1998 Equity Compensation Plan, of which (assuming an initial public offering price of $19.50 per share) options to purchase 968,027 shares of Class A Common Stock and 12,822 shares of restricted stock are issued and outstanding. See "Management -- 1998 Equity Compensation Plan." In addition, prior to the completion of the Offering, the Company may grant options to purchase up to an additional 62,851 shares of Class A Common Stock (assuming an initial public offering price of $19.50 per share) to non-executive officers and other employees.


(3) The Credit Facility provides for revolving borrowings of up to $350.0 million, subject to compliance with certain financial ratios, although the aggregate amount available for borrowing under the Credit Facility reduces over the term of the facility beginning in June 2000. As of December 31, 1998, the Company had approximately $330.0 million of borrowings outstanding under the Credit Facility. The current outstanding indebtedness under the Credit Facility has not been reduced by the $75.0 million proceeds from the Tampa Transaction as these funds are being held in a qualified intermediary account and will be used in part to fund the S Corporation Distribution.


(4) Includes (i) $25.0 million, the principal amount of the Convertible Subordinated Note, (ii) the accrued interest on the note through such date and (iii) the cumulative effect of the adjustment to reflect indexing of the Convertible Subordinated Note, recorded through such date. Upon the Chase Conversion, the amount outstanding will be converted into Class A Common Stock, Class C Common Stock and additional paid-in capital, and no further obligation will be due on the note.

                                CBS TRANSACTIONS


     In August 1998, the Company entered into three agreements with CBS to (i) purchase WRKO-AM and WEEI-AM in Boston for $82.0 million in cash, (ii) sell WLLD-FM and WYUU-FM in Tampa for $75.0 million in cash and (iii) purchase WAAF-FM and WEGQ-FM in Boston and WWTM-AM in Worchester for $58.0 million in cash. The First Boston Transaction closed on December 11, 1998, and the Tampa Transaction closed on December 22, 1998. Subject to satisfaction of necessary conditions to closing, the Company currently anticipates that the Second Boston Transaction will close by August 1999. However, there can be no certainty concerning when or whether the Second Boston Transaction will close. The Company began operating the Boston stations and CBS began operating the Tampa stations, each under TBAs in September 1998. The Boston Transactions will enable the Company to establish a strong presence in the Boston market with a 19.4% market revenue share.


                             COMPLETED TRANSACTIONS


     In December 1996, the Company sold KEGE-AM in Richfield, Minnesota for $3.0 million (the "Richfield Transaction"). In January 1997, the Company sold WDSY-AM in Pittsburgh for $0.75 million (the "Pittsburgh Transaction").


     In March 1997, the Company acquired three stations in Seattle, KIRO-AM/FM and KNWX-AM, and four stations in Kansas City, KCMO-AM/FM, KYYS-FM (formerly KLTH-FM) and KMBZ-AM, from Bonneville International Corp. ("Bonneville") in exchange for KLDE-FM in Houston plus $5.0 million (the "Bonneville Transaction"). The three Seattle stations and a JSA for KING-FM in Seattle complemented the Company's pre-existing holdings of five stations in Seattle, provided the Company with the maximum permissible ownership in that market and solidified the Company as the leading radio operator in Seattle. In addition, the Bonneville Transaction enabled the Company to enter the Kansas City market with a four-station cluster.

     In April 1997, the Company acquired KLYK-FM and KEDO-AM in Longview/Kelso, Washington from Rodney J. Etherton ("Etherton") for $1.8 million (the "Etherton Transaction"). Longview/Kelso is a market located north of Portland, Oregon, which management considers to be of strategic importance because of its influence over the potential upgrade of certain Portland stations.

     In May 1997, the Company acquired KLOU-FM in St. Louis plus $39.7 million from Group W Broadcasting, Inc. ("Group W") in exchange for KITS-FM in San Francisco (the "Group W Transaction").

     In May 1997, the Company acquired KISW-FM in Seattle plus $32.5 million in exchange for WDSY-FM and WJJJ-FM (formerly WNRQ-FM) in Pittsburgh in a three-way transaction (the "Nationwide-Secret Transaction") with Nationwide Communications, Inc. ("Nationwide") and Secret Communications L.P. ("Secret"). Prior thereto, in June 1996, the Company began operating and selling radio advertising time on KISW-FM pursuant to a TBA. This acquisition added a third rock station to the Company's Seattle cluster.

     In June 1997, the Company acquired KRXQ-FM and KSEG-FM in Sacramento from Citicasters Inc. ("Citicasters") for $45.0 million (the "Citicasters Transaction") and KDND-FM (formerly KXOA-FM) in Sacramento from American Radio Systems Corporation ("ARS") for $27.2 million (the "ARS-KXOA Transaction"). Prior thereto, in January 1997, the Company began operating and selling radio advertising time on all three stations pursuant to TBAs. By purchasing three stations, the Company gained a substantial share of the Sacramento market and established a platform for further acquisitions.


     In October 1997, the Company exchanged the broadcast frequency and transmission facilities of its Kansas City station, KCMO-AM, for those of Kanza Inc.'s ("Kanza") Kansas City station, WHB-AM (the "Kanza Transaction"). Each party retained its call letters, formats and studio facilities. The signal swap allowed the Company to enhance the 24-hour metro signal of KCMO-AM by providing nighttime and winter drive time coverage of Johnson County, Kansas, in the affluent and growing southwestern section of Kansas City. The transaction was accounted for as a nonmonetary exchange of similar productive assets, and no gain or loss was recognized. The assets received were recorded at the historical cost of the assets surrendered.

     In November 1997, the Company acquired KSSJ-FM (formerly KBYA-FM) in Sacramento from Susquehanna Radio Corp ("Susquehanna") for $15.9 million (the "Susquehanna Transaction"). KSSJ-FM was not on-the-air when the Company announced the acquisition but became operational in December 1997.


     In January 1998, the Company acquired WDAF-AM and KUDL-FM in Kansas City plus $7.1 million from ARS in exchange for the Company's sole station in St. Louis, KLOU-FM (the "ARS-Kansas City Transaction"). As a result of this transaction, the Company became the leading radio station operator in Kansas City.


     In January 1998, the Company acquired KCTC-AM in Sacramento from ARS for $4.0 million (the "ARS-KCTC Transaction") in order to make it possible, under FCC ownership rules, for the Company to acquire a fifth FM station in that market.


     In May 1998, the Company acquired WSKY-FM (formerly WRRX-FM) in the Gainesville/Ocala market from Gator Broadcasting, Inc. ("Gator") for $2.0 million, plus an additional payment of up to $1.0 million payable once the authorized upgrade of the station from a Class A license to a Class C-2 license becomes final (the "Gator Transaction"). The Company believes that this second Gainesville station will permit it to solidify its leadership position in the Gainesville/Ocala market.



     In May 1998, the Company sold its rights to participate in a FCC licensing procedure in the Vancouver, Washington radio market to Jacor Communications, Inc. ("Jacor") for $10.0 million (the "Vancouver Transaction").


     In May 1998, the Company acquired KBAM-AM and KRQT-FM in the Longview/Kelso market from Armak Broadcasters, Inc. ("Armak") for $1.0 million to bolster the Company's competitive position in that market (the "Armak Transaction").


     In June 1998, the Company acquired three stations, KRSK-FM (formerly KKRH-FM), KKSN-FM and KKSN-AM in Portland, and four stations, WBEE-FM, WBBF-FM (formerly WKLX-FM), WEZO-AM (formerly WBBF-AM) and WQRV-FM in Rochester, from Sinclair Broadcasting Group, Inc. ("Sinclair") for $126.5 million (the "Sinclair Transaction"). Prior thereto, in March 1998, the Company began operating and selling the radio advertising time of these stations under TBAs. The Portland stations significantly enhanced the Company's position in that market by increasing the number of the Company's stations to six and its market share to approximately 25.8%. The acquisition of the Rochester stations enabled the Company to enter that market with a 21.7% market share.



     In September 1998, the Company completed an agreement with ARS to exchange certain assets used in the operation of radio stations serving the Sacramento radio market (the "Sacramento Frequency Exchange"). ARS transferred KRAK-FM's license and transmission facility to the Company in exchange for KRXQ's license and transmission facility and $4.5 million. Each of the stations retained its own call letters, programming format and studio and office property and equipment, and the parties provided each other with reciprocal covenants against programming competition on the respective frequencies for a period of two years. ARS also transferred the intellectual property comprising the program format for use by the Company on its recently acquired KSSJ-FM (formerly KBYA-FM) in that market. The transactions were accounted for as nonmonetary exchanges of similar productive assets, and no gain or loss was recognized. The assets received were recorded at the historical cost of the assets surrendered plus the $4.5 million paid to ARS.


     In September 1998, the Company acquired from Capital Broadcasting, Inc. ("Capital") the assets and rental leases used in connection with the operation of a tower facility serving the Kansas City market for $2.0 million (the "Kansas City Tower Transaction").


     In December 1998, the Company entered into an agreement to acquire WREN-AM, a radio station serving Kansas City, Kansas, from Mortenson Broadcasting Company of Canton, LLC ("Mortenson") for the sum of $2.8 million (the "WREN-AM Transaction") to add to the Company's strength in the Kansas City market. It is anticipated that this transaction will close in the first calendar quarter of 1999.

     In December 1998, the Company acquired KSLM-AM, a radio station serving the Salem, Oregon portion of the Portland radio market, from Willamette Broadcasting Co. ("Willamette") for $0.6 million (the "KSLM-AM Transaction").



     The Richfield Transaction, the Pittsburgh Transaction, the Bonneville Transaction, the Etherton Transaction, the Group W Transaction, the Nationwide-Secret Transaction, the Citicasters Transaction, the ARS-KXOA Transaction, the Kanza Transaction, the Susquehanna Transaction, the ARS-Kansas City Transaction, the ARS-KCTC Transaction, the Gator Transaction, the Vancouver Transaction, the Armak Transaction, the Sinclair Transaction, the Sacramento Frequency Exchange, the Kansas City Tower Transaction, the WREN-AM Transaction and the KSLM-AM Transaction are referred to collectively as the "Completed Transactions."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the audited historical financial statements of the Company and the related notes included elsewhere in this Prospectus and selected information from the unaudited historical financial information of CBS, ARS, Susquehanna, Armak, Gator, Sinclair, Capital, Williamette and Mortenson.



     The pro forma statement of income for the year ended September 30, 1998 has been prepared to illustrate the effects of the Recapitalization, the Completed Transactions which occurred subsequent to September 30, 1997, the CBS Transactions, the S Corporation Distribution, the 1998 Tax Distribution, the ECI Purchase, the Chase Conversion, the Offering and the application of the net proceeds thereof as described in "Use of Proceeds" as if each had occurred on October 1, 1997. The pro forma balance sheet data as of September 30, 1998 give effect to any such events not yet consummated on that date as if each had occurred on that date. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements and other financial information included elsewhere herein pertaining to the Company, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been completed on the indicated dates.


     The Pro Forma Financial Information has been prepared as if the Credit Facility was entered into on October 1, 1997 at the terms currently in effect. Additionally, it has been assumed that the Company's conversion from an S Corporation to a C Corporation became effective on October 1, 1997.

     All acquisitions given effect in the Pro Forma Financial Information are accounted for using the purchase method of accounting. The aggregate purchase price of each transaction is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Financial Information is preliminary for transactions to be closed subsequent to September 30, 1998. The final allocation of the purchase price is contingent upon the receipt of final appraisals of the acquired assets and the revision of other estimates. Management does not expect such allocations to differ materially from the preliminary allocation.

                         ENTERCOM COMMUNICATIONS CORP.
                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                     FOR THE YEAR ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       ADJUSTMENTS FOR
                                                                                        THE OFFERING,
                                                                                      THE S CORPORATION
                                                                                        DISTRIBUTION,
                                                       ADJUSTMENTS      PRO FORMA     THE ECI PURCHASE,
                                         COMPLETED       FOR THE         FOR THE          THE CHASE
                                          AND CBS       COMPLETED       COMPLETED      CONVERSION AND
                               THE      TRANSACTIONS     AND CBS         AND CBS        THE 1998 TAX
                             COMPANY    COMBINED(A)    TRANSACTIONS    TRANSACTIONS     DISTRIBUTION      TOTAL PRO FORMA
                             --------   ------------   ------------    ------------   -----------------   ---------------
Net revenues...............  $132,998     $38,417                        $171,415                            $171,415
Station operating
  expenses.................    88,469      34,154        $ (2,000)(B)     120,623                             120,623
Depreciation and
  amortization.............    13,066       7,601          (1,396)(C)      19,271         $     24(D)          19,295
Corporate general and
  administrative
  expenses.................     4,527                                       4,527                               4,527
Net expense (income) from
  TBA fees.................     2,399          45          (2,444)(E)
Other operating expenses...       130        (130)
                             --------     -------        --------        --------         --------           --------
  Operating income
    (loss).................    24,407      (3,253)          5,840          26,994              (24)            26,970
Interest expense...........    14,663          14          12,261(F)       26,938          (11,567)(G)         15,371
Adjustment to reflect
  indexing of the
  convertible subordinated
  note.....................     8,841                                       8,841           (8,841)(H)
Gain (loss) on sale of
  assets...................     8,661          (8)              8(I)          161                                 161
                                                           (8,500)(J)
Other (income) expense.....      (328)        147                            (181)             (82)(K)           (263)
                             --------     -------        --------        --------         --------           --------
  Income (loss) before
    income taxes and
    extraordinary
    items..................     9,892      (3,422)        (14,913)         (8,443)          20,466             12,023
Income taxes...............       453                                         453                                 453
                             --------     -------        --------        --------         --------           --------
Income (loss) before
  extraordinary items......  $  9,439     $(3,422)       $(14,913)       $ (8,896)        $ 20,466           $ 11,570
                             ========     =======        ========        ========         ========           ========
Income (loss) before income
  taxes and extraordinary
  items....................  $  9,892     $(3,422)       $(14,913)       $ (8,443)        $ 20,466           $ 12,023
Pro forma income
  taxes(L).................     7,119      (1,300)         (5,667)            152            4,418              4,570
                             --------     -------        --------        --------         --------           --------
Pro forma income (loss)
  before extraordinary
  items....................  $  2,773     $(2,122)       $ (9,246)       $ (8,595)        $ 16,048           $  7,453
                             ========     =======        ========        ========         ========           ========
Pro forma earnings per
  share before
  extraordinary items......  $   0.12                                                                        $   0.20
                             ========                                                                        ========
Shares used to compute pro
  forma earnings per
  share....................    22,347                                                       14,385(M)          36,732


           See accompanying notes to pro forma financial information.

                         ENTERCOM COMMUNICATIONS CORP.
                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)


                                                                                             ADJUSTMENTS FOR
                                                                                              THE OFFERING,
                                                                                            THE S CORPORATION
                                                           ADJUSTMENTS        PRO FORMA     DISTRIBUTION, THE
                                             COMPLETED       FOR THE           FOR THE      ECI PURCHASE, THE
                                              AND CBS       COMPLETED         COMPLETED     CHASE CONVERSION
                                   THE      TRANSACTIONS     AND CBS           AND CBS      AND THE 1998 TAX
                                 COMPANY    COMBINED(N)    TRANSACTIONS      TRANSACTIONS     DISTRIBUTION       TOTAL PRO FORMA
                                 --------   ------------   ------------      ------------   -----------------    ----------------
ASSETS
Current Assets:
  Cash and cash equivalents....  $  6,666     $   (152)           152(O)       $  6,666                              $  6,666
  Accounts receivable, net.....    32,524        7,216      $  (7,216)(O)        32,524                                32,524
  Due from CBS.................                                 5,000(P)
                                                               (5,000)(Q)
  Prepaid expenses and other...     6,625          911           (911)(O)         6,625         $   3,182(R)            9,807
  Assets held for sale.........     5,310       (5,310)
                                 --------     --------      ---------          --------         ---------            --------
    Total current assets.......    51,125        2,665         (7,975)           45,815             3,182              48,997
Property and equipment, net....    43,057        6,849            306(P)         50,212                                50,212
Intangible and other assets,
  net..........................   428,763      135,088          1,112(P)        564,963              (970)(S)         564,954
                                                                                                      961(D)
                                 --------     --------      ---------          --------         ---------            --------
    Total Assets...............  $522,945     $144,602      $  (6,557)         $660,990         $   3,173            $664,163
                                 ========     ========      =========          ========         =========            ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities:
  Accounts payable and other
    accrued expenses...........  $ 16,751     $  3,871      $  (3,871)(O)      $ 21,751                              $ 21,751
                                                                5,000(P)
  Current portion of senior
    debt.......................        10           47            (47)(O)            10                                    10
                                 --------     --------      ---------          --------         ---------            --------
    Total current
      liabilities..............    16,761        3,918          1,082            21,761                                21,761
Senior debt....................   253,774        3,355        140,000(T)        317,129         $(186,300)(U)         223,038
                                                              (75,000)(V)                          70,476(W)
                                                               (5,000)(Q)                          18,595(X)
                                                                                                    3,138(D)
Convertible subordinated note:
  Note payable.................    25,000                                        25,000           (25,000)(S)
  Accrued interest.............     4,352                                         4,352            (4,352)(S)
  Cumulative Adjustment to
    reflect indexing of the
    convertible subordinated
    note.......................    37,911                                        37,911           (37,911)(S)
                                 --------                                      --------         ---------
  Total convertible
    subordinated note..........    67,263                                        67,263           (67,263)
Other long-term liabilities....     2,177                                         2,177            82,138(R)           82,138
                                                                                                   (2,177)(D)
                                 --------     --------      ---------          --------         ---------            --------
    Total liabilities..........   339,975        7,273         61,082           408,330           (81,393)            326,937
Shareholders' Equity:
  Common Stock -- Class A......       110                                           110               103(U)              226
                                                                                                       13(S)
  Common Stock -- Class B......       105                                           105                                   105
  Common Stock -- Class C......                                                                        31(S)               31
  Additional Paid-in Capital...                                                                    84,418(Y)          336,864
                                                                                                  186,197(U)
                                                                                                   66,249(S)
  Retained Earnings............   182,755      137,329       (142,639)(O)       252,445           (78,956)(R)
                                                               75,000(V)                          (70,476)(W)
                                                                                                  (18,595)(X)
                                                                                                  (84,418)(Y)
                                 --------     --------      ---------          --------         ---------            --------
    Total Shareholders'
      Equity...................   182,970      137,329        (67,639)          252,660            84,566             337,226
                                 --------     --------      ---------          --------         ---------            --------
    Total liabilities and
      shareholders' equity.....  $522,945     $144,602      $  (6,557)         $660,990         $   3,173            $664,163
                                 ========     ========      =========          ========         =========            ========


           See accompanying notes to pro forma financial information.

             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                 (IN THOUSANDS)



(A) The schedule below gives effect to the Completed Transactions and the CBS Transactions for the period from October 1, 1997 through September 30, 1998.



      COMPLETED TRANSACTIONS AND CBS TRANSACTIONS COMBINED


                                                 COMPLETED TRANSACTIONS               CBS TRANSACTIONS
                                         ---------------------------------------   -----------------------
                                                                     HISTORICAL                               COMPLETED
                                                                       OTHER                                   AND CBS
                                         HISTORICAL    HISTORICAL   TRANSACTIONS   HISTORICAL   HISTORICAL   TRANSACTIONS
                                         SINCLAIR(1)     ARS(2)     COMBINED(3)    BOSTON(4)     TAMPA(5)    COMBINED(6)
                                         -----------   ----------   ------------   ----------   ----------   ------------
     Net revenues......................    $ 6,460       $1,847       $  (762)      $35,322      $(4,450)      $38,417
     Station operating expenses........      3,498        1,554          (202)       32,932       (3,628)       34,154
     Depreciation and amortization.....      4,316          165           466         3,025         (371)        7,601
     Corporate general and
       administrative expenses.........
     Net expense (income) from TBA
       fees............................                                                               45            45
     Other operating expenses..........                                  (130)                                    (130)
                                           -------       ------       -------       -------      -------       -------
       Operating income (loss).........     (1,354)         128          (896)         (635)        (496)       (3,253)
     Interest expense..................                                                  14                         14
     Gain (loss) on sale of assets.....                                                  (8)                        (8)
     Other expense.....................                                   147                                      147
                                           -------       ------       -------       -------      -------       -------
       Income (loss) before income tax
         expense.......................     (1,354)         128        (1,043)         (657)        (496)       (3,422)
     Income taxes......................
                                           -------       ------       -------       -------      -------       -------
       Net income (loss)...............    $(1,354)      $  128       $(1,043)      $  (657)     $  (496)      $(3,422)
                                           =======       ======       =======       =======      =======       =======

---------------
     (1) The column represents the results of operations of KKSN-AM/FM and KRSK-FM (formerly KKRH-FM) in Portland and WBBF-FM (formerly WKLX-FM), WBEE-FM, WQRV-FM and WEZO-AM (formerly WBBF-AM) in Rochester from October 1, 1997 through February 28, 1998, the date the Company began operating the stations under TBAs.

     (2) The column represents the results of operations of WDAF-AM and KUDL-FM in Kansas City and KCTC-AM in Sacramento from October 1, 1997 through December 31, 1997, prior to the dates of the ARS-Kansas City Transaction and the ARS-KCTC Transaction, respectively.

     (3) The column represents the historical results of operations for the following transactions which were, or will be, consummated prior to the date of the Offering: (i) the acquisitions of WSKY-FM (formerly WRRX-FM) in Gainesville, KSSJ-FM (formerly KBYA-FM) in Sacramento, KBAM-AM and KRQT-FM in Longview/Kelso, KSLM-AM in Salem, Oregon and WREN-AM in Kansas City, (ii) the disposition of KLOU-FM in St. Louis,
         (iii) the Kansas City Tower Transaction and (iv) the Sacramento Frequency Exchange.

     (4) The column represents the results of operations of (i) WEEI-AM and WRKO-AM in Boston from October 1, 1997 through September 20, 1998 and
         (ii) WEGQ-FM and WAAF-FM in Boston and WWTM-AM in Worcester from October 1, 1997 through September 22, 1998, prior to the dates the Company began operating the stations under TBAs.

     (5) The column represents the results of operations of WYUU-FM and WLLD-FM in Tampa from October 1, 1997 through September 21, 1998, prior to the date of the TBA with CBS.


     (6) All stations acquired in the Completed Transactions and the CBS Transactions have December 31 year ends. Amounts derived for these transactions for the year ended September 30, 1998 were computed by adding fourth quarter 1997 results to interim period results for the first, second and third quarters of 1998.

                                 (IN THOUSANDS)



(B) In connection with the First Boston Transaction, the Company acquired broadcast contracts with sports teams and recorded the estimated unfavorable impact of the contracts at $5.0 million. Pursuant to the purchase agreement, CBS paid $5.0 million to the Company to offset the unfavorable impact. For purposes of the unaudited pro forma statement of income for the year ended September 30, 1998, the adjustment reflects the Company's estimate of the impact of the unfavorable contracts.


(C) This adjustment represents the change in depreciation and amortization arising from an increase in property, equipment, FCC licenses and intangibles, offset by a decrease in those assets, as a result of the various acquisitions and dispositions described herein, as well as establishing the estimated useful lives of the acquired assets. The adjustment consists of a decrease of $1,501 in depreciation related to property and equipment, an increase of $212 in amortization related to intangibles, and a decrease of $107 in amortization related to other intangibles. Under the Company's normal accounting policies, property and equipment are depreciated over periods of five to twenty years, and FCC licenses and intangibles are amortized over forty years.


(D) The adjustment reflects the effect of the ECI Purchase, which will occur prior to the Offering.



(E) The adjustment reflects the net expense (income) from TBA fees received or paid related to the operations of the stations under TBAs while pending the consummation of purchase or sale of the Completed Transactions and the CBS Transactions.



(F) The adjustment reflects interest expense under the current Credit Facility, based on the rate of 7.86%, and the Convertible Subordinated Note as if the Completed Transactions and the CBS Transactions were completed on October 1, 1997, net of the historical interest expense. The calculation of interest expense assumes an outstanding indebtedness under the Credit Facility of $316,855 (consisting of $253,500 of previously incurred indebtedness, plus the $135,000 in additional indebtedness incurred to fund the Boston Transactions, less the $75,000 reduction in indebtedness following the application of proceeds from the sale of WYUU-FM and WLLD-FM in Tampa, plus the $605 in additional indebtedness incurred to fund the acquisition of KSLM-AM in Salem, Oregon, plus the $2,750 in additional indebtedness incurred to fund the WREN-AM acquisition in Kansas City). A change in interest rates of 1/8% will increase or decrease interest expense by $396.



     Credit Facility.............................................  $ 24,904
     Convertible Subordinated Note...............................     2,019
     Other indebtedness..........................................        15
                                                                   --------
       Pro forma interest expense................................    26,938
     Historical interest expense.................................   (14,677)
                                                                   --------
       Net adjustment............................................  $ 12,261
                                                                   ========



(G) The adjustment reflects (i) the interest expense savings resulting from the use of proceeds from the Offering, (ii) the Chase Conversion, including a reduction of $4,352 in accrued interest on the Convertible Subordinated Note, (iii) an $88,113 increase in outstanding indebtedness as a result of the S Corporation Distribution, all net of pro forma interest expense as adjusted for the Completed Transactions and the CBS Transactions (see Note
    (F)), (iv) a $958 increase in outstanding indebtedness as a result of the 1998 Tax Distribution and (v) a $3,138 increase in outstanding indebtedness as a result of the ECI Purchase. The remaining indebtedness incurs assumed interest expense at a rate of 6.90%, based on the current terms of the Credit Facility. The net adjustment figure

                                 (IN THOUSANDS)



    includes $6,146 of interest on the $89,071 indebtedness incurred to fund the S Corporation Distribution and the 1998 Tax Distribution.



     Credit Facility.............................................  $ 15,371
     Convertible Subordinated Note...............................        --
                                                                   --------
       Pro forma interest expense................................    15,371
     Pro forma interest expense as adjusted for the Completed
       Transactions and CBS Transactions.........................   (26,938)
                                                                   --------
       Net adjustment............................................  $(11,567)
                                                                   ========



(H) The adjustment reflects the elimination of the adjustment to reflect indexing of the Convertible Subordinated Note due to the Chase Conversion.



(I) The adjustment represents the elimination of the historical loss on asset sale recorded by CBS.



(J) The adjustment reflects the elimination of the gain on the sale of the Vancouver license rights.



(K) The adjustment reflects the elimination of the minority interest in the income of ECI License Company, LP, as a result of the ECI Purchase, which will occur prior to the Offering.



(L) The adjustment reflects the income tax expense (benefit) related to the income (loss) that would have been generated by the Company during the pro forma period based on the assumption that the conversion from an S Corporation to a C Corporation occurred on October 1, 1997. A combined federal and state income tax rate of 38% was used for the calculation applied to income before income taxes and extraordinary items, excluding the effect of the adjustment to reflect indexing of the Convertible Subordinated Note of $29.1 million and $8.8 million for the years ending September 30, 1997 and 1998, respectively.



(M) The adjustment represents (i) an increase in the number of shares of Common Stock due to the Offering (10,300) and the Chase Conversion (4,401) and (ii) a decrease in the incremental number of shares of Common Stock attributable to SAB Topic 1.B.3. (316) due to the increase in pro forma income.



(N) The column represents the combined balance sheets as of September 30, 1998 of the Completed Transactions and the CBS Transactions not yet consummated on that date as if all such transactions were consummated on that date.



      COMPLETED TRANSACTIONS AND CBS TRANSACTIONS COMBINED



                                               COMPLETED
                                              TRANSACTIONS
                                              ------------
                                               HISTORICAL       CBS TRANSACTIONS
                                                 OTHER       -----------------------    COMPLETED AND
                                              TRANSACTIONS   HISTORICAL   HISTORICAL   CBS TRANSACTIONS
                                              COMBINED(1)    BOSTON(2)     TAMPA(3)        COMBINED
                                              ------------   ----------   ----------   ----------------
     ASSETS
     Current Assets:
       Cash................................                                 $  (152)       $   (152)
       Accounts receivable, net............                   $  7,854         (638)          7,216
       Prepaid expenses and other..........                        932          (21)            911
       Assets held for sale................                                  (5,310)         (5,310)
                                                 ------       --------      -------        --------
          Total current assets.............                      8,786       (6,121)          2,665
       Property and equipment, net.........      $  625          6,224                        6,849
       Intangible and other assets, net....       2,730        132,358                      135,088
                                                 ------       --------      -------        --------
               Total assets................      $3,355       $147,368      $(6,121)       $144,602
                                                 ======       ========      =======        ========

                                 (IN THOUSANDS)



                                               COMPLETED
                                              TRANSACTIONS
                                              ------------
                                               HISTORICAL       CBS TRANSACTIONS
                                                 OTHER       -----------------------    COMPLETED AND
                                              TRANSACTIONS   HISTORICAL   HISTORICAL   CBS TRANSACTIONS
                                              COMBINED(1)    BOSTON(2)     TAMPA(3)        COMBINED
                                              ------------   ----------   ----------   ----------------
     LIABILITIES AND SHAREHOLDERS' EQUITY
     Current Liabilities:
       Accounts payable and other accrued
          liabilities......................                   $  4,032      $  (161)       $  3,871
       Long-term debt, current portion.....                         47                           47
                                                 ------       --------      -------        --------
          Total current liabilities........                      4,079         (161)          3,918
       Long-term debt, less current
          portion..........................      $3,355                                       3,355
       Other long-term liabilities.........
                                                 ------       --------      -------        --------
          Total liabilities................       3,355          4,079         (161)          7,273
       Shareholders' equity................                    143,289       (5,960)        137,329
                                                 ------       --------      -------        --------
               Total liabilities and
                 shareholders' equity......      $3,355       $147,368      $(6,121)       $144,602
                                                 ======       ========      =======        ========


---------------

     (1) The column reflects the combined balance sheets of the following transactions: (i) the KSLM-AM Transaction and (ii) the WREN-AM Transaction.



     (2) The column represents the combined balance sheet of WEEI-AM, WRKO-AM, WEGQ-FM, WAAF-FM in Boston and WWTM-AM in Worcester.



     (3) The column represents the elimination of the combined balance sheet of WYUU-FM and WLLD-FM in Tampa.



(O) The adjustment represents (i) the elimination of certain historical CBS balances that will not be acquired or assumed by the Company and (ii) the addition of certain historical Tampa balances that were not sold by the Company, as the case may be, in the CBS Transactions.



(P) The adjustment reflects the estimated allocation of the purchase price of the Boston Transactions to the assets acquired resulting in adjustments to the property and equipment and intangibles and other assets to their estimated fair values associated with the acquisition as follows:



                                                 ESTIMATED
                                               ALLOCATION OF     CARRYING
                                               PURCHASE PRICE     VALUE      ADJUSTMENTS
                                               --------------    --------    -----------
Due from CBS (see Note (Q))..................     $  5,000                     $ 5,000
Property and equipment, net..................        6,530       $  6,224          306
Intangible and other assets, net
  FCC Licenses...............................      133,240        132,130        1,110
  Other Intangibles..........................          230            228            2
                                                  --------       --------      -------
  Total intangible and other assets..........      133,470        132,358        1,112
Unfavorable impact of contracts assumed......       (5,000)                     (5,000)
                                                  --------       --------      -------
          Total purchase price...............     $140,000       $138,582      $ 1,418
                                                  ========       ========      =======


     Intangible and other assets are amortized over a period of 40 years.


(Q) The adjustment reflects the amount received from CBS to offset the unfavorable impact from certain contracts assumed in the CBS Transactions and the concurrent paydown of debt.



(R) The adjustment represents the recording of the current deferred tax assets and the deferred tax liabilities related to the conversion from an S Corporation to a C Corporation.

                                 (IN THOUSANDS)



(S) Reflects the elimination of principal, accrued interest at 7% per annum, certain deferred financing costs and the cumulative adjustment to reflect indexing of the Convertible Subordinated Note which all convert into shares of Class A and Class C Common Stock and additional paid-in capital in connection with the Chase Conversion.



(T) The adjustment reflects the increase in debt necessary to fund the Boston Transactions.



(U) The adjustment reflects assumed proceeds to the Company of $186.3 million from the Offering, net of estimated fees and expenses, assuming an initial public offering price of $19.50 per share.



(V) The adjustment reflects the proceeds received for WYUU-FM and WLLD-FM in the Tampa Transaction.



(W) The adjustment reflects the balance of the S Corporation Distribution which is the estimated remainder of the undistributed taxable income as of the Revocation Date (including the taxable income from the Tampa Transaction) after the adjustment reflected in Note (X) below.



(X) The adjustment reflects (i) the portion of the S Corporation Distribution which is the estimated tax liability of the Company's existing S Corporation shareholders on the taxable income of the Company from October 1, 1998 through the Revocation Date (including the taxable income from the Tampa Transaction) for which distribution by the Company had not yet occurred and
    (ii) the 1998 Tax Distribution.



(Y) The adjustment reclassifies the remaining retained earnings balance to additional paid-in capital as a result of the Offering.

                       SELECTED HISTORICAL FINANCIAL DATA


     The operating and other data in the following table have been derived from audited consolidated financial statements of the Company for the years ended September 30, 1996, 1997 and 1998, all of which are included elsewhere in this Prospectus, and from audited consolidated financial statements for the years ended September 30, 1994 and 1995. The selected balance sheet data in the following table have been derived from audited consolidated financial statements of the Company as of September 30, 1997 and 1998, which are included elsewhere in this Prospectus, and from audited consolidated financial statements of the Company as of September 30, 1994, 1995 and 1996.



     The comparability of the historical financial data reflected herein has been significantly impacted by acquisitions and dispositions. The information presented below is qualified in its entirety by, and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.



                                                                   FISCAL YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------------------------------
                                                                                        1997            1998
                                                      1994      1995       1996     (RESTATED)(1)   (RESTATED)(1)
                                                     -------   -------   --------   -------------   -------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Net revenues.....................................  $29,137   $35,893   $ 48,675     $ 93,862        $132,998
  Station operating expenses.......................   21,520    24,061     31,659       61,280          88,599
  Depreciation and amortization....................    2,248     2,225      2,960        7,685          13,066
  Corporate general and administrative expenses....    2,300     2,535      2,872        3,249           4,527
  Net expense (income) from TBA fees...............       --       603       (879)        (476)          2,399
  Operating income.................................    3,069     6,469     12,063       22,124          24,407
  Interest expense.................................    1,648     1,992      5,196       11,388          14,663
  Adjustment to reflect indexing of the Convertible
    Subordinated Note(2)...........................       --        --         --       29,070           8,841
  Gain on sale of assets...........................   20,545       228        119      197,097           8,661
  Income before income taxes and extraordinary
    items..........................................   21,531     4,805      7,053      177,259           9,892
  Pro forma income taxes(3)........................    8,182     1,826      2,680       78,405           7,119
  Pro forma income before extraordinary items(3)...   13,349     2,979      4,373       98,854           2,773
  Pro forma earnings per share before extraordinary
    items(3)(4)....................................     0.62      0.14       0.20         4.59            0.12
  Weighted average common shares outstanding --
    basic(4).......................................   21,534    21,534     21,534       21,534          22,347
  Pro forma diluted earnings per share before
    extraordinary items(3)(4)......................     0.62      0.14       0.20         4.59            0.12
  Weighted average common shares outstanding --
    diluted(4).....................................   21,534    21,534     21,534       21,534          22,347

BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents........................  $ 1,513   $ 1,564   $  5,292     $  3,626        $  6,666
  Intangibles and other assets.....................    5,552    29,548    119,269      300,029         428,763
  Total assets.....................................   19,368    52,209    150,575      364,743         522,945
  Senior debt, including current portion...........   15,250    46,554    111,000      117,000         253,784
  Total Convertible Subordinated Note, including
    cumulative adjustment to reflect indexing(5)...       --        --     25,642       56,497          67,263
  Total shareholders' equity.......................      427       828      5,079      179,019         182,970

                                                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                                       -----------------------------------------------------
                                                         1994       1995       1996       1997       1998
                                                       --------   --------   --------   --------   ---------
                                                                          (IN THOUSANDS)
OTHER DATA:
  Broadcast cash flow(6).............................  $  7,617   $ 11,832   $ 17,016   $ 32,582   $  44,399
  Broadcast cash flow margin(7)......................      26.1%      33.0%      35.0%      34.7%       33.4%
  EBITDA before net expense (income) from TBA
    fees(8)..........................................  $  5,317   $  9,297   $ 14,144   $ 29,333   $  39,872
  After-tax cash flow(3)(9)..........................     2,047      4,172      7,923     16,590      21,028
  Cash flows related to:
    Operating activities.............................     3,950      1,182     12,773      8,859      23,019
    Investing activities.............................    23,787    (28,636)   (96,502)   (13,695)   (153,651)
    Financing activities.............................   (27,161)    27,505     87,457      3,170     133,672


---------------

(1) Subsequent to the issuance of the Company's fiscal 1998 consolidated financial statements, the Company retroactively restated the fiscal 1997 and 1998 consolidated financial statements to reflect the Convertible Subordinated Note as an indexed debt instrument.



(2) The Convertible Subordinated Note contains a Put Option which is exercisable on or after May 21, 2001. Upon the Chase Conversion, the amount outstanding will be converted into Class A Common Stock, Class C Common Stock and additional paid-in capital, and no further obligation will be due on the note. Due to the existence of the Put Option, the Company accounts for this instrument as indexed debt. The adjustment to reflect indexing of the Convertible Subordinated Note has been determined by reference to the difference between the market value, determined in accordance with the terms of the note, of the shares of Common Stock into which the note is convertible and the sum of principal and accrued interest on the note.



(3) Throughout the periods presented, the Company had elected to be taxed under Subchapter S of the Code, and comparable provisions of certain state tax laws. The amounts shown reflect pro forma provisions for state and federal income taxes (at an assumed combined rate of 38% per annum), applied to income before income taxes and extraordinary items, excluding the effect of the adjustment to reflect indexing of the Convertible Subordinated Note for as if the Company had been taxed under Subchapter C of the Code throughout the periods presented. The Company intends to revoke its election to be taxed as an S Corporation immediately prior to the consummation of the Offering.



(4) Reflects the effect of the 185 for one stock split to be effected as part of the Recapitalization.



(5) Includes (i) $25.0 million, the principal amount of the Convertible Subordinated Note, (ii) the accrued interest on the note through such date and (iii) the cumulative effect of the adjustment to reflect indexing of the Convertible Subordinated Note, recorded through such date. Upon the Chase Conversion, the amount outstanding will be converted into Class A Common Stock, Class C Common Stock and additional paid-in-capital, and no further obligation will be due on the note.



(6) Broadcast cash flow consists of operating income before depreciation, amortization, net expense (income) from TBA fees and corporate expenses. Although broadcast cash flow is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because broadcast cash flow is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.



(7) Broadcast cash flow margin represents broadcast cash flow as a percentage of net revenue.



(8) EBITDA before net expense (income) from TBA fees consists of operating income before depreciation, amortization and net expense (income) from TBA fees. Although EBITDA before net expense (income) from TBA fees is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because EBITDA before net expense (income) from TBA fees is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.



(9) After-tax cash flow consists of pro forma income before extraordinary items minus net gain on sale of assets (net of tax) and plus depreciation, amortization, adjustment to reflect indexing of the Convertible Subordinated Note and the deferred tax provision (or minus the deferred tax benefit). Although after-tax cash flow is not a measure of performance or liquidity calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to measure a radio company's operating performance. Nevertheless, it should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. Moreover, because after-tax cash flow is not a measure calculated in accordance with GAAP, this measure is not necessarily comparable to similarly titled measures employed by other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto of the Company included elsewhere in this Prospectus. Periodically, the Company may make statements about trends, future plans and the Company's prospects. Actual results may differ materially from those described in such forward looking statements based on the risks and uncertainties facing the Company, including but not limited to, the following:
(i) the highly competitive nature of, and new technologies in, the radio broadcasting industry; (ii) the Company's dependence upon its Seattle radio stations; (iii) the risks associated with the Company's acquisition strategy;
(iv) the continued control of the Company by Joseph M. Field and David J. Field;
(v) the Company's vulnerability to changes in federal legislation or FCC regulatory policy; and (vi) the other factors described in "Risk Factors."


     Historically, the Company has operated with an October 1st to September 30th fiscal year. All references herein, with the exception of specific references to calendar year periods, are based on the Company's fiscal year.

     A radio broadcasting company's revenues are derived primarily from the sale of broadcasting time to local and national advertisers. Those revenues are largely determined by the advertising rates that a radio station is able to charge and the number of advertisements that can be broadcast without jeopardizing listener levels. Advertising rates are primarily based on three factors: (i) a station's audience share in the demographic groups targeted by advertisers, as measured principally by quarterly reports issued by Arbitron;
(ii) the number of radio stations in the market competing for the same demographic groups; and (iii) the supply of and demand for radio advertising time. In 1998, 76.2% of the Company's revenues were generated from local advertising (which is sold primarily by each individual local radio station's sales staff), and 22.6% were generated from national spot advertising (which is sold by independent advertising sales representatives). The balance of 1998 revenues were generated principally by network advertising and rental income from tower sites.

     Revenues recognized under a TBA or JSA for stations operated by the Company prior to acquiring the stations are included in net revenues, while operating expenses associated with these stations are reflected in station operating expenses. Consequently, there is no difference in the method of revenue and operating expense recognition between a station operated by the Company under a TBA or JSA and a station owned and operated by the Company.

     Several factors may adversely affect a radio broadcasting company's performance in any given period. In the radio broadcasting industry, seasonal revenue fluctuations are common and are due primarily to variations in advertising expenditures by local and national advertisers. Typically, revenues are lowest in the first calendar quarter of the year. The Company generally incurs advertising and promotional expenses to increase "listenership" and Arbitron ratings. However, since Arbitron reports ratings quarterly, any increased ratings and therefore increased advertising revenues tend to lag behind the incurrence of such advertising and promotional spending.

     In the broadcasting industry, radio stations often utilize trade (or barter) agreements to reduce expenses by exchanging advertising time for goods or services. The Company, in order to maximize cash revenue from its spot inventory, minimizes its use of trade agreements and during the past five years has held barter revenues under 2.0% of the Company's gross revenues and barter related broadcast cash flow under 0.4% of the Company's broadcast cash flow.

     In the following analysis, management discusses broadcast cash flow and EBITDA before net expense (income) from TBA fees. Neither broadcast cash flow nor EBITDA before net expense (income) from TBA fees purports to represent net income, operating income or net cash provided by operating activities, as those terms are defined under GAAP, and they should not be considered in isolation or as a substitute for such measurements. Broadcast cash flow consists of operating income before depreciation, amortization, net expense (income) from TBA fees and corporate expenses. EBITDA before net expense (income) from TBA fees consists of operating income before depreciation, amortization and net expense (income) from TBA fees. In part due to the non-capital intensive nature of the radio broadcasting industry and the high level of non-cash depreciation and amortization expense, broadcast cash flow and EBITDA before net expense (income) from TBA fees are frequently used as bases for evaluating radio broadcasting businesses, although the Company's measures of broadcast cash flow and EBITDA before net expense (income) from TBA fees may not be comparable to similarly titled measures of other companies.


     The Company calculates "same station" growth by (i) comparing the performance of stations operated by the Company throughout a relevant quarter to the performance of those same stations (whether or not operated by the Company) in the prior year's corresponding quarter, excluding the effect of barter revenues and expenses and discontinued operations and (ii) averaging such growth rates for the period presented. "Same station broadcast cash flow margin" is the broadcast cash flow margin of the stations included in the Company's same station calculations. For purposes of the following discussion, pro forma net income represents historical income before income taxes and extraordinary items adjusted as if the Company were treated as a C Corporation during all relevant periods at an effective tax rate of 38%, applied to income before income taxes and extraordinary items, excluding the effect of the adjustment to reflect indexing of the Convertible Subordinated Note (as such adjustment is not tax-deductible) of $29.1 million and $8.8 million for the years ending September 30, 1997 and 1998, respectively and excluding extraordinary items, net of pro forma taxes.



     Because of the Company's significant acquisition and divestiture activities, the Company's pro forma 1998 results differ materially from its actual 1998 results. Entercom's actual results for 1998 do not reflect a full year of operations of the Company's current portfolio of radio stations; and include a partial year of operating results for a station which the Company divested during the year. For the year ended September 30, 1998, pro forma net revenues were $171.4 million and pro forma broadcast cash flow was $50.8 million. Pro forma broadcast cash flow margin was 29.6% for the year ended September 30, 1998.


RESULTS OF OPERATIONS

  Fiscal Year Ended September 30, 1998 Compared to Fiscal Year Ended September 30, 1997

     Net Revenues. Net revenues increased 41.7% to $133.0 million for the year ended September 30, 1998 from $93.9 million for the year ended September 30, 1997. Of the increase, $20.3 million is attributable to stations acquired or in the process of being acquired during the year, offset by $5.8 million for stations divested or in the process of being divested during the same period. On a same station basis, net revenues for the period increased 16.3% to $128.5 million in 1998 from $110.5 million in 1997, largely due to stronger selling efforts and radio advertising market growth. Same station revenue growth was led by substantial increases in Seattle, Kansas City and Portland.

     Station Operating Expenses. Station operating expenses increased 44.6% to $88.6 million for the year ended September 30, 1998 from $61.3 million for the year ended September 30, 1997. Of the increase, $13.2 million is attributable to stations acquired or in the process of being acquired during this period, offset by $4.4 million for stations divested or in the process of being divested during the same period. On a same station basis, station operating expenses increased 11.2% to $84.7 million for the year ended September 30, 1998 from $76.2 million for the year ended September 30, 1997.


     In connection with the First Boston Transaction, which closed on December 11, 1998, the Company acquired broadcast contracts with certain sports teams. The unfavorable impact of these contracts, estimated to be $5.0 million, of which $3.3 million and $1.7 million are expected to be incurred in fiscal 1999 and 2000, respectively, has been recorded as a liability in the Company's balance sheet as of December 11, 1998. As broadcast services are provided under these contracts, the Company will offset $3.3 million and $1.7 million of its costs against that liability during fiscal 1999 and 2000, respectively. Pursuant to the purchase agreement, CBS paid $5.0 million in cash to the Company to offset the unfavorable impact of these contracts. Although management of the Company believes that this amount is sufficient to offset those future costs, there can be no assurances that the actual unfavorable impact of such contracts will not be greater that $5.0 million. CBS has no further obligation to reimburse the Company for any additional unfavorable results that may actually be incurred by the Company during the remaining terms of the contracts.



     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased 39.3% to $4.5 million for the year ended September 30, 1998 from $3.2 million for the year ended September 30, 1997. This increase was primarily due to the higher administrative expenses associated with supporting the Company's growth. Although the Company has not previously recorded non-cash compensation expenses, the Company anticipates recording a non-cash compensation expense of approximately $0.3 million in each of the next four years in connection with the issuance of 317,957 options (assuming an initial public offering price of $19.50 per share), granted prior to the Offering, at an exercise price of 80% of the initial public offering price.



     Depreciation and Amortization. Depreciation and amortization increased 70.0% to $13.1 million for the year ended September 30, 1998 from $7.7 million for the year ended September 30, 1997. This increase was primarily attributable to the Company's acquisitions during 1997 and 1998.



     Interest Expense and the Adjustment to Reflect Indexing of Convertible Subordinated Note. Interest expense increased 28.8% to $14.7 million for the year ended September 30, 1998 from $11.4 million for the year ended September 30, 1997. This increase was primarily due to indebtedness incurred in connection with the Company's acquisitions.



     The adjustment to reflect the indexing of the Convertible Subordinated Note is determined by reference to the market value of the shares of Common Stock into which the note is convertible which is calculated using comparable publicly held radio broadcast companies' multiples of broadcast cash flow. The adjustment to reflect indexing of the Convertible Subordinated Note was $29.1 million and $8.8 million for the years ended September 30, 1997 and 1998, respectively, a decrease of 69.6%. The decrease in the adjustment from 1997 to 1998 is due to a reduced broadcast cash flow growth rate from 91.5% in 1997 to 36.2% in 1998 (primarily due to the timing of acquisitions) and a lower multiple in 1998 due to the overall market condition for public radio broadcast companies at September 30, 1998 relative to September 30, 1997.



     Income Before Income Taxes and Extraordinary Items. Income before income taxes and extraordinary items for the year ended September 30, 1998 was $9.9 million, including a gain of $8.7 million from the sale of assets. This compares to income before income taxes and extraordinary items of $177.3 million for the year ended September 30, 1997, which includes a gain of $197.1 million. The gain on the assets in 1997 is primarily attributable to the Company's disposition of stations in the Houston, San Francisco and Pittsburgh radio markets. The Company does not expect such significant gains on the sale of assets to continue in the future.



     Extraordinary Items. The extraordinary items in 1998 resulted from the write-off of $2.4 million of unamortized finance charges due to the early extinguishment of debt, which resulted from the refinancing of the Company's credit facility. There were no extraordinary items in 1997.



     Pro Forma Net Income. As a result of the factors described above, pro forma net income for the year ended September 30, 1998 was $1.3 million, which included the impact of the recognition of $8.8 million for the adjustment to reflect indexing of the Convertible Subordinated Note, offset by a gain of $5.4 million, net of taxes, on the sale of assets. This compares to pro forma net income of $98.9 million for the year ended September 30, 1997, which included $29.1 million for an adjustment to reflect indexing of the Convertible Subordinated Note, offset by a gain of $122.2 million, net of taxes, on the sale of assets. The decrease in gain on the sale of assets is primarily attributable to the Company's disposition of stations in the Houston, San Francisco and Pittsburgh radio markets during the year ended September 30, 1997. The Company used the proceeds from these dispositions to acquire stations in markets where it believed there was greater potential for establishing clusters. The Company does not expect such significant gains on the sale of assets to continue in the future.



     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased 36.3% to $44.4 million for the year ended September 30, 1998 from $32.6 million for the year ended September 30,

1997. On a same station basis, broadcast cash flow increased 27.7% to $43.8 million for the year ended September 30, 1998 from $34.3 million for the year ended September 30, 1997.

     The Company's broadcast cash flow margin (defined as broadcast cash flow as a percentage of net revenues) declined to 33.4% for the year ended September 30, 1998 from 34.7% for the year ended September 30, 1997. This decline was primarily attributable to the Company's 1997 exchange of relatively mature stations in San Francisco and Houston, which operated at higher broadcast cash flow margins but were located in markets where management believed there were limited growth and clustering opportunities, for less developed properties in Seattle, Kansas City and Sacramento, which collectively operated with lower broadcast cash flow margins but offered stronger growth and clustering opportunities. On a same station basis, the Company's broadcast cash flow margin increased to 34.1% for the year ended September 30, 1998 from 31.1% for the year ended September 30, 1997.


     EBITDA Before Net Expense (Income) from TBA Fees. As a result of the factors described above, EBITDA before net expense (income) from TBA fees increased 35.9% to $39.9 million for the year ended September 30, 1998, from $29.3 million for the year ended September 30, 1997.


  Fiscal Year Ended September 30, 1997 Compared to Fiscal Year Ended September 30, 1996


     Net Revenues. Net revenues increased 92.8% to $93.9 million for the year ended September 30, 1997 from $48.7 million for the year ended September 30, 1996. Of the increase, $38.8 million is attributable to stations acquired during this period, offset by $9.9 million for stations divested during the same period. On a same station basis, net revenues increased 14.2% to $86.6 million for the year ended September 30, 1997 from $75.8 million for the year ended September 30, 1996. Same station revenue growth was led by substantial increases in Seattle, Kansas City, Portland, Houston and St. Louis.



     Station Operating Expense. Station operating expenses increased 93.6% to $61.3 million for the year ended September 30, 1997 from $31.7 million for the year ended September 30, 1996. Of the increase, $20.0 million is attributable to stations acquired during this period, offset by $5.7 million for stations divested during the same period. On a same station basis, station operating expenses decreased 0.4% to $55.0 million for the year ended September 30, 1997 from $55.2 million for the year ended September 30, 1996. This decrease was attributable to cost savings measures implemented by the Company in connection with its acquisitions.


     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased 13.1% to $3.2 million for the year ended September 30, 1997 from $2.9 million for the year ended September 30, 1996. This increase was primarily due to higher administrative expenses associated with supporting the Company's growth.

     Depreciation and Amortization. Depreciation and amortization increased 159.6% to $7.7 million for the year ended September 30, 1997 from $3.0 million for the year ended September 30, 1996. This increase was primarily attributable to the Company's 1996 and 1997 acquisitions and was partially offset by the net effect of stations sold during the same period.


     Interest Expense and the Adjustment to Reflect Indexing of Convertible Subordinated Note. Interest expense increased 119.2% to $11.4 million for the year ended September 30, 1997 from $5.2 million for the year ended September 30, 1996. This increase was primarily due to indebtedness incurred in connection with the Company's acquisitions.



     The adjustment to reflect the indexing of the Convertible Subordinated Note is determined by reference to the market value of the shares of Common Stock into which the note is convertible which is calculated using comparable publicly held radio broadcast companies' multiples of broadcast cash flow. There was no adjustment to reflect indexing of the Convertible Subordinated Note as of September 30, 1996 as the face amount of the note plus 7% stated interest approximated the market value of the Convertible Subordinated Note on such date. The amount of the adjustment to reflect indexing of the Convertible Subordinated
Note increased from $0.0 to $29.1 million for the years ended September 30, 1996 and 1997, respectively. The adjustment for 1997 is due primarily to a 91.5% increase in broadcast cash flow.

     Income Before Income Taxes and Extraordinary Item. Income before income taxes and extraordinary item for the year ended September 30, 1997 was $177.3 million, including a gain of $197.1 million from the sale of assets and $29.0 million for the adjustment to reflect indexing of the Convertible Subordinated Note. This compares to income before income taxes and extraordinary item of $7.1 million for the year ended September 30, 1996, which includes a gain of $0.1 million and no adjustment to reflect indexing of Convertible Subordinated Note. The increase in gain on the sale of assets is primarily attributable to the Company's disposition of stations in the Houston, San Francisco and Pittsburgh radio markets. The Company used the proceeds from these dispositions to acquire stations in markets where it believed there was greater potential for establishing clusters. The Company does not expect such significant gains on the sale of assets to continue in the future.



     Extraordinary Items. There were no extraordinary items in 1997. The extraordinary item in 1996 resulted from the write-off of $0.5 million of unamortized finance charges due to the early extinguishment of debt, which resulted from the refinancing of the Company's credit facility.


     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased 91.5% to $32.6 million for the year ended September 30, 1997 from $17.0 million for the year ended September 30, 1996. On a same station basis, broadcast cash flow increased 53.3% to $31.6 million for the year ended September 30, 1997 from $20.6 million for the year ended September 30, 1996. Broadcast cash flow margin declined to 34.7% for fiscal 1997 from 35.0% for fiscal 1996. This decline was primarily attributable to the Company's exchange in fiscal 1997 of relatively mature stations in San Francisco and Houston, which operated at higher broadcast cash flow margins but were located in markets where management believed there were limited growth and clustering opportunities, for less developed properties in Seattle, Kansas City and Sacramento, which collectively operated with lower broadcast cash flow margins, but offered stronger growth and clustering opportunities. On a same station basis, broadcast cash flow margins increased to 36.5% for the year ended September 30, 1997 from 27.2% for the year ended September 30, 1996.

     EBITDA Before Net Expense (Income) from TBA Fees. As a result of the factors described above, EBITDA before net expense (income) from TBA fees increased 107.4% to $29.3 million for the year ended September 30, 1997, from $14.1 million for the year ended September 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES


     The Company has used a significant portion of its capital resources to consummate acquisitions. These acquisitions were or will be funded from one or a combination of the following sources: (i) the Credit Facility (described below),
(ii) the Convertible Subordinated Note (described below), (iii) the swapping of Company-owned radio stations in transactions which qualify as "like-kind" exchanges under sec.1031 of the Code and (iv) internally-generated cash flow. Net proceeds from the Offering will be used to repay a portion of the Company's outstanding indebtedness under the Credit Facility. See "Use of Proceeds." The proceeds of the Tampa Transaction have been placed in a qualified intermediary account which will be used to pay a significant portion of the S Corporation Distribution.



     Net cash flows provided by operating activities were $23.0 million, $8.9 million and $12.8 million for the years ended September 30, 1998, 1997 and 1996, respectively. Changes in the Company's net cash flow from operating activities are primarily a result of changes in advertising revenues and station operating expenses which are affected by the acquisition and disposition of stations during those periods.



     Net cash flows used in investing activities were $153.7 million, $13.7 million and $96.5 million for the years ended September 30, 1998, 1997 and 1996, respectively. Net cash flows provided by financing activities were $133.7 million, $3.2 million and $87.5 million for the years ended September 30, 1998, 1997 and 1996, respectively. These cash flows reflect the acquisitions consummated in the relevant periods and the related borrowings.


     In addition to debt service, the Company's principal liquidity requirements will be for working capital and general corporate purposes, including capital expenditures, and, if appropriate opportunities arise, acquisitions of additional radio stations. For calendar 1999, management anticipates maintenance capital expenditures to be between $1.0 million and $1.5 million and total capital expenditures to be between $3.5 million and $5.0 million. Management believes that cash from operating activities, together with available revolving credit borrowings under the Credit Facility, should be sufficient to permit the Company to meet its financial obligations and fund its operations. The Company may require additional financing for future acquisitions, if any, and there can be no assurance that it would be able to obtain such financing on terms considered to be favorable by management.


     The Company entered into a Loan Agreement, dated as of February 13, 1998, as amended October 8, 1998, with several banks, including Key Corporate Capital, Inc. and Bank of America NT&SA for a $350.0 million revolving credit facility (the "Credit Facility"), subject to compliance with certain financial ratios. The Credit Facility was established to: (i) refinance existing indebtedness of the Company, (ii) provide working capital and (iii) fund corporate acquisitions. At the Company's election, interest on any outstanding principal accrues at a rate based on either LIBOR plus a spread which ranges from 0.5% to 2.125% or on KeyBank N.A.'s base rate plus a spread of up to 0.875%, depending on the Company's leverage ratio. Although the Company may borrow, repay and reborrow under the Credit Facility, the aggregate maximum amount that the Company can have outstanding at any one time is reduced on a quarterly basis beginning on June 30, 2000. The final maturity date for the Credit Facility is February 13, 2006. As of September 30, 1998, on a pro forma basis, the Company would have had approximately $223.0 million of borrowings outstanding under the Credit Facility. As of December 31, 1998, the Company had approximately $330.0 million of borrowings outstanding under the Credit Facility.



     The Credit Facility prohibits the Company from maintaining a total leverage ratio (defined as the ratio of the Company's total debt to operating cash flow) greater than 7.0 to 1.0, at any time through March 31, 1999, which reduces over subsequent periods. In addition, the Credit Facility prohibits the Company from maintaining a senior leverage ratio (defined as the ratio of the principal amount outstanding under the Credit Facility to operating cash flow) greater than 6.5 to 1.0, at any time through March 31, 1999, which reduces over subsequent periods. Currently, the Company is in compliance with the total and senior leverage ratio obligations imposed by the Credit Facility.


     The Credit Facility also requires the Company to (i) maintain a fixed charge coverage ratio (defined as the ratio of operating cash flow to the sum of the Company's debt service, capital expenditures, taxes and capital distributions, over any four quarter period) greater than 1.05 to 1.00 and (ii) maintain an interest coverage ratio (defined as the ratio of operating cash flow to interest expense over any four quarter period) greater than 2.0 to 1.0. Currently, the Company is in compliance with each of these financial ratio obligations imposed by the Credit Facility.


     The Company entered into the Chase Agreement with Chase Capital on May 21, 1996 pursuant to which the Company issued the Convertible Subordinated Note in the original principal amount of $25.0 million. Interest accrues at a rate of seven percent, however, payment of interest is deferred until May 21, 2003.



     Chase Capital has agreed with the Underwriters and the Company that, immediately prior to the Offering, it will convert the Convertible Subordinated Note. Upon the Chase Conversion, Chase Capital will receive 1,282,051 shares of Class A Common Stock and 3,119,708 shares of Class C Common Stock (assuming an initial public offering price of $19.50 per share), of which 550,000 shares of Class A Common Stock are being sold by Chase Capital in the Offering (1,282,051 shares if the Underwriters' over-allotment option is exercised in full). After giving effect to the Offering, including Chase Capital's sale of shares of Class A Common Stock therein, Chase Capital will beneficially own approximately 3.2% of the Company's Class A Common Stock and all of the Class C Common Stock, representing 0.6% of the total voting power of the Company's outstanding Common Stock (none of the Company's Class A Common Stock, representing none of the total voting power of the Company's outstanding Common Stock, if the Underwriters' over-allotment option is exercised in full). See "Selling Shareholder" and "Risk Factors -- Benefits to Existing Shareholders and Affiliates."



     The Company accounts for this instrument as indexed debt. The Company recognized as an expense an adjustment to reflect indexing of the Convertible Subordinated Note amounting to $0.0, $29.1 million and $8.8 million for the years ended September 30, 1996, 1997 and 1998, respectively. At September 30, 1998, the market value of the Chase Shares was approximately $67.3 million (the principal amount of the note plus accrued interest amounted to approximately $29.4 million and the cumulative adjustment to reflect indexing of the Convertible Subordinated Note was approximately $37.9 million). Up to the date of the Chase Conversion, the Company may recognize further adjustments to reflect indexing of the Convertible Subordinated Note. Based upon an initial public offering price of $19.50 per share, the Company anticipates that it will record an additional adjustment to reflect indexing of the Convertible Subordinated Note of approximately $18.1 million as of December 31, 1998. Upon the Chase Conversion, the Convertible Subordinated Note will be converted into 1,282,051 shares of Class A Common Stock, 3,119,708 shares of Class C Common Stock (assuming an initial public offering price of $19.50 per share) and the principal, accrued interest, and cumulative adjustment to reflect indexing of the Convertible Subordinated Note will be converted into the stated capital for such shares and additional paid-in capital, and no further obligation will be due on the note.



     The Credit Facility requires the Company to protect itself from interest rate fluctuations through the use of derivative rate hedging instruments. As a result, the Company has entered into various convertible rate cap and interest rate swap transactions with various banks (the "Rate Hedging Transactions") designed to mitigate the Company's exposure to significantly higher floating interest rates. A rate cap agreement establishes an upper limit or "cap" for the base LIBOR rate. Swap agreements require that the Company pay a fixed rate of interest on the notional amount to a bank and the bank pay to the Company a variable rate equal to three-month LIBOR. Certain of the swap agreements grant the bank the option to terminate the transaction prior to its respective expiration date in certain limited circumstances.


     In the future, the Company expects to continue executing Rate Hedging Transactions only to the extent required under the Credit Facility and does not anticipate holding derivative securities for speculative or investment purposes. The following table sets forth certain information regarding the Rate Hedging Transactions which the Company had entered into as of September 30, 1998.


                                                                        UNRECOGNIZED GAINS (LOSSES) AS OF
                                                                       -----------------------------------
                                                                                  SEPTEMBER 30,
                  CONVERTIBLE CAP       SWAP                           -----------------------------------
NOTIONAL AMOUNT    INTEREST RATE    INTEREST RATE    EXPIRATION DATE     1996        1997         1998
---------------   ---------------   -------------   -----------------  ---------   ---------   -----------
  $20,000,000            --             6.77%            May 16, 2000  $(208,000)  $(351,000)  $  (652,000)
   25,000,000(1)         --             5.89            July 29, 2003   (117,000)   (212,000)   (1,057,000)
   25,000,000          7.50             6.05           August 8, 2000     15,000    (103,000)   (1,069,000)
   15,000,000            --             5.61         January 10, 2005         --          --      (525,000)
   14,000,000            --             5.86         January 10, 2005         --          --      (705,000)
   30,000,000            --             5.77        February 27, 2008         --          --    (1,793,000)



     (1) This cap was converted by the bank into an interest rate swap effective October 29, 1998.


     No gains or losses have been recognized by the Company during the periods indicated.

RECENT PRONOUNCEMENTS


     In June 1998, the FASB issued SFAS No. 133 entitled "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and should not be applied retroactively to financial statements of prior periods. Management has not yet determined what effect, if any, this statement will have on the Company.

IMPACT OF YEAR 2000 ISSUES


     The Company relies, directly and indirectly, on information technology systems to operate its radio stations, provide its radio stations with up-to-date news and perform a variety of administrative services including accounting, financial reporting, advertiser spot scheduling, payroll and invoicing. Most of these information technology systems, such as Marketron, Columbine, Ultipro, Solomon and Novell, are standard commercial software products used both throughout the radio broadcasting industry and in other industries. The Company also uses non-information technology systems, such as microchips for dating and other automated functions. All of these technology systems could potentially be affected by Year 2000 Issues.


     In order to minimize the risk of Year 2000 related losses, the Company is conducting a comprehensive assessment of its Year 2000 Issues. This assessment consists of (i) an analysis of all of the information and non-information technology systems that the Company uses, including the circulation of Year 2000 compliance questionnaires to the chief engineers of each of the Company's stations, requiring them to evaluate their respective station's preparedness for Year 2000 Issues and (ii) an inquiry as to the Year 2000 status of third parties material to the Company's operations, including the transmission of letters to all key service providers requesting written confirmation of their Year 2000 readiness.


     Although the Company is still in the process of assessment, the Company has determined that the bulk of the technology systems it uses internally are Year 2000 compliant. The Company has received confirmation from each supplier that provided or manufactured a material information or non-information technology system used by the Company that such system is either Year 2000 compliant or that such supplier will, within a short period of time, provide software aides, supplements or replacements that will make such system Year 2000 compliant.



     Due to (i) the preventive measures being taken in response to the Company's assessment, (ii) the relatively small degree to which the radio broadcasting industry, as compared to other industries, depends on older large computer systems or interfaces with third party computer systems, (iii) the fact that most of the Company's automated administrative services can, if needed, be performed manually and (iv) the fact that most of the Company's radio stations are equipped with emergency power systems, management believes that, while difficult to fully assess, Year 2000 Issues should not have a material adverse effect on the Company's broadcast operations.


     The Company believes that it is difficult to fully assess the risks of the Year 2000 problem due to the numerous uncertainties surrounding the issue. Management believes that the primary risks are external to the Company and relate to the Year 2000 readiness of its third party suppliers. The inability of such third party suppliers to adequately address the Year 2000 issues on a timely basis could result in a material financial risk, including loss of revenue, substantial unanticipated costs and service interruptions. The Company plans to continue its efforts to survey all work with such third party suppliers to address all significant Year 2000 issues in a timely manner.

     The Company expects to have completed its Year 2000 remediation efforts by the end of the third quarter of fiscal 1999. Additionally, the Company will develop a contingency plan for dealing with Year 2000 Issues caused by systems external to the Company by the end of the third quarter of fiscal 1999. Since most of the Year 2000 compliance achieved by the Company to date has been done through the normal upgrading process, separate costs have not been allocated to the Year 2000 Issue. Based on its experience to date, the Company estimates that the remaining costs to respond to the Year 2000 Issues will be approximately $250,000. All such costs will be expensed as incurred.

                                    BUSINESS

OVERVIEW


     Entercom, founded in 1968, is the sixth largest radio broadcasting company in the United States, based on pro forma 1997 gross revenues. The Company owns and operates 42 stations, 25 FM and 17 AM, in eight markets, including five of the country's top 30 radio advertising markets. The Company has built the largest radio station clusters, based on gross revenues, in Seattle and Kansas City, and one of the three largest clusters in Boston, Portland, Sacramento and Rochester. On a pro forma basis, the Company would have had net revenues of $171.4 million, operating income of $27.0 million and pro forma income before extraordinary items of $7.5 million for the year ended September 30, 1998. In addition, pro forma broadcast cash flow during the same period would have been $50.8 million.



     The Company's net revenues and broadcast cash flow have grown significantly on both a total and same-station basis. Over the past three fiscal years, net revenues grew at a compound annual rate of 68.4% from an actual $35.9 million in fiscal 1995 to a pro forma $171.4 million in fiscal 1998. Broadcast cash flow grew at a compound annual rate of 62.7% from an actual $11.8 million in fiscal 1995 to a pro forma $50.8 million in fiscal 1998. During this same period, the Company's same station net revenues and broadcast cash flow grew at average annual rates of 15.0% and 36.4%, respectively. In addition, the Company's after-tax cash flow grew at a compound annual rate of 97.2% from an actual $4.2 million in fiscal 1995 to a pro forma $32.2 million in fiscal 1998.


CORPORATE HISTORY

     Throughout its 30 year history of operations, Entercom has experienced sustained growth by adapting its acquisition and operating strategies to capitalize on changes occurring in the radio broadcasting industry. Entercom's Chairman of the Board and Chief Executive Officer, Joseph M. Field, founded the Company in 1968 on the conviction that FM broadcasting, then in its infancy, would surpass AM broadcasting as the leading aural medium. The Company's strategy from inception through the 1970's was to acquire FM stations in the top 20 radio advertising markets at a fraction of prevailing prices for AM stations and to operate those stations economically and profitably by utilizing niche formats not being offered by major AM stations. The Company continued this strategy until FM's technical superiority and the availability of inexpensive AM/FM receivers drove FM's penetration of the radio advertising market to critical mass and FM stations began to compete successfully with the dominant AM stations of the time for control of mass market audiences. In addition, Entercom pursued a strategy of purchasing technically underdeveloped FM stations and upgrading them so that they could become competitive stations in their markets.

     The Company adjusted its strategic plan in the mid-1980's. With FM at critical mass, the Company began a deliberate multi-year effort to enhance its operations at both the corporate and station levels to compete for greater shares of audience and advertising dollars in its markets. With the advent of the duopoly rules in 1992 (permitting expansion of ownership in a market from one to two stations in each radio medium), Entercom began to "double up" in its markets. Since the passage of the Telecom Act, which permitted ownership of up to eight radio stations in most major markets, the Company has pursued a creative acquisition and development strategy pursuant to which it has swapped stand-alone FM stations in various markets to build market leading clusters in large growth markets where the Company could develop a significant presence.

ACQUISITION STRATEGY

     The Company, through a disciplined acquisition strategy, seeks to (i) build market leading clusters of stations principally in large growth markets and (ii) acquire underdeveloped properties that offer the potential for significant improvements in revenues and broadcast cash flow through the application of the Company's operational, administrative and/or engineering expertise. As part of its strategy, the Company has strategically redeployed its asset base by swapping relatively mature stations in markets where the Company believed it would be difficult to build leading station clusters in exchange for underperforming stations in other markets that management believed offered stronger growth and clustering opportunities. For example, in 1997 the

Company exchanged one station in Houston plus $5.0 million for three stations in Seattle and four stations in Kansas City. The Seattle acquisitions solidified the Company's position as the leading radio operator in that market while the four stations acquired in Kansas City enabled the Company to enter a new large market with a significant presence.


     The Company has a track record of structuring acquisitions in creative ways, including being a pioneer of multi-party station swaps. Since October 1, 1996, the Company, in 21 transactions, has acquired or agreed to acquire 37 radio stations and has divested or agreed to divest, for strategic reasons, 11 radio stations. The Company has been involved in transactions with many of the leading radio broadcast companies or their predecessors, including CBS Radio, Viacom Inc., American Radio Systems Corporation, Citicasters Inc., Jacor Communications, Inc., Sinclair Broadcast Group, Inc., Bonneville International Corp. and Susquehanna Radio Corp. As a result of these transactions, the Company has divested its stand-alone stations while establishing the largest clusters in Seattle and Kansas City and building superduopolies in Boston, Portland, Sacramento and Rochester. The Company believes that its proven record of consummating creative transactions with many of the leading radio broadcast companies positions it well to continue to participate in the consolidation occurring in its industry.


OPERATING STRATEGY

     The principal components of the Company's operating strategy are set forth below.

     - DEVELOP MARKET LEADING STATION CLUSTERS. The Company has built one of the three leading clusters in each of its eight markets. To enhance its competitive position, the Company strategically aligns its stations within each market to optimize their performance, both individually and collectively. The Company seeks to maximize the ratings, revenue and broadcast cash flow of its radio stations by tailoring their programming to optimize aggregate audience delivery. For example, in Kansas City, Entercom acquired two stations that had been engaged in a lengthy battle in the Adult Contemporary format. Largely as a result of that competition, these stations were the 10(th) and 12(th) ranked stations among Adults 25-54 in the market. Shortly after acquiring the stations, the Company reformatted one of the stations to an Album Oriented Rock format. As a result of this strategy, the stations now rank 3(rd) in Women 25-54 and 2(nd) in Men 25-54, respectively.


     - ENHANCE OPERATIONS OF NEWLY ACQUIRED UNDERPERFORMING STATIONS. The Company has built a long-term track record of acquiring and developing underperforming stations. This has enabled the Company to achieve superior same-station revenue and broadcast cash flow growth over the past several years. The Company utilizes a variety of techniques to develop underachieving properties, including: strategic market research and analysis; management enhancements; expenditure reductions; facility consolidations; technical upgrades; programming and marketing enhancements; and improved sales training and techniques. The Company's current portfolio of stations includes a significant number of recently acquired stations which management believes are underdeveloped. In the aggregate, 33 of these stations which the Company commenced operating since January 1, 1997 operated at a broadcast cash flow margin of 22.2% during the year ended September 30, 1998. By comparison, in the aggregate, the nine stations which the Company commenced operating prior to 1997, operated at a broadcast cash flow margin of 46.2% during the year ended September 30, 1998.


     - BUILD STRONGLY-BRANDED FRANCHISES. The Company analyzes market research and competitive factors to identify the format opportunity, music selection and rotation, presentation and other key programming attributes that it believes will best position each station to maximize its audience share and, consequently, its revenues and broadcast cash flow. The Company's stations pursue a variety of programming and marketing initiatives designed to develop a distinctive identity and to strengthen the stations' local "brand" or "franchise" value. For example, the Company's "endfest(TM)" festival in Seattle attracts 18,000 listeners to a day-long festival with live music and other attractions, solidifying KNDD's ("The End(TM)") brand image in Seattle. The Company has also been on the leading edge of several national programming trends during the past decade including Modern Rock, Young Adult Country and Adult Album Alternative.

     - LEVERAGE STATION CLUSTERS TO CAPTURE GREATER SHARE OF ADVERTISING REVENUE. The Company believes radio will continue to gain revenue share from other media by capitalizing on its enhanced competitive platform. As a result of deregulation in the radio broadcasting industry, operators can now create radio station clusters that have the critical mass of audience reach and marketing resources necessary to pursue incremental advertising and promotional revenues more aggressively. The Company has begun to capitalize on this opportunity by developing specialized teams in Seattle, Portland, Sacramento and Kansas City to work with non-traditional radio advertisers to create and develop marketing programs and solutions.


     - MAXIMIZE TECHNICAL CAPABILITIES. The Company seeks to operate stations with the strongest signals in their respective markets. In addition, the Company, on various occasions, has identified opportunities to upgrade low-powered or out-of-market stations and transform them into competitive signals, thus increasing their value significantly. For example, the Company recently sold its two Tampa FM stations, which it had purchased for an aggregate of $4.9 million, for $75.0 million after upgrading their respective license classes. In addition, the Company upgraded the FCC license class of KMTT-FM in Seattle, KNRK-FM in Portland and, KRXQ-FM in Sacramento. Today each of these stations has a competitive signal in its respective market.


     - RECRUIT, DEVELOP, MOTIVATE AND RETAIN SUPERIOR EMPLOYEES. The Company believes that station operators differentiate themselves from their peers primarily through their ability to recruit, develop, motivate and retain superior management, programming, and sales talent. Accordingly, the Company strives to establish a creative and collegial working environment in which talented employees are able to thrive. The Company encourages its stations to build strong community bonds through local and company-wide community service programs, which facilitate strong local business relationships and provide employees with opportunities for enhanced job fulfillment. The Company offers competitive pay packages with performance-based incentives for its key employees. In addition, the Company provides employees with opportunities for personal growth and advancement through extensive training, seminars and other educational programs.

STATION PORTFOLIO


     The Company has built a highly consolidated portfolio of radio stations concentrated primarily in top 30 markets with above average growth characteristics. The Company generated 94.0% of its pro forma fiscal 1998 net revenues from the five top 30 markets in which it operates. Radio advertising revenues in these five markets have grown at an average annual rate of 11.3% from 1992 to 1997, which exceeded the average annual growth rate of both the aggregate radio industry and top 30 markets. Furthermore, the Company generated 98.7% of its pro forma fiscal 1998 net revenues from superduopolies, which the Company defines as clusters of four or more stations in one market. Management believes that Entercom's superduopolies enable the Company to (i) amass greater resources to penetrate and capture additional local radio advertising revenues,
(ii) consolidate administrative, engineering and management functions to reduce costs and (iii) be more flexible in adjusting formats to serve changing listener needs. In addition, the Company believes that superduopolies enhance its stations' ability to compete for advertising and promotional dollars with other media, including television and newspaper.

     The following table sets forth certain information about the markets in which the Company operates:


                                                 1992-1997                                      1997
                               1997             RADIO MARKET       COMPANY'S STATIONS         COMPANY
                           RADIO MARKET           AVERAGE          -------------------         MARKET
MARKET(1)                REVENUE RANK(2)     REVENUE GROWTH(2)     FM     AM     TOTAL    REVENUE SHARE(2)
---------                ----------------    ------------------    ---    ---    -----    ----------------
Boston.................         10                  13.7%           2      3       5            19.4%(3)
Seattle(4).............         13                  10.5            5(4)   3       8(4)      40.4(4)
Portland...............         21                  11.8            4      3       7            25.8
Sacramento.............         28                   6.7            4      1       5            20.9
Kansas City............         29                  11.3            3      4       7            33.8
                                                                   --     --      --
  Top 30 Markets.......                                            18     14      32

Rochester..............         55                   8.1            3      1       4            21.7
Gainesville/Ocala......        124                   6.5            2      0       2            23.8
Longview/Kelso.........        n/a                   n/a            2      2       4             n/a
                                                                   --     --      --
  All Markets..........                                            25     17      42


---------------
(1) The Company's stations are in some instances licensed to communities other than the named principal community for the market.
(2) Source: Duncan's.
(3) Does not include the revenues of WWTM-AM, which competes in the adjacent Worcester market.

(4) The Company also sells substantially all the advertising time of a sixth FM station under a JSA, and the revenues from such sales are included in 1997 Company Market Revenue Share.


     The following is a general description of each of the Company's stations and the markets served by those stations. The Audience Share and Audience Rank in Target Demographic figures are shown as reported by Arbitron, and the 1997 Radio Market Revenue Rank for each market figure is shown as reported by Duncan's.

                                     BOSTON
                       1997 Radio Market Revenue Rank: 10


                                                                    AUDIENCE SHARE   AUDIENCE RANK
                                                        TARGET        IN TARGET        IN TARGET
STATION CALL LETTERS      FORMAT     DATE ACQUIRED   DEMOGRAPHIC     DEMOGRAPHIC      DEMOGRAPHIC
--------------------   ------------  -------------   ------------   --------------   -------------
WEEI-AM                Sports Talk   December 1998   Men 25-54           6.5                2(tie)
WRKO-AM                Talk          December 1998   Men 25-54           5.1                4
WAAF-FM                Active Rock      pending      Men 18-34           8.6                3
WEGQ-FM                Classic Hits     pending      Adults 25-54        3.7               11(tie)
WWTM-AM(1)             Sports Talk      pending      Men 25-54           n/a              n/a


---------------
(1) Station competes in the adjacent community of Worcester, Massachusetts and simulcasts virtually all of the programming of WEEI-AM.

  Market Overview


     Boston is the 10th largest radio market in the United States based on 1997 radio advertising revenue. Radio advertising revenues in the Boston market have grown from approximately $115.6 million in 1992 to approximately $219.0 million in 1997 at a compound annual rate of 13.7%. Market radio advertising revenue in 1997 grew 12.9% over 1996 revenue. There are currently 20 viable stations in the Boston radio market, according to Duncan's.


  Boston Stations


     The Company will own and operate five stations, 2 FM and 3 AM, in the Boston market, including one AM station in the adjacent Worcester market, upon consummation of the Second Boston Transaction. The Company's five-station group is the market's second largest radio cluster with a 19.4% market revenue share.

Of the Company's five Boston stations, three rank in the top five for their respective target demographic audiences.


     The Entercom cluster in Boston features two of the market's three major AM stations. WEEI-AM, Boston's all-sports station, is the flagship for the radio networks of the Boston Red Sox, Boston Celtics and Boston College's football and basketball teams. The station also features a highly rated line-up of talk show hosts which has enabled WEEI-AM to rank consistently as one of the leaders among Men 25-54. WRKO-AM is Boston's principal talk station, featuring major nationally syndicated and local personalities such as Dr. Laura and Howie Carr, whose afternoon show is syndicated by WRKO-AM to several other stations throughout New England.

     The Company will also own and operate two FM rock stations in the Boston market, WAAF-FM and WEGQ-FM. WAAF-FM, a heritage rock station, features an Active Rock format that appeals to the Men 18-34 demographic. WEGQ-FM is a Classic Hits station featuring music from the 70's and 80's that is targeted to Adults 25-54.

                                    SEATTLE
                       1997 Radio Market Revenue Rank: 13


                                                                        AUDIENCE SHARE   AUDIENCE RANK
                                                             TARGET       IN TARGET        IN TARGET
STATION CALL LETTERS        FORMAT       DATE ACQUIRED    DEMOGRAPHIC    DEMOGRAPHIC      DEMOGRAPHIC
--------------------   ----------------  --------------   ------------  --------------   -------------
KBSG-AM/FM             Oldies            August 1996      Adults 25-54        5.8              2
KIRO-AM                News/Talk/Sports  March 1997       Men 25-54           7.1              1
KIRO-FM                Talk              March 1997       Adults 25-54        3.7             12(tie)
KISW-FM                Active Rock       May 1997(1)      Men 18-34          11.4              2
KMTT-FM                Adult Rock        1973             Adults 25-54        3.6             14
KNWX-AM                News/Business     March 1997       Adults 25-54        1.0             22(tie)
KNDD-FM                Modern Rock       August 1996      Men 18-34          12.7              1


---------------

(1) TBA commenced June 1996.


  Market Overview


     Seattle is the 13th largest radio market in the United States based on 1997 radio advertising revenue. Radio advertising revenues in the Seattle market have grown from approximately $91.9 million in 1992 to approximately $150.5 million in 1997 at a compound annual rate of 10.5%. Market radio advertising revenue in 1997 grew 13.8% over 1996 revenue. There are currently 22 viable stations in the Seattle radio market, according to Duncan's.


  Seattle Stations


     The Company owns and operates eight stations, 5 FM and 3 AM, in the Seattle market, and sells advertising on a sixth FM station pursuant to a JSA. The Company's nine-station group is the market's largest radio cluster with a 40.4% market revenue share. Of the Company's eight Seattle stations, two rank first and an additional two rank in the top five for their respective target demographic audiences.


     A cornerstone of Entercom's Seattle cluster is KIRO-AM, the market's leading radio news and information source. KIRO Newsradio 710 AM broadcasts up-to-the-minute news and popular local talk-shows and serves as the flagship station for the Seattle Mariners and the Seattle Seahawks radio networks. In the last eight Arbitron quarterly reports, the station has ranked first among Adults 25-54 four times and first among Men 25-54 five times. The Company recently negotiated a five-year extension through the 2002 season of its exclusive radio broadcasting rights agreement with the Seattle Mariners. The Company's agreement with the Seattle Seahawks runs through the 1999 season. Complementing KIRO-AM, the Company owns and operates KNWX-AM, a business-oriented news radio station, and KIRO-FM, Seattle's only FM talk station.

     In addition, the Company owns and operates three rock stations in the Seattle market including KNDD-FM ("The End(TM)"), KMTT-FM ("The Mountain(R)") and KISW-FM. The Company has refined the programming of each of these rock stations so that each station targets a distinct segment of the Adults 18-54 market. As a result, the Company's rock stations rank first and second with Men 18-34. The Company's Seattle cluster also includes KBSG-AM/FM, Seattle's only Oldies station, which has ranked first or second among Adults 25-54 in eleven of the last twelve Arbitron quarterly reports.

     In connection with the Bonneville Transaction in March 1997, the Company assumed the obligations of Bonneville under a JSA pursuant to which it sells all the commercial air time for KING-FM, Seattle's only classical radio station. On July 1, 1997 the Company and Classic Radio, Inc. extended the JSA through June 2002.

                                    PORTLAND
                       1997 Radio Market Revenue Rank: 21


                                                                 AUDIENCE SHARE   AUDIENCE RANK
                                                      TARGET       IN TARGET        IN TARGET
STATION CALL LETTERS     FORMAT     DATE ACQUIRED   DEMOGRAPHIC   DEMOGRAPHIC      DEMOGRAPHIC
--------------------   -----------  -------------   -----------  --------------   -------------
KFXX-AM                Sports Talk  August          Men 25-54          3.3              12
                                    1995(1)
KGON-FM                Classic      August          Men 25-54         10.7               1
                       Rock         1995(1)
KKSN-AM                Nostalgia    June 1998(2)    Adults             1.5              16(tie)
                                                    35-64
KKSN-FM                Oldies       June 1998(2)    Adults             8.0               2
                                                    25-54
KNRK-FM                Modern Rock  August          Men 18-34         11.2               2(tie)
                                    1995(1)
KRSK-FM                Hot Adult    June 1998(2)    Women 18-34       10.6               2
                       Contemporary
KSLM-AM                Sports Talk  December 1998   Men 25-54          n/a(3)          n/a(3)


---------------
(1) TBA commenced April 1995.

(2) TBA commenced March 1998.

(3) KSLM-AM is licensed to Salem, Oregon within the Portland market and will simulcast KFXX-AM programming.

  Market Overview


     Portland is the 21st largest radio market in the United States based on 1997 radio advertising revenue. Radio advertising revenues in the Portland market have grown from approximately $52.5 million in 1992 to approximately $91.8 million in 1997 at a compound annual rate of 11.8%. Market radio advertising revenue in 1997 grew 6.3% over 1996 revenue. There are currently
18.5 viable stations in the Portland radio market, according to Duncan's.


  Portland Stations


     The Company owns and operates seven stations, 4 FM and 3 AM, in the Portland market. The Company's seven-station group is one of the three largest clusters in the market with a 25.8% market revenue share. Of the Company's seven Portland stations, one ranks first and an additional three rank in the top five for their respective target demographic audiences.


     The Company entered the Portland market in 1995, as a result of an internal study that identified Portland as the Company's primary target market for expansion. In 1995, the Company acquired three stations in Portland, including KGON-FM, the market's Classic Rock station. The Company recently increased the size of its Portland cluster by acquiring three additional stations, including KKSN-FM, the market's only Oldies station and KKSN-AM, the market's only Nostalgia station. The Company also acquired KKRH-FM, a Classic Hits station, which competed directly with KGON-FM. In June 1998, the Company changed

KKRH-FM's format to Hot Adult Contemporary to pursue a different demographic target, Women 18-34 and changed its call letters to KRSK-FM ("Rosie 105(TM)").

     The Company also owns and operates KFXX-AM, an all-sports station. KFXX-AM is an affiliate of the Seattle Mariners radio network and carries popular local and nationally-syndicated programming. To increase the nighttime strength and coverage of KFXX-AM's signal, the Company recently exchanged the broadcast frequency and technical facilities of KFXX-AM with those of KKSN-AM and agreed to acquire KSLM-AM in Salem, Oregon to expand the coverage of KFXX-AM to the south through a simulcast of its programming.

                                   SACRAMENTO
                       1997 Radio Market Revenue Rank: 28


                                                                       AUDIENCE SHARE    AUDIENCE RANK
                                                            TARGET       IN TARGET         IN TARGET
STATION CALL LETTERS       FORMAT       DATE ACQUIRED    DEMOGRAPHIC    DEMOGRAPHIC       DEMOGRAPHIC
--------------------   --------------  ----------------  ------------  --------------    -------------
KCTC-AM                Nostalgia       January 1998      Adults 35-64       2.3                14
KRXQ-FM                Active Rock     June 1997(1)      Men 18-34         14.2                 1
KSEG-FM                Classic Rock    June 1997(1)      Men 25-54          6.1                 4
KSSJ-FM                Smooth Jazz     November 1997     Adults 25-54       3.7                11
KDND-FM                Contemporary    June 1997(1)      Women 18-34        6.6                 7
                       Hit Radio


---------------
(1) TBA commenced January 1997.

  Market Overview


     Sacramento is the 28th largest radio market in the United States based on 1997 radio advertising revenue. Radio advertising revenues in the Sacramento market have grown from approximately $54.4 million in 1992 to approximately $75.0 million in 1997 at a compound annual rate of 6.7%. Market radio advertising revenue in 1997 grew 5.0% over 1996 revenue. There are currently 17 viable stations in the Sacramento radio market, according to Duncan's.


  Sacramento Stations


     The Company owns and operates five stations, 4 FM and 1 AM, in the Sacramento market. The Company's five-station group is one of the three largest clusters in the market with a 20.9% market revenue share. Of the Company's five Sacramento stations, one ranks first and an additional station ranks in the top five for their respective target demographic audiences.


     Two of the Company's FM stations, KSEG-FM and KDND-FM (formerly KXOA-FM), have been direct competitors. In July 1998, the Company changed KDND-FM's format from Classic Hits to Contemporary Hit Radio to pursue a different demographic target, Women 18-34. Management believes that KSEG-FM, Sacramento's exclusive Classic Rock station, should benefit from this format change.

     KRXQ-FM, an Active Rock station, has been the market's consistent leader among Men 18-34 and a leading competitor among Adults 18-34 as well. The Company recently completed a frequency exchange with ARS, through which KRXQ-FM has upgraded its current class B1 facility at 93.7 FM to a full class B signal at
98.5 FM, which has expanded KRXQ-FM's signal coverage, and therefore, its competitive position. KSSJ-FM (formerly KBYA-FM) commenced operations from a new tower site in December 1997 with a Smooth Jazz format.

                                  KANSAS CITY
                       1997 Radio Market Revenue Rank: 29


                                                                         AUDIENCE SHARE   AUDIENCE RANK
                                                              TARGET       IN TARGET        IN TARGET
STATION CALL LETTERS         FORMAT         DATE ACQUIRED   DEMOGRAPHIC   DEMOGRAPHIC      DEMOGRAPHIC
--------------------   -------------------  -------------   -----------  --------------   -------------
KCMO-AM                Talk                 March 1997      Adults            2.4               14
                                                            25-54
KCMO-FM                Oldies               March 1997      Adults            5.9                8(tie)
                                                            25-54
KMBZ-AM                News/Talk/Sports     March 1997      Men 25-54         6.2                5
KUDL-FM                Adult Contemporary   January 1998    Women 25-54       9.4                3
KYYS-FM                Album Oriented Rock  March 1997      Men 25-54         8.2                2
WDAF-AM                Country              January 1998    Adults            7.8                1
                                                            35-64
WREN-AM                (to be determined)   pending         n/a               n/a              n/a


  Market Overview


     Kansas City is the 29th largest radio market in the United States based on 1997 radio advertising revenue. Radio advertising revenues in the Kansas City market have grown from approximately $42.0 million in 1992 to approximately $71.4 million in 1997 at a compound annual rate of 11.3%. Market radio advertising revenue in 1997 grew 7.5% over 1996 revenue. There are currently 16 viable stations in the Kansas City radio market, according to Duncan's.


  Kansas City Stations


     The Company owns and operates seven stations, 3 FM and 4 AM, in the Kansas City market. The Company's seven-station group is the market's largest radio cluster with a 33.8% market revenue share. The Company's cluster includes three well-branded FM stations and the market's three strongest AM signals. Of the Company's seven Kansas City stations, one ranks first and an additional three rank in the top five for their respective target demographic audiences.



     The Company's Kansas City FM stations illustrate the Company's ability to react to local market conditions and tailor its stations' programming to broaden their collective audience reach and, consequently, their revenue and broadcast cash flow potential. Prior to their recent acquisition by the Company, KYYS-FM (formerly KLTH-FM) and KUDL-FM had been engaged in a lengthy battle in the Adult Contemporary format. Largely as result of that competition, these stations were the 10th and 12th ranked adult stations in the market. Shortly after acquiring the stations, the Company took advantage of the opportunity created when a new operator dropped the format and call letters of KYYS-FM, the Kansas City heritage rock station. To capitalize on this opportunity, the Company replaced the Adult Contemporary format on KLTH-FM with an Album Oriented Rock format, changed KLTH-FM's call letters to KYYS-FM and emerged as the heritage rock station in the market. As a result of this strategy, KUDL-FM and KYYS-FM rank 3rd in Women 25-54 and 2nd Men 25-54, respectively. The Company's third FM station in Kansas City, KCMO-FM, is the market's exclusive Oldies station and targets the Adults 25-54 demographic.



     The cornerstone of the Company's Kansas City AM presence is KMBZ-AM, the market's news/talk/sports leader. In addition to featuring successful talk shows such as the Rush Limbaugh Show, KMBZ-AM is the new flagship of the Kansas City Royals Radio Network and carries sports coverage of the University of Kansas and the University of Missouri. The Company's exclusive radio broadcasting rights agreement with the Kansas City Royals runs through the 2000 season. In addition, the Company owns and operates KCMO-AM, the market's leading Talk Radio station, and WDAF-AM, one of the most listened to AM Country stations in the United States. Traditionally known as the "voice of the heartland," WDAF-AM possesses the Kansas City radio market's best AM signal and a multi-decade heritage of Country music programming.

                                   ROCHESTER
                       1997 Radio Market Revenue Rank: 55

                                                                          AUDIENCE SHARE    AUDIENCE RANK
                                                             TARGET         IN TARGET         IN TARGET
STATION CALL LETTERS      FORMAT       DATE ACQUIRED      DEMOGRAPHIC      DEMOGRAPHIC       DEMOGRAPHIC
--------------------   ------------    -------------      ------------    --------------    -------------
WBBF-FM                Oldies           June 1998 (1)     Adults 25-54          7.3               5
WBEE-FM                Country          June 1998 (1)     Adults 25-54         11.0               1
WEZO-AM                Nostalgia        June 1998 (1)     Adults 35-64          1.1              15
WQRV-FM                Classic Hits     June 1998 (1)     Adults 25-54          3.2              11

---------------
(1) TBA commenced March 1998.

  Market Overview


     Rochester, New York is the 55th largest radio market in the United States based on 1997 radio advertising revenue. Radio advertising revenues in the Rochester market have grown from approximately $23.5 million in 1992 to approximately $34.5 million in 1997 at a compound annual rate of 8.1%. Market radio advertising revenue in 1997 grew 6.8% over 1996 revenue. There are currently 13.5 viable stations in the Rochester radio market, according to Duncan's.


  Rochester Stations


     The Company owns and operates four stations, 3 FM and 1 AM, in the Rochester market. The Company's four-station group is one of the three largest radio clusters in the market with a 21.7% market revenue share. Of the Company's four Rochester stations, one ranks first and one ranks fifth for their respective target demographic audiences.


     The Rochester market has only seven full-powered FM stations, of which the Company owns two. One is WBEE-FM which features Country music and is Rochester's leading station among Adults 25-54. The second is WBBF-FM (formerly WKLX-FM), Rochester's exclusive Oldies station. Prior to its acquisition by Entercom, WBBF-FM relied on nationally syndicated programing, without the benefit of locally-targeted music or personalities. Management believes that this approach limited the station's financial potential. The Company has recently modified the station's programming focusing on locally programmed music and live personalities, and utilizing significantly enhanced audience marketing and research. The Company's third FM station in Rochester is WQRV-FM, a Class A station that commenced operations in 1997 as a Classic Hits station.

                              GAINESVILLE / OCALA
                      1997 Radio Market Revenue Rank: 124

                                                                        AUDIENCE SHARE   AUDIENCE RANK
                                                             TARGET       IN TARGET        IN TARGET
STATION CALL LETTERS         FORMAT        DATE ACQUIRED   DEMOGRAPHIC   DEMOGRAPHIC      DEMOGRAPHIC
--------------------   ------------------  -------------   -----------  --------------   -------------
WKTK-FM                Adult Contemporary  November 1986   Women 25-54      11.1                2
WSKY-FM                News Talk           May 1998        Adults            n/a(1)           n/a(1)
                                                           25-54

---------------
(1) WSKY-FM (formerly WRRX-FM) recently changed its format. Accordingly, prior Arbitron ratings are not meaningful.

  Market Overview


     Gainesville/Ocala is the 124th largest radio market in the United States based on 1997 radio advertising revenue. Radio advertising revenues in the Gainesville/Ocala market have grown from approximately $8.9 million in 1992 to approximately $12.2 million in 1997 at a compound annual rate of 6.5%. Market radio advertising revenue in 1997 grew 7.8% over 1996 revenue. There are currently 13 viable stations in the Gainesville/Ocala radio market, according to Duncan's.

  Gainesville/Ocala Stations


     The Company owns and operates two FM stations in the Gainesville/Ocala market. With WKTK-FM and WSKY-FM (formerly WRRX-FM), the Company has a 23.8% market revenue share. Although the Gainesville/Ocala market's size is outside of the Company's target parameters, the acquisition presented the opportunity to acquire the dominant station in a fast growing area of the country. WKTK-FM broadcasts an Adult Contemporary format and has been a ratings leader in this northern Florida market for many years. In May 1998, the Company acquired WSKY-FM and management believes that Entercom can now begin capitalizing on the benefits of multiple station ownership in this market.


                                 LONGVIEW/KELSO
                      1997 Radio Market Revenue Rank: N/A

                                                                         AUDIENCE SHARE   AUDIENCE RANK
                                                              TARGET       IN TARGET        IN TARGET
STATION CALL LETTERS         FORMAT        DATE ACQUIRED   DEMOGRAPHIC    DEMOGRAPHIC      DEMOGRAPHIC
--------------------   ------------------  -------------   ------------  --------------   -------------
KBAM-AM                Country               May 1998      Adults 25-54       n/a              n/a
KEDO-AM                Oldies               April 1997     Adults 25-54       n/a              n/a
KLYK-FM                Adult Contemporary   April 1997     Adults 25-54       n/a              n/a
KRQT-FM                Classic Rock          May 1998      Men 25-54          n/a              n/a

  Market Overview

     The Longview/Kelso market is located between the Seattle and Portland markets. The market is not surveyed by Arbitron or Duncan's.

  Longview/Kelso Stations

     The Company owns and operates four stations, 2 FM and 2 AM, in the Longview/Kelso market. These stations serve two important functions for the Company. First these stations, which the Company acquired at relatively low capital costs, are strategically significant because of their impact on the potential upgrade of certain Portland radio stations. Second, these stations also permit the Company to capitalize on some regional revenue and cost saving opportunities.

COMPETITION; CHANGES IN BROADCASTING INDUSTRY

     The radio broadcasting industry is highly competitive. The success of each of the Company's stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of its markets, the Company is able to attract advertisers seeking to reach those listeners.

     Factors that are material to a radio station's competitive position include management experience, the station's local audience rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations and other advertising media in the market area. The Company attempts to improve its competitive position with promotional campaigns aimed at the demographic groups targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the FCC's policies and rules permit increased ownership and operation of multiple local radio stations. Management believes that radio stations that elect to take advantage of joint arrangements such as local marketing agreements or joint sales agreements may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services. Although the Company currently operates several multiple station groups and intends to pursue the creation of additional multiple station groups, the Company's competitors in certain markets include operators of multiple stations or operators who already have entered into local marketing agreements or joint sales agreements.

     Despite the competitiveness within the radio broadcasting industry, some barriers to entry exist. The operation of a radio broadcast station requires a license from the FCC. The number of radio stations that can operate in a given market is limited by strict AM interference criteria and the availability of FM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC's multiple ownership rules that regulate the number of stations serving the same area that may be owned and controlled by a single entity. See "-- Federal Regulation of Radio Broadcasting."

     The Company's stations also compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media such as newspapers, magazines, cable television, outdoor advertising and direct mail. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, DARS, the Internet, satellite, television and PCS. DARS plans to deliver by satellite to nationwide audiences, multi-channel, multi-format, digital radio services with sound quality equivalent to compact discs. The FCC is also considering proposals for the establishment of "microbroadcasting" stations, low-powered AM or FM stations that would be designed to serve small localized areas. The delivery of information or entertainment programming through the presently unregulated Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact discs. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     The FCC has adopted licensing and operating rules for DARS and in April 1997 awarded two licenses for this service. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and/or national audiences. Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital sound following industry analysis of technical standards. In addition, the FCC has authorized an additional 100 kHz of bandwidth for the AM band and has allotted frequencies in this new band to certain existing AM station licensees that applied for migration to the expanded AM band, subject to the requirement that at the end of a transition period, those licensees return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

     The Company cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     The Company employs a number of on-air personalities and generally enters into employment agreements with certain of these personalities to protect its interests in those relationships that it believes to be valuable. The loss of certain of these personalities could result in a short-term loss of audience share, but the Company does not believe that any such loss would have a material adverse effect on the Company.

FEDERAL REGULATION OF RADIO BROADCASTING

     The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; and adopts and implements regulations and policies that directly affect the ownership, operation and employment practices of stations. The FCC has the power to impose penalties for violation of its rules or the Communications Act, including the imposition of monetary forfeitures, the issuance of short-term licenses, the imposition of a condition on the renewal of a license, and the revocation of operating authority.

     The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio stations.

     FCC Licenses. Radio stations operate pursuant to broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years and are subject to renewal upon application to the FCC. The FCC licenses for the Company's stations are held by certain of the Company's subsidiaries. During certain periods when renewal applications are pending, petitions to deny license renewals can be filed by interested parties, including members of the public. Historically, the Company's management has not experienced any material difficulty in renewing any licenses for stations under its control. The FCC is required to hold hearings on a station's renewal application if a substantial or material question of fact exists as to whether (i) the station has served the public interest, convenience and necessity, (ii) there have been serious violations by the licensee of the Communications Act or the FCC rules thereunder or (iii) there have been other violations by the licensee of the Communications Act or the FCC rules thereunder that, taken together, constitute a pattern of abuse. Historically, FCC licenses have generally been renewed. The Company has no reason to believe that its licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of the Company's licenses could have a material adverse effect on the Company.

     The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: Class A stations, which operate on an unlimited time basis and are designated to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; or Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

     The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend, in part, upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 and C. The FCC is considering dividing Class C stations into two subclasses, Class C and Class C0. Stations would be categorized into one of the two classes depending on the antenna height of each station.

     The following table sets forth the market, call letters, FCC license classification, antenna height above average terrain ("HAAT"), power and frequency, of each of the stations owned or operated by the Company, and the date on which each station's FCC license expires (a station may continue to operate beyond the expiration date if a timely filed license application is pending):


                                     FCC       HAAT                       POWER IN     EXPIRATION DATE OF
MARKET(1)               STATION     CLASS   (IN METERS)    FREQUENCY    KILOWATTS(2)      FCC LICENSE
---------               -------     -----   -----------   -----------   ------------   ------------------
Boston
                      WRKO-AM        B            *         680   kHz       50              June 1, 2006
                      WEEI-AM        B            *         850   kHz       50              June 1, 2006
                      WWTM-AM        B            *        1440   kHz       5               June 1, 2006
                      WEGQ-FM        B          179        93.7   MHz       34              June 1, 2006
                      WAAF-FM        B          239       107.3   MHz       20              June 1, 2006

                                     FCC       HAAT                       POWER IN     EXPIRATION DATE OF
MARKET(1)               STATION     CLASS   (IN METERS)    FREQUENCY    KILOWATTS(2)      FCC LICENSE
---------               -------     -----   -----------   -----------   ------------   ------------------
Seattle
                      KIRO-AM        A            *         710   kHz       50          February 1, 2006
                      KNWX-AM        B            *         770   kHz      50-D         February 1, 2006
                                                                           5-N
                      KBSG-AM        B            *        1210   kHz     27.5-D        February 1, 2006
                                                                          10.0-N
                      KBSG-FM        C          729        97.3   MHz       55          February 1, 2006
                      KISW-FM        C          350        99.9   MHz      100          February 1, 2006
                      KIRO-FM        C          714       100.7   MHz       58          February 1, 2006
                      KMTT-FM        C          714       103.7   MHz       58          February 1, 2006
                      KNDD-FM        C          714       107.7   MHz       58          February 1, 2006
Portland
                      KFXX-AM        B            *         910   kHz       5           February 1, 2006
                      KSLM-AM        B            *        1390   kHz      5-D          February 1, 2006
                                                                          0.69-N
                      KKSN-AM        B            *        1520   kHz      50-D         February 1, 2006
                                                                           15-N
                      KGON-FM        C          386        92.3   MHz      100          February 1, 2006
                      KNRK-FM       C2          259        94.7   MHz       17          February 1, 2006
                      KKSN- FM       C          386        97.1   MHz      100          February 1, 2006
                      KRSK-FM        C          561       105.1   MHz      100          February 1, 2006
Sacramento
                      KCTC-AM        B            *        1320   kHz       5           December 1, 2005
                      KSSJ-FM       B1           99        94.7   MHz       25          December 1, 2005
                      KSEG-FM        B          152        96.9   MHz       50          December 1, 2005
                      KRXQ-FM        B          151        98.5   MHz       50          December 1, 2005
                      KDND-FM        B          123       107.9   MHz       50          December 1, 2005
Kansas City
                      WDAF-AM        B            *         610   kHz       5           February 1, 2005
                      KCMO-AM        B            *         710   kHz      10-D         February 1, 2005
                                                                           5-N
                      KMBZ-AM        B            *         980   kHz       5           February 1, 2005
                      KCMO-FM        C          322        94.9   MHz      100          February 1, 2005
                      KUDL-FM        C          303        98.1   MHz      100              June 1, 2005
                      KYYS-FM        C          308        99.7   MHz      100          February 1, 2005
                      WREN-AM        B            *        1250   kHz(3)    25-D            June 1, 2005
                                                                          3.7-N
Rochester
                      WEZO-AM        B            *         950   kHz       1               June 1, 2006
                      WBEE-FM        B          152        92.5   MHz       50              June 1, 2006
                      WQRV-FM        A          119        93.3   MHz       4               June 1, 2006
                      WBBF-FM        B          172        98.9   MHz       37              June 1, 2006
Gainesville/Ocala
                      WSKY-FM(4)    C2          289        97.3   MHz      13.5         February 1, 2004
                      WKTK-FM       C1          299        98.5   MHz      100          February 1, 2004

                                     FCC       HAAT                       POWER IN     EXPIRATION DATE OF
MARKET(1)               STATION     CLASS   (IN METERS)    FREQUENCY    KILOWATTS(2)      FCC LICENSE
---------               -------     -----   -----------   -----------   ------------   ------------------
Longview/Kelso
                      KBAM-AM        D            *        1270   kHz      5-D          February 1, 2006
                                                                         0.083-N
                      KEDO-AM        C            *        1400   kHz       1           February 1, 2006
                      KLYK-FM        A          262       105.5   MHz      0.7          February 1, 2006
                      KRQT-FM       C3          528       107.7   MHz      0.74         February 1, 2006


---------------

 *  Not applicable for AM transmission facilities.

(1) Metropolitan market served; city of license may differ.

(2) Pursuant to FCC rules and regulations, many AM radio stations are licensed to operate at a reduced power during the nighttime broadcasting hours, which results in reducing the radio station's coverage during the nighttime hours of operation. Both power ratings are shown, where applicable. For FM stations, the effective radiated power is given.


(3) WREN-AM also has a construction permit to broadcast at 1660 kHz in the expanded AM band with 10 kw-D and 1 kw-N.


(4) Station is currently operating pursuant to Program Test Authority.

     Ownership Matters. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers a number of factors pertaining to the licensee, including compliance with the various rules limiting common ownership of media properties in a given market, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership as well as compliance with other FCC policies, including FCC equal employment opportunity requirements. The equal opportunity requirements have been declared unconstitutional by the U.S. Court of Appeals for the District of Columbia. See "-- Programming and Operation."


     A transfer of control of a corporation holding a broadcast license may occur in various ways. For example, a transfer of control occurs if an individual stockholder gains or loses "affirmative" or "negative" control of such corporation through issuance, redemption or conversion of stock. "Affirmative" control would consist of control of more than 50% of such corporation's outstanding voting power, and "negative" control would consist of control of exactly 50% of such voting power. To obtain the FCC's prior consent to assign or transfer control of a broadcast license, appropriate applications must be filed with the FCC. If the application involves a "substantial change" in ownership or control, in that new individuals approved by the FCC propose to acquire "affirmative" or "negative" control, the application must be placed on public notice for a period of not less than 30 days during which petitions to deny or other objections against the application may be filed by interested parties, including members of the public. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have not less than 30 days from public notice of the grant to seek reconsideration or review of that grant. Generally, parties that do not file initial petitions to deny or informal objections against the application face a high hurdle in seeking reconsideration or review of the grant. The FCC normally has an additional ten days to set aside on its own motion any grant made by the FCC staff acting pursuant to delegated authority. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any party other than the assignee or transferee specified in the application.


     In response to the Telecom Act, the FCC amended its multiple ownership rules to eliminate the national limits on the ownership of AM and FM stations. Additionally, it established new local ownership rules that use a sliding scale of permissible ownership, depending on market size. In radio markets with 45 or more commercial radio stations, a licensee may own up to eight stations, no more than five of which can be in a single radio service (i.e., no more than five AM or five FM). In radio markets with 30 to 44 commercial radio stations, a licensee may own up to seven stations, no more than four of which can be in a single radio service. In radio markets having 15 to 29 commercial radio stations, a licensee may own up to six radio stations, no more than four of which can be in a single radio service. Finally, in radio markets having 14 or fewer commercial radio stations, a licensee may own up to five radio stations, no more than three of which can be in the same service; provided that the licensee may not own more than one half of the total number of radio stations in the market. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size. In addition to the numerical limitations on ownership depending on market size, the FCC is considering adopting a policy that would review a proposed transaction if it would enable a single owner to attain a high degree of revenue concentration in a market.

     The FCC's "one-to-a-market" rule prohibits the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same geographic market (subject to a waiver of such prohibition if certain conditions are satisfied) and the common ownership, operation or control of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in any geographic market in which it now owns radio broadcast properties. On October 1, 1996, the FCC commenced a proceeding to explore possible revisions of its policies concerning waiver of the newspaper/radio cross-ownership restrictions.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable. If a single individual or entity controls more than 50% of a corporation's voting stock, that individual or entity is viewed as a single majority shareholder; in this case, the interests of other shareholders are not attributable unless the shareholders are also officers or directors of the corporation. The FCC is currently reviewing its attribution rules to determine whether changes in those rules are appropriate.

     In determining whether the Company is in compliance with the local ownership limits on AM and FM stations, the FCC will consider the Company's AM and FM holdings, as well as the attributable broadcast interests of the Company's officers, directors and attributable shareholders. Accordingly, the attributable broadcast interests of the Company's officers and directors described in the preceding paragraph will limit the number of radio stations the Company may acquire or own in any market in which such officers or directors hold or acquire attributable broadcast interests. In addition, the Company's officers and directors may from time to time hold various nonattributable interests in media properties, which, under certain circumstances, may also limit the number of radio stations the Company may acquire or own in a given market.

     Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets in the same market, even if the ownership rules do not specifically prohibit the relationship. Under the cross-interest policy, the FCC in certain instances may prohibit one party from holding an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market. Under this policy, the FCC may consider significant equity interests combined with an attributable interest in a media outlet in the same market, joint ventures, and common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. Heretofore, the FCC has not applied its cross-interest policy to TBAs and JSAs between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules described below, the FCC has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as TBAs and JSAs, raise concerns under the cross-interest policy.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of broadcast licenses by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The FCC staff has interpreted this provision to require a public interest finding in favor of such a grant or holding before a broadcast license may be granted to or held by any such corporation and has made such a finding only in limited circumstances generally involving licenses other than broadcast licenses. The FCC has issued interpretations of existing law (i) under which these restrictions in modified form apply to other forms of business organizations, including partnerships and (ii) indicating how alien interests in a company that are held directly through intermediate entities should be considered in determining whether that company is in compliance with these alien ownership restrictions. As a result of these provisions, the licenses granted to the radio station subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were directly or indirectly owned or voted by Aliens. The Company's Amended and Restated Articles of Incorporation restrict the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC, and prohibit the issuance of more than 25% of the Company's outstanding capital stock (or more than 25% of the voting rights it represents) to or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. The Amended and Restated Articles of Incorporation authorize the Company's Board of Directors to enforce these prohibitions. In addition, the Amended and Restated Articles of Incorporation provide that shares of capital stock of the Company determined by the Company's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with these alien ownership restrictions. See "Description of Capital Stock."

     Time Brokerage Agreements. Over the past few years, a number of radio stations have entered into what have commonly been referred to TBAs. While these agreements may take varying forms, under a typical TBA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately-owned stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of TBA is a programming agreement between two separately-owned radio stations serving a common service area, whereby the licensee of one station provides substantial portions of the broadcast programming for airing on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments.

     The FCC has specifically revised its "cross-interest" policy to make that policy inapplicable to TBAs. Furthermore, the staff of the FCC's Mass Media Bureau has held that TBAs are not contrary to the Communications Act provided that the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

     The FCC's multiple ownership rules specifically permit radio station TBAs to continue to be entered into and implemented, but provide that a licensee or a radio station that brokers more than 15% of the weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market where it owns a radio station, the Company would not be permitted to enter into a TBA with another local radio station in the same market that it could not own under the local ownership rules, unless the Company's programming on the brokered station constituted 15% or less of the other local station's programming time on a weekly basis. The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-
FM) through a TBA where the brokered and brokering stations which it owns or programs serve substantially the same area. Such 25% simulcasting limitation also applies to commonly owned stations in the same broadcast service that serve substantially the same area.

     Joint Sales Agreements. Over the past few years, a number of radio stations have entered into cooperative arrangements commonly known as JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling party of certain sales, accounting and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from a TBA in that a JSA normally does not involve programming.

     The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which another licensee sells time under a JSA are not deemed by the FCC to be attributable interests of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with TBAs. If JSAs become attributable interests as a result of changes in the FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules.


     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to issues of the station's community of license and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed at any time, are required to be maintained in the station's public file and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on human exposure to radio frequency radiation. In addition, the FCC rules formerly required that licensees develop and implement affirmative action programs designed to promote equal employment opportunities and submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. The U.S. Court of Appeals for the District of Columbia has declared these rules unconstitutional. The FCC recently initiated a rulemaking proceeding to reestablish employment regulations.


     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short term" (less than the full term) license renewal, the imposition of a condition on the renewal of a license or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Proposed and Recent Changes. The FCC has pending a rulemaking proceeding that seeks, among other things, comment on whether the FCC should modify its radio and television broadcast ownership "attribution" rules by (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's outstanding voting power, (ii) increasing from 10% to 20% of the licensee's outstanding voting power the attribution benchmark for institutional investors in corporate licensees holding interests deemed "passive" in nature, (iii) attributing certain minority stockholdings in corporations with a single majority shareholder and (iv) attributing certain local marketing agreements ("LMA"), TBAs, JSAs, debt or non-voting stock interests that have heretofore been non-attributable.


     Moreover, the FCC has under consideration, and Congress and the FCC in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio stations, result in the loss of audience share and advertising revenues for the Company's radio stations, and affect the ability of the Company to acquire additional radio stations or to finance those acquisitions. Such matters may include spectrum use or other fees on FCC licenses; foreign ownership of broadcast licenses; restatement in revised form of the FCC's equal employment opportunity rules and revisions to the FCC's rules relating to political broadcasting; technical and frequency allocation matters; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and attribution policies; and new technologies such as DARS and microbroadcasting. As required by the Telecom Act, the FCC has instituted a proceeding to investigate, among other things, the effect of the revised ownership rules for radio stations adopted through the Telecom Act, and the resulting consolidation in the radio industry, on the diversity of programming and ownership, and on programming and advertising competition. The FCC may conclude, as a consequence of this review, to modify the radio ownership rules. Finally, the FCC has adopted procedures for the auction of broadcast spectrum in circumstances where two or more parties have filed for major change applications which are mutually exclusive; such procedures may limit the Company's efforts to modify or expand the broadcast signals of its stations.


     The Company cannot predict what other matters might be considered in the future by the FCC or Congress, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     Federal Antitrust Laws. In addition to the risks associated with the acquisition of radio stations, the Company is also aware of the possibility that certain acquisitions it proposes to make may be investigated by the FTC or the DOJ, which are the agencies responsible for enforcing the federal antitrust laws. The Company cannot predict the outcome of any specific DOJ or FTC investigation, which is necessarily fact specific. Any decision by the FTC or the DOJ to challenge a proposed acquisition could affect the ability of the Company to consummate the acquisition or to consummate it on the proposed terms.

     For an acquisition meeting certain size thresholds, the HSR Act and the rules promulgated thereunder require the parties to file Notification and Report Forms with the FTC and the DOJ and to observe specified waiting period requirements before consummating the acquisition. During the initial 30-day period after the filing, the agencies decide which of them will investigate the transaction. If the investigating agency determines that the transaction does not raise significant antitrust issues, then it will either terminate the waiting period or allow it to expire after the initial 30 days. On the other hand, if the agency determines that the transaction requires a more detailed investigation, then prior to the conclusion of the initial 30-day period, it will issue a formal request for additional information ("Second Request"). The issuance of a Second Request extends the waiting period until the twentieth calendar day after the date of substantial compliance with the Second Request by all parties to the acquisition. Thereafter, such waiting period may only be extended by court order or with the consent of the parties. In practice, complying with a Second Request can take a significant amount of time. In addition, if the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including but not limited to persuading the agency that the proposed acquisition would not violate the antitrust laws, restructuring the proposed acquisition, divestiture of other assets of one or more parties, or abandonment of the transaction. Such discussions and negotiations can be time-consuming and expensive, and the parties may agree to delay consummation of the acquisition during their pendency.

     At any time before or after the consummation of a proposed acquisition, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or other assets of the Company. Acquisitions that are not required to be reported under the HSR Act may be investigated by the FTC or the DOJ under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

     As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that LMAs, JSAs, TBAs and other similar agreements customarily entered into in connection with radio station transfers could violate the HSR Act if such agreements take effect prior to the expiration of the waiting period under the HSR Act. Furthermore, the DOJ has noted that JSAs may raise antitrust concerns under Section 1 of the Sherman Act and has challenged JSAs in certain locations.

EMPLOYEES


     On December 15, 1998, the Company had a staff of 830 full-time employees and 367 part-time employees. The Company is a party to collective bargaining agreements with the American Federation of Television and Radio Artists ("AFTRA") which apply to certain of the Company's programming personnel in Seattle, Kansas City and Boston and with the International Brotherhood of Electrical Workers which applies to certain of the Company's engineering personnel in Boston. These collective bargaining agreements expire at various times over the next three years. The Company believes that its relations with its employees are good.


ENVIRONMENTAL

     As the owner, lessee or operator of various real properties and facilities, the Company is subject to various federal, state and local environmental laws and regulations. Historically, compliance with such laws and regulations has not had a material adverse effect on the Company's business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require the Company to make significant expenditures of funds.

SEASONALITY

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by retailers. The Company's revenues and broadcast cash flows are typically lowest in the first calendar quarter.

PROPERTIES AND FACILITIES

     The types of properties required to support each of the Company's radio stations include offices, studios and transmitter/antenna sites. The Company typically leases its studio and office space with lease terms that expire in five to ten years, although the Company does own certain of its facilities. A station's studios are generally housed with its offices in downtown or business districts. The Company generally considers its facilities to be suitable and of adequate size for its current and intended purposes. The Company owns a majority of its main transmitter and antenna sites and leases the remainder of its transmitter/antenna sites with lease terms that expire, including renewal options, in periods ranging up to twenty years. The transmitter/antenna site for each station is generally located so as to provide maximum market coverage, consistent with the station's FCC license. In general, the Company does not anticipate difficulties in renewing facility or transmitter/antenna site leases or in leasing additional space or sites if required.

     The Company owns substantially all of its other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by the Company's stations are generally in good condition, although opportunities to upgrade facilities are continuously reviewed. Substantially all of the property owned by the Company secures the Company's borrowings under the Credit Facility.

     The principal executive offices of the Company are located at 401 City Avenue, Suite 409, Bala Cynwyd, Pennsylvania 19004. The telephone number of the Company is (610) 660-5610.

LEGAL PROCEEDINGS

     The Company currently and from time to time is involved in litigation incidental to the conduct of its business, but the Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information concerning the directors and executive officers of the Company.


NAME                                        AGE            POSITION WITH THE COMPANY
----                                        ---            -------------------------
Joseph M. Field...........................  66     Chairman of the Board and Chief Executive
                                                   Officer
David J. Field............................  36     President, Chief Operating Officer and
                                                   Director
John C. Donlevie..........................  52     Executive Vice President, Secretary,
                                                   General Counsel and Director
Stephen F. Fisher.........................  46     Senior Vice President and Chief Financial
                                                   Officer
Herbert Kean, M.D.........................  66     Director
S. Gordon Elkins..........................  68     Director
Thomas H. Ginley, M.D.....................  74     Director
Lee Hague.................................  52     Director
Marie H. Field............................  61     Director
Michael R. Hannon.........................  38     Director
David J. Berkman..........................  37     Director Nominee


     Joseph M. Field founded Entercom in 1968 and has served since the Company's inception as Chairman of the Board and Chief Executive Officer and was the Company's President until September 1998. Mr. Field served on the Board of Directors of the National Association of Broadcasters for four years as a representative of the major radio group broadcasters. Mr. Field is a graduate of the University of Pennsylvania and of Yale Law School and practiced law in New York and Philadelphia before entering the broadcasting business. Mr. Field currently serves on the Boards of Directors of The Curtis Institute of Music, the Settlement Music School, the American Interfaith Institute, the Liberty Museum, the Jewish Educational and Vocational Service (JEVS) and the Philadelphia Chamber Music Society. Joseph M. Field is the spouse of Marie H. Field and the father of David J. Field.

     David J. Field has served as President of the Company since September 1998, as Chief Operating Officer since April 1996 and as director since November 1995. He also served as Chief Financial Officer from 1992 to November 1998. Mr. Field joined the Company in 1987 and served as Director of Finance and Corporate Development from 1987 to 1988, Vice President - Finance and Corporate Development from 1988 to 1992, Vice President - Operations and Chief Financial Officer from 1992 to 1995 and Senior Vice President - Operations and Chief Financial Officer from 1995 to 1996. Prior to joining the Company, Mr. Field was an investment banker with Goldman, Sachs & Co. Mr. Field has a B.A. from Amherst College and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Field currently serves on the Boards of Directors of The Radio Advertising Bureau and The Wilderness Society. David J. Field is the son of Joseph M. Field and Marie H. Field.


     John C. Donlevie has served as Executive Vice President and director since 1989, as Secretary since December 1998 and as General Counsel of the Company since 1984 when he joined the Company. In addition, Mr. Donlevie served as Vice President - Legal and Administrative from 1984 through 1989. Prior to joining the Company, Mr. Donlevie practiced law for eleven years, most recently as Corporate Counsel of Ecolaire Incorporated in Malvern, Pennsylvania. Mr. Donlevie has a B.S. in engineering from Drexel University and a J.D. from Temple University School of Law.



     Stephen F. Fisher has served as Senior Vice President and Chief Financial Officer since November 1998. From 1994 to 1998, Mr. Fisher was a Managing Director with Bachow & Associates, a private equity firm located in Bala Cynwyd, Pennsylvania. Prior to joining Bachow & Associates, Mr. Fisher held numerous operational and financial management positions over a period of fifteen years, most recently as Executive Vice President, with Westinghouse Broadcasting Company, Inc. (now CBS). Mr. Fisher has an M.A. from Bob Jones University and an M.B.A. from the University of South Carolina.

     Herbert Kean, M.D. has served as a director of the Company since its inception and as secretary from its inception until February 1984. Dr. Kean is currently a medical physician in private practice in the Philadelphia area. Dr. Kean has a B.S. from the University of Pennsylvania and a M.D. from Hahnemann University.

     S. Gordon Elkins has served as a director of the Company since February 1978. Mr. Elkins is a partner in the law firm of Stradley, Ronon, Stevens & Young. Mr. Elkins has a B.S. from Temple University and an L.L.B. from Yale Law School.

     Thomas H. Ginley, M.D. has served as a director of the Company since January 1971 and as Secretary of the Company since February 1984. Dr. Ginley is currently a medical physician in private practice in the Philadelphia area. Mr. Ginley serves on the Board of Directors of A & T Development Corporation, Vanessa Noel Couture, Inc. and GEM Treasury International Corporation. Dr. Ginley has a M.D. from Georgetown University.

     Lee Hague has served as a director of the Company since March 1980. Mr. Hague has served as an independent consultant to various broadcasting groups and provides financial advisory and media brokering services to the industry. Mr. Hague has over 20 years' experience in the radio industry. Mr. Hague has a B.S. in Economics from Northwestern University and a M.M. from the J.L. Kellogg Graduate School of Management, Northwestern University.

     Marie H. Field has served as a director of the Company since 1989. Mrs. Field served for over 25 years as a teacher in public and private schools in New York and Philadelphia. Mrs. Field serves on the Board of Directors of the Ovarian Cancer Research Fund in New York and the Board of Overseers of the University of Pennsylvania School of Social Work. Mrs. Field has a B.A. from Barnard College. Mrs. Field is the spouse of Joseph M. Field and the mother of David J. Field.


     Michael R. Hannon was elected to serve as a director of the Company in December 1998. Mr. Hannon is a general partner of Chase Capital, a general partnership which invests in international private equity opportunities with a significant concentration on the media and telecommunications industries. Prior to joining Chase Capital in 1988, Mr. Hannon held various positions at Morgan Stanley & Co. Incorporated. Mr. Hannon currently serves as Chairman of Telecorp PCS, Inc. and on the Boards of Directors of Formus Communications and Financial Equity Partners. Mr. Hannon has a B.A. from Yale University and an M.B.A. from Columbia Business School.



     David J. Berkman has been elected to serve as a director of the Company effective upon the consummation of the Offering. Mr. Berkman has served as Executive Vice President and on the Board of Directors of The Associated Group, Inc., a company involved in selected aspects of the telecommunications business, since 1994. As part of his duties for The Associated Group, Inc., Mr. Berkman serves as Chief Executive Officer and on the Board of Directors of True Position, Inc., a company engaged in the provision of wireless location products and services. Mr. Berkman also currently serves on the Boards of Directors of Teligent, Inc., V-Span, Inc. and Portatel del Sureste, S.A. de C.V. Mr. Berkman has a B.S. from the Wharton School of the University of Pennsylvania.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established an Audit Committee and a Compensation Committee.


     The responsibilities of the Audit Committee include recommending to the Board of Directors independent public accountants to conduct the annual audit of the financial statements of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates. Upon completion of the Offering, Messrs. Berkman and Hague will serve as the initial members of the Audit Committee.

     The Compensation Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering and interpreting the Company's 1998 Equity Compensation Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Ginley, Kean and Hannon will serve as the initial members of the Compensation Committee.


DIRECTOR COMPENSATION


     During the last fiscal year, all directors of the Company were compensated $200 for each meeting of the Board that they attended in person. Upon consummation of the Offering, all directors who are not currently receiving compensation as officers, employees or consultants of the Company will be entitled to receive a fee of $1,000 for each Board meeting and $500 for each committee meeting that they attend in person and $250 for each telephonic meeting of the Board or a committee. Directors who serve as employees of the Company will not receive additional compensation for their services as directors. In addition, contingent upon the completion of the Offering, Marie H. Field, S. Gordon Elkins, Lee Hague, Thomas H. Ginley, M.D., Herbert Kean, M.D., Michael R. Hannon and David J. Berkman will receive stock options under the 1998 Equity Compensation Plan, and Lee Hague and S. Gordon Elkins will receive restricted stock grants under the 1998 Equity Compensation Plan.


EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information concerning compensation paid to or earned by the Chief Executive Officer of the Company and the Company's other most highly compensated executive officers for services rendered during the year ended September 30, 1998 (the "Named Executive Officers").

                           Summary Compensation Table


                                                           ANNUAL COMPENSATION
                                                           --------------------    OTHER ANNUAL
           NAME AND PRINCIPAL POSITION             YEAR     SALARY     BONUS(1)    COMPENSATION
           ---------------------------             ----    --------    --------    ------------
Joseph M. Field, Chairman of the Board and Chief
  Executive Officer..............................  1998    $554,992          --         *
David J. Field, President and Chief Operating
  Officer........................................  1998     262,973    $116,000         *
John C. Donlevie, Executive Vice President,
  Secretary and General Counsel..................  1998     181,947     116,000         *


---------------
 * Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer and, therefore, is not required to be disclosed pursuant to rules of the Securities and Exchange Commission (the "Commission").

(1) Includes amounts accrued during year presented but paid in the subsequent year.

1998 EQUITY COMPENSATION PLAN

     The Company has adopted the 1998 Equity Compensation Plan, effective as of June 24, 1998. The 1998 Equity Compensation Plan provides for grants of (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code, (ii) "nonqualified stock options" that are not intended to so qualify ("NQSOs"), (iii) restricted stock and (iv) stock appreciation rights ("SARs"). Such grants may be made to employees of the Company and its subsidiaries (including employees who are officers or directors), non-employee directors of the Company and certain advisors and consultants who perform services for the Company and its subsidiaries (the "Participants"). Only shares of Class A Common Stock may be issued under the 1998 Equity Compensation Plan. By encouraging stock ownership, the Company seeks to motivate such individuals and to encourage such individuals to devote their best efforts to the business and financial success of the Company.


     General. Subject to adjustment in certain circumstances as discussed below, the Company may issue shares of Class A Common Stock up to an amount equal to 10% of the outstanding Common Stock of the Company under the 1998 Equity Compensation Plan. The number of shares for which ISOs may be issued under the 1998 Equity Compensation Plan may not exceed 1,850,000 shares (subject to adjustment as described below), and the number of shares of restricted stock that may be issued under the 1998 Equity Compensation Plan may not exceed 925,000 shares (subject to adjustment as described below). If and to the extent grants awarded under the 1998 Equity Compensation Plan expire or are terminated for any reason without being exercised, the shares of Class A Common Stock subject to such grant again will be available for purposes of the 1998 Equity Compensation Plan. As of December 31, 1998, the Company has granted 12,822 shares of restricted stock and 968,027 options to purchase shares of Class A Common Stock, of which 650,070 have an exercise price equal to the initial public offering price per share and 317,957 have an exercise price equal to 80% of the initial public offering price per share, under the 1998 Equity Compensation Plan; such grants are contingent upon the completion of the Offering, and assume an initial public offering price of $19.50 per share. In addition, prior to the completion of the Offering, the Company may grant options to purchase up to an additional 62,851 shares of Class A Common Stock (assuming an initial public offering price of $19.50 per share), with an exercise price equal to the initial public offering price, to non-executive officers and other employees. The actual number of shares may vary depending on the actual initial public offering share price.


     Administration of the 1998 Equity Compensation Plan. The 1998 Equity Compensation Plan is administered and interpreted by the Compensation Committee (the "Committee") of the Board of Directors consisting of not less than two persons appointed by the Board of Directors from among its members, each of whom may be a "disinterested person" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" as defined by Section 162(m) of the Code. Subject to the ratification or approval by the Board of Directors, if the Board retains such right, the Committee has the sole authority to (i) determine the individuals to whom awards shall be made under the 1998 Equity Compensation Plan, (ii) determine the type, size and terms of the awards to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, (iv) delegate to the Chief Executive Officer of the Company the authority to make grants under the 1998 Equity Compensation Plan to employees of the Company who are not subject to the limitations of Section 16(b) of the Exchange Act and who are not expected to be subject to the limitations of
Section 162(m) of the Code and (v) deal with any other matters arising under the Plan. See "-- Committees of the Board of Directors."


     Eligibility for Participation. Awards may only be made to Participants. During any calendar year, no Participant may receive awards for more than 925,000 shares of Class A Common Stock issued or available for issuance under the 1998 Equity Compensation Plan.


     Options. The exercise price of any ISO granted under the 1998 Equity Compensation Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The exercise price of an ISO granted to an employee who owns more than 10% of the Common Stock may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. The exercise price of an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant. The Committee will determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant, and the exercise period of an ISO granted to an employee who owns more than 10% of the Common Stock may not exceed five years from the date of grant. The Participant may pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the Participant and having a fair market value on the date of exercise equal to the exercise price or (iii) by such other method as the Committee approves. The participant may instruct the Company to deliver the shares of Common Stock due upon the exercise to a designated broker instead of to the Participant.

     Restricted Stock. The Committee may issue shares of restricted Common Stock to a Participant pursuant to the 1998 Equity Compensation Plan. Shares may be issued for consideration or for no consideration, as the Committee determines. The number of shares of Common Stock granted to each Participant shall be determined by the Committee, subject to the maximum limit described above. Grants of restricted stock will be made subject to such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the Committee may determine in its sole discretion.

     Stock Appreciation Rights. The Committee may grant SARs alone or in tandem with any stock option pursuant to the 1998 Equity Compensation Plan. Unless the Committee determines otherwise, the exercise price of an SAR will be either (i) the exercise price of the related stock option or (ii) the fair market value of a share of Common Stock on the date of grant of the SAR. When the Participant exercises a SAR, the Participant will receive the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the SAR. The appreciation shall be paid in cash or in shares of Common Stock, as the Committee determines. To the extent a Participant exercises a tandem SAR, the related option shall terminate. Similarly, upon exercise of a stock option, the related SAR, if any, shall terminate.

     Amendment and Termination of the 1998 Equity Compensation Plan. The Board of Directors may amend or terminate the 1998 Equity Compensation Plan at any time; provided, however, that, the Board of Directors may not amend, without stockholder approval, the 1998 Equity Compensation Plan to make any amendment that requires stockholder approval pursuant to Rule 16b-3 of the Exchange Act,
Section 162(m) of the Code or Section 422 of the Code. The 1998 Equity Compensation Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the stockholders.

     Adjustment Provisions. Subject to the change of control provisions below, in the event of certain transactions identified in the 1998 Equity Compensation Plan, the Committee may appropriately adjust (i) the number and kind of shares of Class A Common Stock (and the option price per share) subject to awards, (ii) the number and kind of shares for which awards may be made under the 1998 Equity Compensation Plan and (iii) the maximum number of shares that may be awarded to an individual, and such adjustments shall be effective and binding for all purposes of the 1998 Equity Compensation Plan.

     Change of Control of the Company. In the event of a change of control, unless the Committee determines otherwise, all grants shall become fully vested and all restrictions and conditions on restricted stock shall lapse. If the Company is not the surviving corporation, unless the Committee determines otherwise, outstanding options and SARs will be replaced by options and SARs or equivalent rights of the surviving corporation. The Committee may also provide for a cashout or termination of outstanding options and SARs.

     A change of control is defined as (i) any person or group becomes the owner of more than 50% of the votes required to elect a majority of the Board of Directors, except if such change in control results from the death of a shareholder, (ii) a liquidation or a sale of substantially all the Company's assets or (iii) a merger in which the shareholders of the Company immediately before the merger do not own, after the merger, more than 50% of all votes required to elect a majority of the Board of Directors of the surviving corporation.

     Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options or SARs granted under the 1998 Equity Compensation Plan and the value of shares received when the shares of restricted stock became transferable (or such other time when income is recognized). An exception exists, however, for "performance-based compensation," including amounts received upon the exercise of stock options or SARs pursuant to a plan approved by shareholders that meets certain requirements. The 1998 Equity Compensation Plan has been approved by shareholders and is intended to make grants of options thereunder that meet the requirements of "performance-based compensation." Awards of restricted stock will not qualify as "performance-based compensation."

     New Plan Benefits. The Board of Directors has granted options and restricted stock to be effective upon the Offering under the 1998 Equity Compensation Plan. These grants vest one-fourth each year over the next four years. All grants expire on the tenth anniversary of the effective date of grant. The following table sets forth certain information with respect to such grants.



                                                      DOLLAR VALUE(1)          NUMBER OF UNITS(2)
                                                 -------------------------    ---------------------
                                                                RESTRICTED               RESTRICTED
NAME AND POSITION                                  OPTIONS        STOCK       OPTIONS      STOCK
-----------------                                -----------    ----------    -------    ----------
Joseph M. Field................................  $ 5,000,000     $     --     256,411          --
Chairman of the Board and Chief Executive
Officer
David J. Field.................................    3,000,000           --     153,847          --
President and Chief Operating Officer
John C. Donlevie...............................    1,250,000           --      64,103          --
Executive Vice President, Secretary and General
Counsel
Stephen F. Fisher..............................      600,000           --      30,770          --
Senior Vice President and Chief Financial
Officer
All current executive officers as a group......    9,850,000           --     505,131          --
All current and nominee directors who are not
  executive officers as a group................      700,000      250,000      35,903      12,822
All employees, including all current officers
  who are not executive officers, as a group...    8,325,000           --     426,993          --


---------------

(1) Represents the dollar value of the shares of Class A Common Stock underlying the grants.



(2) The number of units represents the number of shares of Class A Common Stock underlying the options granted and restricted stock, in each case, assuming an initial public offering price of $19.50 per share. The actual number of units will be based on the dollar value divided by the initial public offering price of the Class A Common Stock.



     In addition, prior to the completion of the Offering, the Company may grant options to purchase up to an additional 62,851 shares of Class A Common Stock (assuming an initial public offering price of $19.50 per share) to non-executive officers and other employees. All such options, if granted, will have an exercise price equal to the initial public offering price and will have substantially the same vesting, termination and other provisions as the options previously granted.


EMPLOYEE STOCK PURCHASE PLAN


     The Company's Employee Stock Purchase Plan (the "ESP Plan") was adopted in June 1998 and will become effective after the Offering on such date as the Board of Directors or the committee established to administer the ESP Plan (the "ESP Committee") designates. The purpose of the ESP Plan is to provide eligible employees of the Company an opportunity to purchase Common Stock of the Company. The Company believes that employee participation in stock ownership will be to the mutual benefit of both the employees and the Company. The ESP Plan is intended to constitute an employee stock purchase plan within the meaning of
Section 423 of the Code. The ESP Plan is not intended to constitute an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended. A total of up to 1,850,000 shares of Class A Common Stock of the Company may be issued under the ESP Plan (subject to adjustment in the event of certain changes in the Common Stock). The ESP Plan will terminate after a term of 10 years, unless it is terminated earlier pursuant to its terms or by action of the Board of Directors. All funds received or held by the Company under the ESP Plan are general assets of the Company, shall be held free of any trust or other restriction and may be used for any corporate purpose.


     In order to be eligible to participate in the ESP Plan, an employee must
(i) be classified by the Company as a full or part-time employee, (ii) be employed by the Company for more than 20 hours per week and for more than five months per year, (iii) have completed at least one year of service with the Company or a predecessor and (iv) not be deemed for purposes of Section 423(b)(3) of the Code to own stock representing five percent or more of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. Employees who are covered by a collective bargaining agreement will not participate during any period in which the union has determined that such employees will not participate in the ESP Plan. Under the ESP Plan, the Company will withhold a specified percentage (not to exceed 10%) of the compensation paid to each participant, and the amount withheld (and any additional amount contributed by the participant) will be used to purchase Class A Common Stock from the Company on the last day of each purchase period. The price at which the Class A Common Stock will be purchased under the ESP Plan will be determined by the Committee and shall not be less than 85% of the value of the stock on the last day of the purchase period. The length of each purchase period shall be specified by the ESP Committee, with the first purchase period to begin on a date subsequent to the effective date of this Prospectus.

     Employees may end their participation in a purchase period at any time, and participation ends automatically upon termination of employment with the Company. The maximum value of shares that a participant in the ESP Plan may purchase during any calendar year is $25,000. In the event of a dissolution or liquidation of the Company or of a merger or consolidation in which the Company is not the surviving corporation, the ESP Plan and any purchase periods then in progress will terminate upon the effective date of such event.

     The Board of Directors has the right to amend or terminate the ESP Plan. However, any amendment that requires shareholder approval under Section 423 of the Code shall be approved by the Company's shareholders.

EMPLOYMENT AGREEMENTS

     Joseph M. Field Employment Agreement. The Company has entered into an employment agreement with Joseph M. Field pursuant to which Mr. Field serves as Chief Executive Officer. The employment agreement with Mr. Field may be terminated upon written notice no less than 30 days prior to the end of any calendar year. Absent such written notice, the employment agreement is automatically renewed for a period of one year. In the event of Mr. Field's death during the term of the employment agreement, the Company will pay his survivors Mr. Field's compensation for one year at the then current rate. In the event of the total disability of Mr. Field, the Company will pay Mr. Field compensation for the lesser of the period of his disability or one year at the then applicable rate. Mr. Field's current base salary is $558,000 and is increased or decreased annually by a percentage equal to the percentage of inflation or deflation over the immediately preceding twelve month period, provided that the base salary shall never be less than $500,000. The Board of Directors may approve additional salary, bonuses, fees, or other compensation for Mr. Field. Mr. Field is entitled to participate in any bonus, profit sharing, retirement, insurance or other plan or program adopted by the Company. Absent the express prior written consent of the Company, Mr. Field is prohibited, in the event of his termination by resignation or for cause, for a period of two years following the termination of the employment agreement, from engaging in any broadcast business in competition with the Company in any standard metropolitan statistical area in which the Company is then operating a broadcast property.


     Executive Officer Employment Agreements. The Company has entered into employment agreements with David J. Field and John C. Donlevie. Each of these employment agreements provides that the employee may be terminated at will by either party (i) immediately if good cause for termination exists, or (ii) upon thirty days notice in the absence of good cause. Pursuant to these employment agreements, the current annual salaries of Mr. Field and Mr. Donlevie are $350,000 and $225,000, respectively. Each of the employment agreements provides for yearly salary adjustments for inflation and an annual discretionary bonus.



     In addition, the Company has entered into an employment agreement with Stephen F. Fisher for a term ending December 31, 2000 and year to year thereafter unless terminated by either party at least 120 days prior to the end of the then current term. In the event of a change of control of the Company, such notice is increased by 60 days or in lieu of such additional notice the Company may pay 60 days salary. The agreement may be terminated by the Company at any time for cause. Mr. Fisher's salary is $250,000 annually and is increased each year for inflation. In addition, Mr. Fisher is eligible for an annual discretionary bonus.



     Mr. Fisher is prohibited, so long as he is employed by the Company and for a period of one year thereafter, from serving, directly or indirectly in any enterprise which competes with the Company; provided, however, if Mr. Fisher is terminated without cause or if his employment agreement is terminated due to the parties inability to renegotiate certain compensation terms, then Mr. Fisher will be restricted from serving in a competitive business for a period equal to three months plus any time for which he receives a cash payment.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     S. Gordon Elkins, a director of the Company, is a partner at the law firm of Stradley, Ronon, Stevens & Young, that has served as the Company's outside counsel on various matters.


     Michael R. Hannon, a director of the Company, is a general partner of Chase Capital Partners. In May 1996, Chase Capital, acquired the Convertible Subordinated Note for $25 million. The Convertible Subordinated Note will be converted in the Chase Conversion into 1,282,051 shares of Class A Common Stock and 3,119,708 shares of Class C Common Stock (assuming an initial public offering price of $19.50 per share). Chase Capital is the Selling Shareholder in the Offering and will receive net proceeds of $10.1 million from the sale of 550,000 shares of Class A Common Stock in the Offering. See "Recapitalization, Chase Conversion and Former S Corporation Status" and "Selling Shareholder."



     Certain of the Company's FCC licenses are currently owned by ECI License Company, LP, a limited partnership in which the Company is the general partner and owns a 99% interest. The remaining 1% interest is owned by ECI Investors Corporation, a company owned by the Company's current shareholders in the same percentage as their ownership in the Company. Prior to the Offering, the Company will purchase this remaining 1% interest from ECI Investors Corporation for $3.4 million, of which $3.1 million will be paid in cash and $0.3 million will be offset against amounts owed by ECI Investors Corporation (the "ECI Purchase").



                              SELLING SHAREHOLDER



     Upon the Chase Conversion, Chase Capital will receive (i) 1,282,051 shares of Class A Common Stock and (ii) 3,119,708 shares of Class C Common Stock (assuming an initial public offering price of $19.50 per share), of which 550,000 shares of Class A Common Stock are being sold by Chase Capital in the Offering. Prior to the Offering, Chase Capital is expected to beneficially own approximately 10.4% of the Company's Class A Common Stock (although Chase Capital may be limited to voting only 4.9% of the Class A Common Stock due to certain voting restrictions) and all of the Company's outstanding Class C Common Stock (17.0% of the Company's Common Stock), representing approximately 1.1% of the total voting power of the Company's outstanding Common Stock. After giving effect to the Offering, including Chase Capital's sale of shares of Class A Common Stock therein, Chase Capital will beneficially own approximately 3.2% of the Company's Class A Common Stock and all of the Company's outstanding Class C Common Stock (10.6% of the Company's Common Stock), representing 0.6% of the total voting power of the Company's outstanding Common Stock (none of the Company's Class A Common Stock and none of the total voting power of the Company's outstanding Common Stock, if the Underwriters' over-allotment option is exercised in full).

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS



     The following table sets forth certain information regarding the beneficial ownership of the Common Stock after giving effect to the Offering, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of any class of Common Stock of the Company; (ii) each Named Executive Officer of the Company; (iii) each director of the Company; (iv) the Selling Shareholder and (v) all of the Company's directors and executive officers as a group. Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.


                                     CLASS A                   CLASS B                  CLASS C
                                 COMMON STOCK(1)           COMMON STOCK(2)          COMMON STOCK(3)
                              ----------------------   -----------------------   ----------------------     PERCENT OF
          NAME OF             NUMBER OF   PERCENT OF   NUMBER OF    PERCENT OF   NUMBER OF   PERCENT OF   TOTAL ECONOMIC
      BENEFICIAL OWNER        SHARES(4)    CLASS(4)    SHARES(4)     CLASS(4)    SHARES(4)    CLASS(4)       INTEREST
      ----------------        ---------   ----------   ----------   ----------   ---------   ----------   --------------
Joseph M. Field(5)(6).......  2,988,305      13.2%      9,782,555      92.9%           --         --           35.2%
David J. Field(5)(7)........  2,654,994      11.8         749,250       7.1            --         --            9.4
John C. Donlevie............        --         --              --        --            --         --             --
Stephen F. Fisher...........        --         --              --        --            --         --             --
Herbert Kean, M.D.(5).......  1,186,590       5.3              --        --            --         --            3.3
S. Gordon Elkins(5)(8)......  3,382,044      15.0              --        --            --         --            9.3
Thomas H. Ginley, M.D.(9)...   879,120        3.9              --        --            --         --            2.4
Lee Hague...................        --         --              --        --            --         --             --
Marie H. Field(5)(10).......  2,988,305      13.2              --        --            --         --            8.2
Nancy E. Field(5)(11).......  2,153,400       9.5              --        --            --         --            5.9
Michael R. Hannon(12).......   732,051        3.2              --        --      3,119,708     100.0%          10.6
David J. Berkman............        --         --              --        --            --         --             --
Chase Equity Associates,
 L.P.(12)
 380 Madison Avenue
 New York, NY 10017.........   732,051        3.2              --        --      3,119,708     100.0           10.6
All directors and executive
 officers as a group (12
 persons)...................  9,917,360      43.9      10,531,805     100.0      3,119,708     100.0           65.0


                               PERCENT OF
          NAME OF             TOTAL VOTING
      BENEFICIAL OWNER           POWER
      ----------------        ------------
Joseph M. Field(5)(6).......      78.8%
David J. Field(5)(7)........       7.9
John C. Donlevie............        --
Stephen F. Fisher...........        --
Herbert Kean, M.D.(5).......         *
S. Gordon Elkins(5)(8)......       2.6
Thomas H. Ginley, M.D.(9)...         *
Lee Hague...................        --
Marie H. Field(5)(10).......       2.3
Nancy E. Field(5)(11).......       1.7
Michael R. Hannon(12).......       0.6
David J. Berkman............        --
Chase Equity Associates,
 L.P.(12)
 380 Madison Avenue
 New York, NY 10017.........       0.6
All directors and executive
 officers as a group (12
 persons)...................      90.1


---------------
  *  Less than one percent.

 (1) The number of shares of Class A Common Stock does not include the shares of Class A Common Stock issuable upon conversion of the outstanding shares of Class B Common Stock.

 (2) The holders of the Class B Common Stock are entitled to vote with the holders of the Class A Common Stock on all matters submitted to a vote of shareholders of the Company, except with respect to the election of Class A Directors and as otherwise required by law. Each share of Class B Common Stock that is voted by Joseph M. Field and David J. Field is entitled to ten votes per share on all matters submitted to a vote of shareholders, except certain "going private" transactions or as otherwise required by law. The shares of Class B Common Stock are convertible in whole or in part, at the option of the holder or holders thereof, subject to certain conditions, into the same number of shares of Class A Common Stock. See "Description of Capital Stock."


 (3) The shares of Class C Common Stock have no voting rights except as otherwise required by law.



 (4) Shares beneficially owned and percentage ownership are based on 22,584,245 shares of Class A Common Stock, 10,531,805 shares of Class B Common Stock and 3,119,708 shares of Class C Common Stock outstanding after the Offering (assuming an initial public offering price of $19.50 per share).



 (5) The address of these shareholders is 401 City Avenue, Suite 409, Bala Cynwyd, Pennsylvania 19004.



 (6) Includes (i) 2,830,500 shares of Class A Common Stock beneficially owned by Marie H. Field, wife of Joseph M. Field, and (ii) 157,805 shares of Class A Common Stock held of record by Joseph M. Field as trustee of a trust for the benefit of an unrelated party.



 (7) Includes (i) 666,000 shares of Class A Common Stock held of record by David
     J. Field as co-trustee of a trust for the benefit of Nancy E. Field, (ii) 738,150 shares of Class A Common Stock held of record by David J. Field as co-trustee of a trust for the benefit of his children and (iii) 1,250,844 shares of Class A Common Stock held of record by David J. Field as co-trustee of two trusts for the benefit of Joseph M. Field's grandchildren.



 (8) Includes (i) 1,250,844 shares of Class A Common Stock held of record by Mr. Elkins as co-trustee of a trust for the benefit of Joseph M. Field's grandchildren, (ii) 738,150 shares of Class A Common Stock held of record by Mr. Elkins as co-trustee of a trust for the benefit of David J. Field's children, (iii) 738,150 shares of Class A Common Stock held of record by Mr. Elkins as co-trustee of a trust for the benefit of Nancy E. Field's children and (iv) 654,900 shares of Class A Common Stock held of record by Mr. Elkins as trustee of a trust for the benefit of Marie H. Field.

 (9) Includes (i) 731,120 shares of Class A Common Stock held by Mr. Ginley in joint tenancy with his spouse, (ii) 74,000 shares of Class A Common Stock owned of record by his spouse and (iii) 74,000 shares of Class A Common Stock held of record by his spouse as trustee of a trust for the benefit of their children.



(10) Includes (i) 666,000 shares of Class A Common Stock held of record by Marie
     H. Field as co-trustee of a trust for the benefit of David J. Field, (ii) 666,000 shares of Class A Common Stock held of record by Marie H. Field as co-trustee of a trust for the benefit of Nancy E. Field and (iii) 157,805 shares of Class A Common Stock held of record by Joseph M. Field, husband of Marie H. Field, as trustee of a trust for the benefit of an unrelated party.



(11) Includes (i) 666,000 shares of Class A Common Stock held of record by Nancy
     E. Field as co-trustee of a trust for the benefit of David J. Field and
     (ii) 738,150 shares of Class A Common Stock held of record by Nancy E. Field as co-trustee of a trust for the benefit of her children.



(12) The amounts shown consist of shares to be received by Chase Equity Associates, L.P. upon the Chase Conversion. Mr. Hannon is a general partner of Chase Capital, which is an affiliate of Chase Equity Associates, L.P. Mr. Hannon exercises shared investment and voting power with respect to such shares, but disclaims beneficial ownership of such shares. The address for Mr. Hannon is 380 Madison Avenue, New York, New York 10017.

                          DESCRIPTION OF CAPITAL STOCK


     The following description of the capital stock of the Company gives effect to the Recapitalization and the Chase Conversion, which will occur immediately prior to the Offering, and to the proposed sale of 10,300,000 shares of Class A Common Stock by the Company in the Offering. The Company's authorized capital stock consists of (i) 200,000,000 shares of Class A Common Stock, of which 22,584,245 shares are issued and outstanding (assuming an initial public offering price of $19.50 per share); (ii) 75,000,000 shares of Class B Common Stock, of which 10,531,805 shares are issued and outstanding; (iii) 50,000,000 shares of Class C Common Stock, of which 3,119,708 shares are issued or outstanding (assuming an initial public offering price of $19.50 per share); and
(iv) 25,000,000 shares of preferred stock, none of which are issued or outstanding. In addition, the Company currently has reserved for issuance 3,623,576 shares of Class A Common Stock under the 1998 Equity Compensation Plan (assuming an initial public offering price of $19.50 per share). See
"Management -- 1998 Equity Compensation Plan."


     The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the "PBCL").

  Common Stock


     The rights of holders of the Common Stock are identical in all respects, except as discussed below. All the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock and the shares of Class A Common Stock sold in the Offering will be, upon issuance and payment of the purchase price therefor, validly issued, fully paid and nonassessable.


     Dividends. Subject to the right of the holders of any class of preferred stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of Common Stock; provided that, in the event of stock dividends, holders of a specific class of Common Stock shall be entitled to receive only additional shares of such class.

     Voting Rights. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders, with each share of Class A Common Stock entitling the holder thereof to one vote and each share of Class B Common Stock entitling the holder thereof to ten votes, except that (i) beginning with the Company's first annual meeting following the Offering, the holders of Class A Common Stock, voting as a separate class, shall be entitled to elect two Class A Directors, (ii) with respect to a Going Private Transaction (defined as a "Rule 13e-3 transaction" under the Exchange Act), each share of Class A Common Stock and Class B Common Stock shall be entitled to one vote, (iii) any share of Class B Common Stock shall only be entitled to ten votes if it is voted by either Joseph M. Field, or David J. Field, in their own right or pursuant to a proxy and (iv) as otherwise required by law. The Class C Common Stock has no voting rights except as otherwise required by law.


     The first two Class A Directors will be designated by the Company's Board of Directors as soon as practicable after the consummation of the Offering and will serve until the Company's next annual meeting of shareholders, when the holders of the Class A Common Stock will elect the Class A Directors. The Class A Directors serve one-year terms and must be "independent directors." For this purpose, an "independent director" means a person who is not an officer or employee of the Company or its subsidiaries, and who does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and holders of the preferred stock of the Company, if any.

     Conversion of Class A Common Stock. Shares of Class A Common Stock owned by a Regulated Entity (defined as either an entity that is a "bank holding company" under the Bank Holding Company Act of 1956 (the "BHC Act") or a non-bank subsidiary of such an entity, or an entity that, pursuant to Section 8(a) of the International Banking Act of 1978, as amended, is subject to the provisions of the BHC Act, or any non-bank subsidiary of such an entity), are convertible at any time, at the option of the holder thereof, into an equal number of fully paid and non-assessable shares of Class C Common Stock. All conversion rights of Class A Common Stock are subject to any necessary FCC approval.


     Conversion, Transferability of Class B Common Stock. Shares of Class B Common Stock are convertible at any time, at the option of the holder thereof, into an equal number of fully paid and non-assessable shares of Class A Common Stock. All conversion rights of Class B Common Stock are subject to any necessary FCC approval. Shares of Class B Common Stock transferred to a party other than Joseph M. Field, David J. Field, a spouse or lineal descendant of either Joseph M. Field or David J. Field or any spouse of such lineal descendant, a trustee of a trust established for the benefit of any such persons or the estate of any such persons (each, a "Field Shareholder") are automatically converted into an equal number of fully paid and non-assessable shares of Class A Common Stock.



     Conversion, Transferability of Class C Common Stock. Shares of Class C Common Stock are convertible at any time subject to certain restrictions, at the option of the holder thereof, into an equal number of fully paid and non-assessable shares of Class A Common Stock. All conversion rights of Class C Common Stock are subject to any necessary FCC approval. Shares of Class C Common Stock transferred to a party other than a Regulated Entity are automatically converted into an equal number of fully paid and non-assessable shares of Class A Common Stock. Shares of Class C Common Stock may be transferred by a Regulated Entity under a limited set of circumstances.


     Other Provisions. The holders of Common Stock are not entitled to preemptive or similar rights.

  Preferred Stock

     The Company is authorized to issue 25,000,000 shares of preferred stock, par value $.01 per share. The Board of Directors of the Company, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or the Amended and Restated Articles of Incorporation of the Company, the Board of Directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock, the dividend rate, if any, for the series, the terms and conditions of any voting and conversion rights for the series, if any, the number of directors, if any, which the series shall be entitled to elect, the amounts payable on the series upon the liquidation, dissolution or winding-up of the Company, the redemption prices and terms applicable to the series, if any, and the preferences and relative rights among the series of preferred stock. Such rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of Common Stock. There are currently no shares of preferred stock outstanding.

FOREIGN OWNERSHIP

     The Amended and Restated Articles of Incorporation of the Company restrict the ownership, voting and transfer of the Company's capital stock, including the Common Stock, in accordance with the Communications Act and the rules of the FCC, which prohibit the issuance of more than 25% of the Company's outstanding capital stock (or more than 25% of the voting rights it represents) to or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. The Company's Amended and Restated Articles of Incorporation prohibit any transfer of the Company's capital stock that would cause a violation of this prohibition. In addition, the Amended and Restated Articles authorize the Board of Directors of the Company to take action to enforce these prohibitions, including requiring redemptions of Common Stock and placing a legend regarding restrictions on foreign ownership on the certificates representing the Common Stock. See "Business -- Federal Regulation of Radio Broadcasting -- Ownership Matters."

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS OF THE COMPANY

     The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include certain provisions that could have an anti-takeover effect. These provisions are intended to preserve the continuity and stability of the Board of Directors and the policies formulated by the Board of Directors. These provisions are also intended to help ensure that the Board of Directors, if confronted by a surprise proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal, to consider appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders.

     The following is a summary of the provisions included in the Amended and Restated Articles of Incorporation and is qualified in its entirety by reference to such documents, copies of which will be filed as exhibits to the Registration Statement, of which this Prospectus forms a part. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

     Exculpation. The Amended and Restated Articles of Incorporation of the Company provide that a director or officer of the Corporation shall not be personally liable for monetary damages as such (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office under the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company or applicable provisions of law and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Indemnification. The Amended and Restated Articles of Incorporation of the Company provide that, to the fullest extent permitted by the PBCL, the Company will indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of the Company or (ii) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.


     Blank Check Preferred Stock. The Company's Amended and Restated Articles of Incorporation provide that the Board of Directors of the Company may authorize the issuance of up to 25,000,000 shares of preferred stock in one or more classes or series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such class or series. The Board of Directors of the Company has no present intention to issue any preferred stock; however, the Board of Directors of the Company has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Board of Directors of the Company is required to make any determination to issue such stock based on its judgment as to the best interests of the shareholders of the Company, the Board of Directors of the Company could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. The Board of Directors of the Company does not intend to seek shareholder approval prior to any issuance of such stock, unless otherwise required by law.


PENNSYLVANIA CONTROL-SHARE ACQUISITIONS LAW

     Generally, subchapters 25E, F, G, H, I and J of the PBCL place certain procedural requirements and establish certain restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a certain percentage of votes in an election of directors.

Subchapter 25E of the PBCL provides generally that, if the Company were involved in a "control transaction," shareholders of the Company would have the right to demand from a "controlling person or group" payment of the fair value of their shares. For purposes of subchapter 25E, a "controlling person or group" is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which shareholders of the Company would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group.

     In general, Subchapter 25F of the PBCL delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the Company. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing the Company's assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of at least 20% of the Company's voting shares.

     In general, Subchapter 25G of the PBCL suspends the voting rights of the "control shares" of a shareholder that acquires for the first time 20% or more, 33 1/3% or more or 50% or more of the Company's shares entitled to be voted in an election of directors. The voting rights of the control shares generally remain suspended until such time as the "disinterested" shareholders of the Company vote to restore the voting power of the acquiring shareholder.

     Subchapter 25H of the PBCL provides in certain circumstances for the recovery by the Company of profits made upon the sale of its common stock by a "controlling person or group" if the sale occurs within 18 months after the controlling person or group became such and the common stock was acquired during such 18 month period or within 24 months prior thereto. In general, for purposes of Subchapter 25H, a "controlling person or group" is a person or group that (i) has acquired, (ii) offered to acquire or (iii) publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that shareholders of the Company would be entitled to cast in the election of directors.

     If the disinterested shareholders of the Company vote to restore the voting power of a shareholder who acquires control shares subject to Subchapter 25G, the Company would then be subject to subchapters 25I and J of the PBCL. Subchapter 25I generally provides for a minimum severance payment to certain employees terminated within two years of such approval. Subchapter 25J, in general, prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

     The foregoing descriptions of certain subchapters of the PBCL do not purport to be complete.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Class A Common Stock of the Company. The sale, or availability for sale, of substantial amounts of Class A Common Stock in the public market subsequent to the Offering, could adversely affect the prevailing market price of the shares of Class A Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities.


     Upon completion of the Offering, the Company will have outstanding 22,584,245 shares of Class A Common Stock, 10,531,805 shares of Class B Common Stock and 3,119,708 shares of Class C Common Stock (assuming an initial public offering price of $19.50 per share). Of these outstanding shares, the 10,850,000 shares of Class A Common Stock sold in the Offering (12,477,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction under the Securities Act, except for any such shares purchased by an "affiliate" (as defined in Rule 144 under the Securities
Act) of the Company, which shares may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 11,734,245 shares of Class A Common Stock (11,002,194 shares if the Underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $19.50 per share), and all shares of Class B Common Stock and Class C Common Stock will be "restricted securities" for purposes of Rule 144 and may not be resold unless registered under the Securities Act or sold pursuant to an applicable exemption thereunder, including the exemption contained in Rule 144.



     The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which all of the holders of such shares have agreed not to sell or otherwise dispose of their shares during the Lock-Up Period without the prior written consent of Credit Suisse First Boston Corporation. Because of these restrictions, on the date of this Prospectus, no shares other than those offered hereby will be eligible for sale. Upon expiration of the Lock-Up Period, all of the restricted securities (other than shares issued in the Chase Conversion, which remain subject to applicable holding periods) will be eligible for sale in the public market, subject to compliance with the manner-of-sale, volume and other limitations of Rule 144.


     In general, under Rule 144, as currently in effect, a shareholder (or shareholders whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including persons who may be deemed "affiliates" of the Company under Rule 144) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the class of Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale, subject to certain manner of sale limitations. A shareholder who is deemed not to have been an affiliate of the Company for at least three months prior to the date of sale and who has beneficially owned restricted securities for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume or manner of sale limitations described above.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             , 1999 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, BT Alex. Brown Incorporated, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Shareholder the following respective numbers of shares of Class A Common
Stock:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
BT Alex. Brown Incorporated.................................
Goldman, Sachs & Co. .......................................
Morgan Stanley & Co. Incorporated...........................

                                                               -------
          Total.............................................
                                                               =======

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Class A Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Company and the Selling Shareholder have granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 895,449 additional shares from the Company and 732,051 additional outstanding shares from the Selling Shareholder (assuming an initial public offering of $19.50 per share) at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Class A Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.


     The Company and the Selling Shareholder have been advised by the Representatives that the Underwriters propose to offer the shares of Class A Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain
dealers at such price less a concession of $     per share of Class A Common
Stock, and the Underwriters and such dealers may allow a discount of $ per share of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares of Class A Common Stock being offered hereby.

     The Company has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of its Class A Common Stock or securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus (the

"Lock-Up Period"), except (i) pursuant to or in connection with employee stock option plans or other employee or non-employee director or key advisor compensation arrangements or agreements, in each case in effect on the date of this Prospectus, and (ii) in connection with the conversion of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock solely into another class of Common Stock. Each of the Company's officers, directors, the Selling Shareholder and other shareholders have agreed not to sell, offer, or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, except for the conversion of the Class A Common Stock, Class B Common Stock and Class C Common Stock solely into shares of another class of Common Stock, without the prior written consent of Credit Suisse First Boston Corporation during the Lock-Up Period, except for certain limited exceptions.


     The Underwriters have reserved for sale, at the initial public offering
price, up to                shares of the Class A Common Stock for employees,
directors and certain other persons associated with the Company or with its officers or directors, who have expressed an interest in purchasing such shares of Class A Common Stock in the Offering. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.


     The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.


     The shares of Class A Common Stock have been approved for listing on The New York Stock Exchange, subject to official notice of issuance. In connection with the listing of the Class A Common Stock on The New York Stock Exchange, the Underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.


     Prior to this Offering, there has been no public market for the Class A Common Stock. Accordingly, the initial public offering price for the Class A Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price will be the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the market prices and the earnings of similar securities of comparable companies at the time of the Offering.


     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of Class A Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class A Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the shares of Class A Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Shareholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of Class A Common Stock are effected. Accordingly, any resale of the shares of Class A Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of Class A Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of shares of Class A Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Shareholder and the dealer from whom such purchase confirmation is received that
(i) such purchaser is entitled under applicable provincial securities laws to purchase such shares of Class A Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulations under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the Selling Shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of shares of Class A Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any shares of Class A Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order (BOR) #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Class A Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of shares of Class A Common Stock should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares of Class A Common Stock in their particular circumstances and with respect to the eligibility of the shares of Class A Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

                                    EXPERTS


     The financial statements of Entercom Communications Corp. as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998 included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports expressed an unqualified opinion and include an explanatory paragraph referring to the restatement of the Company's 1997 and 1998 consolidated financial statements), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The combined financial statements of KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM and KING-FM for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of the Sacramento Station Group for the period January 1, 1996 to September 18, 1996 and for the period September 19, 1996 to December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of KBSG, Inc. and KNDD, Inc. for the year ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of the Portland, Oregon and Rochester, New York Radio Groups of Heritage Media Services, Inc. - Broadcasting Segment as of December 31, 1997 and for the eight month period ended August 31, 1997 and the four month period ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of the Boston Radio Market of CBS Radio, Inc. for the year ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, covering the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 10124, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
ENTERCOM COMMUNICATIONS CORP.
CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report..............................  F-3
  Balance Sheets as of September 30, 1997 and 1998..........  F-4
  Statements of Income for the Years Ended September 30,
     1996, 1997 and 1998....................................  F-6
  Statement of Shareholder's Equity for the Years Ended
     September 30, 1996, 1997 and 1998......................  F-7
  Statements of Cash Flows for the Years Ended September 30,
     1996, 1997 and 1998....................................  F-8
  Notes to the Consolidated Financial Statements for the
     Years Ended September 30, 1996, 1997 and 1998..........  F-9

THE BONNEVILLE TRANSACTION

  KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, AND
     KING-FM
     Independent Auditors' Report...........................  F-25
     Combined Statements of Operations for the Years Ended
      December 31, 1994, 1995 and 1996 and for the Three
      Months Ended March 27, 1996 and 1997 (Unaudited)......  F-26
     Combined Statements of Cash Flows for the Years Ended
      December 31, 1994, 1995 and 1996 and for the Three
      Months Ended March 27, 1996 and 1997 (Unaudited)......  F-27
     Notes to Combined Statements of Operations and of Cash
      Flows.................................................  F-28

THE CITICASTERS TRANSACTION

  SACRAMENTO STATION GROUP (KSEG-FM AND KRXQ-FM)
     Independent Auditors' Report...........................  F-32
     Combined Statements of Operations for the Periods
      January 1, 1996 to September 18, 1996 (Predecessor)
      and September 19, 1996 to December 31, 1996 and for
      the Five Months Ended May 31, 1996 (Predecessor) and
      1997 (Unaudited)......................................  F-33
     Combined Statements of Cash flows for the Periods
      January 1, 1996 to September 18, 1996 (Predecessor)
      and September 19, 1996 to December 31, 1996 and for
      the Five Months Ended May 31, 1996 (Predecessor) and
      1997 (Unaudited)......................................  F-34
     Notes to Combined Financial Statements.................  F-35

KBSG, INC. AND KNDD, INC. (KBSG-FM AND KNDD-FM)
  Independent Auditors' Report..............................  F-37
  Combined Statements of Income for the Year Ended December
     31, 1995 and for the Seven-Month Periods Ended July 31,
     1995 and 1996 (Unaudited)..............................  F-38
  Combined Statements of Cash Flows for the Year Ended
     December 31, 1995 and for the Seven-Month Periods Ended
     July 31, 1995 and 1996 (Unaudited).....................  F-39
  Notes to Combined Financial Statements....................  F-40

                                                              PAGE
                                                              ----
THE SINCLAIR TRANSACTION

  THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
     OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING
     SEGMENT
     Report of Independent Public Accountants...............  F-43
     Combined Balance Sheet as of December 31, 1997.........  F-44
     Combined Statements of Operations for the Eight-Month
      Period Ended August 31, 1997 (Predecessor) and for the
      Four-Month Period Ended December 31, 1997.............  F-45
     Combined Statements of Stockholders' Equity for the
      Eight-Month Period Ended August 31, 1997 (Predecessor)
      and for the Four-Month Period Ended December 31,
      1997..................................................  F-46
     Combined Statements of Cash Flows for the Eight-Month
      Period Ended August 31, 1997 (Predecessor) and for the
      Four-Month Period Ended December 31, 1997.............  F-47
     Notes to Combined Financial Statements.................  F-48
Unaudited Financial Statements
     Combined Balance Sheets as of December 31, 1997 and
      March 31, 1998........................................  F-53
     Combined Statements of Operations for the Three Months
      Ended March 31, 1997, the Two-Month Period Ended
      February 28, 1998 and the One-Month Period Ended March
      31, 1998..............................................  F-54
     Combined Statements of Cash Flows for the Three Months
      Ended March 31, 1997, the Two-Month Period Ended
      February 28, 1998 and the One-Month Period Ended March
      31, 1998..............................................  F-55
     Notes to Combined Financial Statements.................  F-56

THE BOSTON TRANSACTION
  THE BOSTON RADIO MARKET OF CBS RADIO, INC.
     Independent Auditors' Report...........................  F-57
     Combined Balance Sheet as of December 31, 1997 and
      September 30, 1998 (Unaudited)........................  F-58
     Combined Statements of Operations and Equity for the
      Year Ended December 31, 1997 and for the Nine-Month
      Periods Ended September 30, 1997 and 1998
      (Unaudited)...........................................  F-59
     Combined Statements of Cash Flows for the Year Ended
      December 31, 1997 and for the Nine-Month Periods Ended
      September 30, 1997 and 1998 (Unaudited)...............  F-60
     Notes to Combined Financial Statements.................  F-61

     The accompanying consolidated financial statements give effect to the completion of the 185 for 1 split of the Company's outstanding common stock which will take place on the effective date of the offering. The following report is in the form which will be furnished by Deloitte & Touche LLP upon completion of the stock split of the Company's outstanding common stock described in Note 13 to the consolidated financial statements and assuming that from December 31, 1998 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein:


                          INDEPENDENT AUDITORS' REPORT


"To the Board of Directors of

 Entercom Communications Corp.:


We have audited the accompanying consolidated balance sheets of Entercom Communications Corp. (formerly Entertainment Communications, Inc.) and subsidiaries (the "Company") as of September 30, 1997 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Entercom Communications Corp. and subsidiaries at September 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.



As discussed in Note 14 to the consolidated financial statements, the accompanying consolidated financial statements for the years ended September 30, 1997 and 1998 have been restated.



Philadelphia, Pennsylvania


December 31, 1998


(January   , 1999 as to Note 13)"



DELOITTE & TOUCHE LLP


January 4, 1999

                         ENTERCOM COMMUNICATIONS CORP.

                          CONSOLIDATED BALANCE SHEETS

                          SEPTEMBER 30, 1997 AND 1998

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                              (AS RESTATED, SEE NOTE 14)
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)........................   $  3,626       $  6,666
  Accounts receivable (net of allowance for doubtful
     accounts of $292 in 1997 and $367 in 1998).............     24,796         32,524
  Prepaid expenses and deposits.............................      1,691          5,303
  Station acquisition deposits..............................      4,957            344
  Income tax deposit........................................        490            978
  Assets held for sale (Note 9).............................                     5,310
                                                               --------       --------
          Total current assets..............................     35,560         51,125
                                                               --------       --------
PROPERTY AND EQUIPMENT -- At cost (Note 2):
  Land, land easements and land improvements................      4,584          5,954
  Building..................................................      2,454          3,939
  Equipment.................................................     22,784         31,979
  Furniture and fixtures....................................      5,064          7,115
  Leasehold improvements....................................      1,047          3,362
                                                               --------       --------
                                                                 35,933         52,349
  Accumulated depreciation..................................     (8,158)        (9,679)
                                                               --------       --------
                                                                 27,775         42,670
  Capital improvements in progress..........................      1,379            387
                                                               --------       --------
          Net property and equipment........................     29,154         43,057
                                                               --------       --------
RADIO BROADCASTING LICENSES AND OTHER INTANGIBLES
  Net of accumulated amortization of $6,307 in 1997 and
     $14,564 in 1998 (Notes 2, 3, and 4)....................    295,419        424,716
DEFERRED CHARGES AND OTHER ASSETS -- Net (Notes 2, 3 and
  5)........................................................      4,610          4,047
                                                               --------       --------
TOTAL.......................................................   $364,743       $522,945
                                                               ========       ========


                See notes to consolidated financial statements.

                         ENTERCOM COMMUNICATIONS CORP.

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1998
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                              (AS RESTATED, SEE
                                                                  NOTE 14)
                                                             -------------------
                                                                SEPTEMBER 30,      SEPTEMBER 30,
                                                             -------------------       1998
                                                               1997       1998       PRO FORMA
                                                             --------   --------   -------------
                                                                                     (NOTE 1)
                                                                                    (UNAUDITED)
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................  $  7,128   $ 10,919     $ 10,919
  Accrued liabilities:
     Salaries..............................................     2,422      4,052        4,052
     Interest..............................................       109      1,114        1,114
     Taxes other than income...............................        69        189          189
     Barter (Note 2).......................................         5         18           18
  Corporate state income taxes (Note 2)....................       323        459          459
  Senior debt -- current...................................                   10           10
                                                             --------   --------     --------
          Total current liabilities........................    10,056     16,761       16,761
SENIOR DEBT -- Noncurrent (Note 6A)........................   117,000    253,774      270,918
CONVERTIBLE SUBORDINATED NOTE (Note 6D)
  Note payable.............................................    25,000     25,000       25,000
  Accrued interest.........................................     2,427      4,352        4,352
  Cumulative adjustment to reflect indexing of convertible
     subordinated note.....................................    29,070     37,911       37,911
                                                             --------   --------     --------
          Total convertible subordinated note..............    56,497     67,263       67,263
DEFERRED TAX LIABILITY.....................................                            82,138
MINORITY INTEREST IN EQUITY OF PARTNERSHIP (Notes 2 and
  8).......................................................     2,171      2,177        2,177
                                                             --------   --------     --------
          Total liabilities................................   185,724    339,975      439,257
                                                             --------   --------     --------
COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS' EQUITY (Note 10):
  Preferred stock $.01 par value; authorized 25,000,000
     shares; none issued
  Class A common stock $.01 par value; voting; authorized
     200,000,000 shares; issued and outstanding 11,002,194
     shares................................................       110        110          110
  Class B common stock $.01 par value; voting; authorized
     75,000,000 shares; issued and outstanding 10,531,805
     shares................................................       105        105          105
  Class C common stock $.01 par value; nonvoting;
     authorized 25,000,000 shares; none issued.............
  Additional paid-in capital...............................                            86,655
  Retained earnings........................................   178,804    182,755
                                                             --------   --------     --------
          Total shareholders' equity.......................   179,019    182,970       86,870
                                                             --------   --------     --------
TOTAL......................................................  $364,743   $522,945     $526,127
                                                             ========   ========     ========


                See notes to consolidated financial statements.

                         ENTERCOM COMMUNICATIONS CORP.


                       CONSOLIDATED STATEMENTS OF INCOME


                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                    YEARS ENDED SEPTEMBER 30,
                                                               ------------------------------------
                                                                         (AS RESTATED, SEE NOTE 14)
                                                                1996         1997          1998
                                                               -------   ------------   -----------
NET REVENUES................................................   $48,675    $  93,862      $132,998
OPERATING EXPENSES:
  Station operating expenses................................    31,659       61,280        88,599
  Depreciation and amortization.............................     2,960        7,685        13,066
  Corporate general and administrative expenses.............     2,872        3,249         4,527
  Net expense (income) from time brokerage agreement fees...      (879)        (476)        2,399
                                                               -------    ---------      --------
                                                                36,612       71,738       108,591
                                                               -------    ---------      --------
OPERATING INCOME............................................    12,063       22,124        24,407
OTHER EXPENSE (INCOME) ITEMS:
  Interest expense (Note 6).................................     5,196       11,388        14,663
  Adjustment to reflect indexing of the convertible
    subordinated note (Note 6D).............................                 29,070         8,841
  Interest income...........................................       (95)        (482)         (410)
  Other nonoperating expenses...............................        28        1,986            82
  Gains on sale of assets and other.........................      (119)    (197,097)       (8,661)
                                                               -------    ---------      --------
         Total other expenses (income)......................     5,010     (155,135)       14,515
                                                               -------    ---------      --------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS..........     7,053      177,259         9,892
INCOME TAXES................................................       274          489           453
                                                               -------    ---------      --------
INCOME BEFORE EXTRAORDINARY ITEMS...........................     6,779      176,770         9,439
EXTRAORDINARY ITEMS:
Debt extinguishment (net of taxes of $23, and $25 in 1996
  and 1998, respectively) (Note 6)..........................       539                      2,376
                                                               -------    ---------      --------
NET INCOME..................................................   $ 6,240    $ 176,770      $  7,063
                                                               =======    =========      ========
PRO FORMA DATA (UNAUDITED)
PRO FORMA NET INCOME DATA:
  Income before income taxes and extraordinary items........   $ 7,053    $ 177,259      $  9,892
  Pro forma income taxes (Note 1)...........................     2,680       78,405         7,119
                                                               -------    ---------      --------
  Pro forma income before extraordinary items...............     4,373       98,854         2,773
  Extraordinary items, net of pro forma taxes...............       348                      1,488
                                                               -------    ---------      --------
PRO FORMA NET INCOME........................................   $ 4,025    $  98,854      $  1,285
                                                               =======    =========      ========
PRO FORMA EARNINGS PER SHARE (Note 1):
  Basic:
    Pro forma earnings before extraordinary items...........   $  0.20    $    4.59      $   0.12
    Extraordinary items, net of pro forma taxes.............      0.01                       0.06
                                                               -------    ---------      --------
    Pro forma earnings per share............................   $  0.19    $    4.59      $   0.06
                                                               =======    =========      ========
  Diluted:
    Pro forma earnings before extraordinary items...........   $  0.20    $    4.59      $   0.12
    Extraordinary items, net of pro forma taxes.............      0.01                       0.06
                                                               -------    ---------      --------
    Pro forma earnings per share............................   $  0.19    $    4.59      $   0.06
                                                               =======    =========      ========
WEIGHTED AVERAGE SHARES:
  Basic.....................................................    21,534       21,534        22,347
  Diluted...................................................    21,534       21,534        22,347


                See notes to consolidated financial statements.

                         ENTERCOM COMMUNICATIONS CORP.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        COMMON STOCK
                                       -------------------------------------------------------------------------------
                                          NONVOTING            VOTING              CLASS A               CLASS B         ADDITIONAL
                                       ----------------   ----------------   -------------------   -------------------    PAID-IN
                                       SHARES    AMOUNT   SHARES    AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL
                                       -------   ------   -------   ------   ----------   ------   ----------   ------   ----------
Balance, October 1, 1995, as
 originally reported.................   46,260    $ 2      80,580    $ 4                                                   $ 710
Adjustment for the change in
 capitalization (Note 13)............  (46,260)    (2)    (80,580)    (4)    12,935,594     129    10,531,805     105       (228)
                                       -------    ---     -------    ---     ----------    ----    ----------    ----      -----
Balance, October 1, 1995, as
 adjusted............................                                        12,935,594     129    10,531,805     105        482
Net income for the year..............
Dividends............................
                                       -------    ---     -------    ---     ----------    ----    ----------    ----      -----
Balance, September 30, 1996 (as
 restated)...........................                                        12,935,594     129    10,531,805     105        482
Retirement of treasury stock.........                                        (1,933,400)    (19)                            (482)
Net income for the year (as
 restated)...........................
Dividends............................
                                       -------    ---     -------    ---     ----------    ----    ----------    ----      -----
Balance, September 30, 1997 (as
 restated)...........................                                        11,002,194     110    10,531,805     105
Net income for the year (as
 restated)...........................
Dividends............................
                                       -------    ---     -------    ---     ----------    ----    ----------    ----      -----
Balance, September 30, 1998 (as
 restated)...........................             $                  $       11,002,194    $110    10,531,805    $105      $
                                       =======    ===     =======    ===     ==========    ====    ==========    ====      =====


                                                             TREASURY STOCK AT COST
                                                  ---------------------------------------------
                                       RETAINED   NONVOTING     VOTING      CLASS A
                                       EARNINGS    SHARES       SHARES       SHARES     AMOUNT     TOTAL
                                       --------   ---------   ----------   ----------   -------   --------
Balance, October 1, 1995, as
 originally reported.................  $ 1,155       2,610         7,830                $(1,044)  $    827
Adjustment for the change in
 capitalization (Note 13)............               (2,610)       (7,830)   1,931,400
                                       --------   --------    ----------   ----------   -------   --------
Balance, October 1, 1995, as
 adjusted............................    1,155                              1,931,400   (1,044)        827
Net income for the year..............    6,240                                                       6,240
Dividends............................   (1,988)                                                     (1,988)
                                       --------   --------    ----------   ----------   -------   --------
Balance, September 30, 1996 (as
 restated)...........................    5,407                              1,931,400   (1,044)      5,079
Retirement of treasury stock.........     (543)                            (1,931,400)   1,044
Net income for the year (as
 restated)...........................  176,770                                                     176,770
Dividends............................   (2,830)                                                     (2,830)
                                       --------   --------    ----------   ----------   -------   --------
Balance, September 30, 1997 (as
 restated)...........................  178,804                                                     179,019
Net income for the year (as
 restated)...........................    7,063                                                       7,063
Dividends............................   (3,112)                                                     (3,112)
                                       --------   --------    ----------   ----------   -------   --------
Balance, September 30, 1998 (as
 restated)...........................  $182,755                                         $         $182,970
                                       ========   ========    ==========   ==========   =======   ========



                See Notes to consolidated financial statements.

                         ENTERCOM COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                             (AMOUNTS IN THOUSANDS)


                                                                  YEARS ENDED SEPTEMBER 30,
                                                              ----------------------------------
                                                                            (AS RESTATED, SEE
                                                                                 NOTE 14)
                                                                          ----------------------
                                                                1996        1997         1998
                                                              --------    ---------    ---------
OPERATING ACTIVITIES:
  Net income................................................  $  6,240    $ 176,770    $   7,063
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     2,960        7,685       13,066
    Extraordinary items.....................................       562                     2,401
    Gains on dispositions and exchanges of assets...........      (119)    (197,097)      (8,661)
    Interest accrued........................................       643        1,785        1,925
    Adjustment to reflect indexing of the convertible
      subordinated note (Note 6D)...........................                 29,070        8,841
    Changes in assets and liabilities which provided (used)
      cash:
      Accounts receivable...................................    (3,336)     (11,798)      (7,728)
      Prepaid expenses......................................      (150)        (956)        (101)
      Accounts payable, accrued liabilities and corporate
        state income taxes..................................     4,048        1,463        6,695
      Minority interest.....................................       (21)       1,910            6
      Income tax deposit....................................     1,946           27         (488)
                                                              --------    ---------    ---------
        Net cash provided by operating activities...........    12,773        8,859       23,019
                                                              --------    ---------    ---------
INVESTING ACTIVITIES:
  Additions to property and equipment.......................    (1,493)      (4,373)     (11,183)
  Proceeds from sale of property and equipment, intangibles
    and other assets........................................       560        3,750        9,724
  Proceeds from exchanges of radio stations.................                 72,200        3,132
  Payments for exchanges of radio stations..................                 (5,304)        (306)
  Purchases of radio station assets (Note 3)................   (91,519)     (74,498)    (152,791)
  Deferred charges and other assets.........................    (4,050)        (644)      (3,329)
  Station acquisition deposits..............................                 (4,826)       1,102
                                                              --------    ---------    ---------
        Net cash used in investing activities...............   (96,502)     (13,695)    (153,651)
                                                              --------    ---------    ---------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..................   137,500       20,000      277,286
  Payments of long-term debt................................   (48,055)     (14,000)    (140,502)
  Dividends paid............................................    (1,988)      (2,830)      (3,112)
                                                              --------    ---------    ---------
        Net cash provided by financing activities...........    87,457        3,170      133,672
                                                              --------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     3,728       (1,666)       3,040
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     1,564        5,292        3,626
                                                              --------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF
  YEAR......................................................  $  5,292    $   3,626    $   6,666
                                                              ========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
  Cash paid during the period for:
    Interest................................................  $  3,688    $  10,203    $  11,541
                                                              ========    =========    =========
    Income taxes............................................  $    148    $     211    $     293
                                                              ========    =========    =========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES --
  In connection with the radio station exchange transactions completed by the Company, the noncash portion of assets recorded was $127,000 for the year ended September 30, 1997 and
    $22,500 for the year ended September 30, 1998.


                See notes to consolidated financial statements.

                         ENTERCOM COMMUNICATIONS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998


1.  BASIS OF PRESENTATION AND ORGANIZATION

     Operations -- Entercom Communications Corp. (formerly Entertainment Communications, Inc.) (the "Company") is principally engaged in the management and operation of radio broadcast stations throughout the United States. The Company owns or operates three or more radio stations in the following markets:
Boston, Seattle, Portland, Sacramento, Kansas City and Rochester.


     Unaudited Pro Forma Adjustments -- The Company intends to offer shares of its Class A Common Stock to the public during 1999 (the "Offering"). Just prior to the effective date of the Offering, the Company will terminate its status as an S Corporation. At that time, the Company will be required to provide deferred income taxes for cumulative temporary differences between financial statement and income tax bases of the Company's assets and liabilities. At September 30, 1998, a deferred tax liability of $82.1 million has been reflected in the pro forma balance sheet presented. In addition, a deferred tax asset of $3.2 million would have been established.



     In addition, the S Corporation shareholders will receive distributions of approximately $1.0 million prior to, and approximately $88.1 million subsequent to the effective date of the Offering. Of these amounts, $1.0 million relates to income tax liabilities attributable to the S Corporation shareholders' share of the Company's taxable income for the year ended September 30, 1998, $16.1 million relates to taxed but undistributed income as of September 30, 1998, $70.2 million relates to taxable gains from transactions occurring subsequent to September 30, 1998 and $1.6 million relates to the estimated taxable income from operations for the period from October 1, 1998 to January 31, 1999. Only those distributions (totaling approximately $17.1 million) related to transactions occurring prior to October 1, 1998 have been reflected for purposes of the unaudited pro forma balance sheet presented with the accompanying consolidated financial statements. Of the $88.1 million to be distributed subsequent to the effective date of the Offering, $0.2 million will be paid to the S Corporation shareholders for their estimated income taxes on the income of the Company for its 1999 fiscal year; payment of the balance is conditional on the successful completion of the Offering.



     The unaudited pro forma net income data reflect adjustments for income taxes as if the Company had been subject to federal and state income taxes based upon a pro forma effective tax rate of 38% applied to income before income taxes excluding the effect of adjustment to reflect indexing of convertible subordinated note (as such adjustment is not tax deductible) of $29.1 million and $8.8 million for the years ending September 30, 1997 and 1998, respectively. (See Note 6(D)).



     Pro Forma Earnings Per Share -- Pro forma earnings per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 and, as such, is based on the weighted average number of shares of Common Stock outstanding and dilutive common equivalent shares from convertible debt (using the if-converted method). For the years ended September 30, 1996, 1997 and 1998, the effect of the conversion of the convertible subordinated note was antidilutive.


2.  SIGNIFICANT ACCOUNTING POLICIES

     Income Tax Status -- The shareholders of the Company elected to change the tax status of the Company from a C Corporation to an S Corporation beginning October 1, 1987 for federal and certain state income tax purposes. For certain other states for which an S Corporation election has not been made, the Company incurs state income taxes.

     The shareholders' election to be taxed as an S Corporation relieves the Company of the obligation to pay federal and certain state corporate income taxes but results in shareholders being directly liable for payment of such income taxes on their pro rata share of the Company's taxable income, including taxable income which has been deferred as a result of the Company's use of different accounting methods for financial reporting and income tax reporting.

                         ENTERCOM COMMUNICATIONS CORP.

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of the Company, its limited partnership interest and its subsidiaries, all of which are wholly-owned. All intercompany transactions and balances have been eliminated in consolidation.

     Management's Use of Estimates -- The preparation of consolidated financial statements, in accordance with generally accepted accounting principles, requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Depreciation -- Depreciation is determined on a straight-line basis. The estimated useful lives for depreciation are as follows:

Land improvements....................................    10 years
Building.............................................    20 years
Equipment............................................  5-20 years
Furniture and fixtures...............................  5-10 years
Leasehold improvements...............................     Various

     Revenue Recognition -- Revenue from the sale of commercial broadcast time to advertisers is recognized when the commercials are broadcast. Promotional fees are recognized as services are rendered.


     Concentration of Credit Risk -- The Company's revenues and accounts receivable relate primarily to the sale of advertising within the radio stations' broadcast areas. Credit is extended based on an evaluation of the customers' financial condition, and generally, collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectations. The Company also maintains deposit accounts with financial institutions. At times, such deposits may exceed FDIC insurance limits.


     Advertising Costs -- Advertising costs are expensed as incurred and approximated $4.3 million, $6.0 million and $6.6 million for the fiscal years ended September 30, 1996, 1997 and 1998, respectively.

     Radio Broadcasting Licenses and Other Intangibles -- Broadcasting licenses and other intangibles are being amortized on a straight-line basis over 40 years.

     Long-Lived Assets -- In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company evaluates the recoverability of its long-lived assets which include broadcasting licenses, other intangibles, deferred charges, and other assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If indications are that the carrying amount of the asset is not recoverable, the Company will estimate the future cash flows expected to result from use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company recognizes an impairment loss. The impairment loss recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value.


     Deferred Charges -- The Company defers and amortizes debt issuance costs and leasehold premiums over the term of the debt and life of the lease, respectively.


     Net Expense (Income) from Time Brokerage Agreement ("TBA") Fees -- Net expense (income) from TBA fees consist of fees paid by or earned by the Company under agreements which permit an acquirer to program and market stations prior to acquisition. The Company sometimes enters into such agreements prior to the consummation of station acquisitions or dispositions. Under the TBAs relating to the Company's acquisitions, the expense from TBA fees was approximately $0.4 million, $2.2 million and $2.5 million for the years ended September 30, 1996, 1997 and 1998, respectively. Under the TBAs relating to the Company's

                         ENTERCOM COMMUNICATIONS CORP.

dispositions, the income from TBA fees was approximately $1.2 million, $2.7 million and $0.1 million for the years ended September 30, 1996, 1997 and 1998, respectively. Amounts reflected in net revenues and station operating expenses from operations under TBAs, excluding expense (income) from TBA fees, were approximately $2.4 million and $1.3 million, $12.3 million and $9.0 million, and $7.8 million and $5.0 million for the years ended September 30, 1996, 1997 and 1998, respectively.

     Barter Transactions -- The Company provides advertising broadcast time in exchange for certain products, supplies and services. The terms of the exchanges generally permit the Company to preempt such broadcast time in favor of advertisers who purchase time on regular terms. The Company includes the value of such exchanges in both broadcasting revenues and operating costs and expenses. Barter valuation is based upon management's estimate of the fair value of the products, supplies and services received. For the years ended September 30, 1996, 1997 and 1998, barter transactions amounted to approximately $632,000, $822,000 and $1,043,000, respectively. The Company accrues as a liability the amount by which the value of broadcasting time to be provided exceeds the value of products, supplies and services to be received. At September 30, 1996, 1997 and 1998, such amounts were approximately $120,000, $5,000 and $19,000, respectively.

     Cash and Cash Equivalents -- Cash and cash equivalents consist primarily of amounts held on deposit with financial institutions in immediately available money market accounts.

     Derivative Financial Instruments -- The Company uses derivative financial instruments, including interest rate exchange agreements ("Swaps") and interest rate cap agreements ("Caps"), to manage its exposure to fluctuations in interest rates. Swaps and Caps are matched with debt and periodic cash payments and are accrued on a net basis as an adjustment to interest expense. Any fees associated with these instruments are amortized over their term.


     Recent Accounting Pronouncements -- In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per Share", which was effective for the Company beginning October 1, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and requires the dual presentation of basic and diluted EPS on the face of the income statement. This statement requires restatement of all prior period EPS data presented. For the years ended September 30, 1996, 1997 and 1998 the effect of the conversion of convertible debt was antidilutive. For 1998, as required by Staff Accounting Bulletin Topic 1.B.3 the weighted average outstanding shares, for both basic and diluted EPS, have been increased by approximately 0.8 million shares to give effect to the increase in the number of shares which, when multiplied by the offering price, would be sufficient to replace the capital proposed to be distributed to the S Corporation shareholders, which exceeds the current year's earnings.


     In June 1998, the FASB issued SFAS No. 133 entitled "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as "derivatives") and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management has not yet determined what effect, if any, this statement will have on the Company.

     Reclassifications -- Certain reclassifications have been made to the consolidated financial statements for the years ended September 30, 1996 and 1997 in order to conform to the current year presentation.

                         ENTERCOM COMMUNICATIONS CORP.

3.  ACQUISITIONS AND OTHER SIGNIFICANT TRANSACTIONS

     During each of the periods presented the Company consummated acquisitions of radio stations. All of these acquisitions were accounted for under the purchase method of accounting (unless otherwise noted below), and the purchase prices, including transaction costs, were allocated to the assets based upon their respective fair values as determined by independent appraisal as of the purchase dates. Gains on exchange transactions are determined based on the excess of the fair value of the station assets acquired, as determined by an independent appraisal, plus any cash received, over the Company's carrying basis in the station assets exchanged, plus cash paid by the Company, all less transaction costs.

  1996 Acquisitions

     The Company completed a three party Asset Purchase Agreement on August 1, 1996, whereby the Company acquired WAXQ-FM, New York City, from GAF Corporation for a cash purchase price of $90 million and simultaneously exchanged WAXQ-FM and $1.2 million in cash to Viacom, Inc. for all of Viacom's broadcast assets of three radio stations, KBSG-FM, KBSG-AM and KNDD-FM, and two tower facilities, all serving the Seattle, Washington radio market. The Company incurred approximately $319,000 in transaction costs related to the acquisition. Broadcasting licenses and other intangibles totaling approximately $87.5 million were recorded in connection with this transaction.

  1997 Acquisitions

     On March 27, 1997, the Company acquired the assets of KMBZ-AM, KYYS-FM (formerly KLTH-FM), KCMO-AM and KCMO-FM, serving the Kansas City, Kansas/Missouri radio market, from Bonneville International Corporation and Bonneville Holding Corporation (collectively referred to hereafter as "Bonneville") for a purchase price of $35.0 million. The Company also acquired the assets of KIRO-AM, KIRO-FM and KNWX-AM, serving the Seattle, Washington radio market, from KIRO, Inc., a wholly owned subsidiary of Bonneville International Corporation ("KIRO") for a purchase price of $60.0 million. As consideration for the assets received, the Company transferred the assets of KLDE-FM serving the Houston, Texas radio market, plus $5.0 million, to Bonneville and KIRO resulting in a gain of $88.7 million. The Company incurred transaction costs of $246,000 related to these acquisitions. Broadcasting licenses and other intangibles in the amount of $85.8 million were recorded in connection with these transactions.

     On April 28, 1997, the Company acquired the assets of KEDO-AM and KLYK-FM, serving the Longview/Kelso, Washington radio market, for $1.8 million from Longview Broadcasting Company and Premier Development Company. The Company incurred transaction costs of $38,000 related to these acquisitions. Broadcasting licenses and other intangibles in the amount of $733,000 were recorded in connection with this transaction.

     On May 30, 1997, the Company completed an Asset Exchange Agreement with Nationwide Communications, Inc. ("Nationwide") and Secret Communications, LP ("Secret"). In this three party agreement, in exchange for the transfer to Secret of the Company's two FM radio stations in Pittsburgh, WDSY and WNRQ, the Company received Nationwide's FM radio station in Seattle, KISW, plus $32.5 million, resulting in a gain of $43.9 million. Broadcasting licenses and other intangibles in the amount of $12.1 million were recorded in connection with this transaction. The total purchase price of this transaction was $47.0 million.

     On May 30, 1997, the Company acquired the assets of KLOU-FM, serving the St. Louis, Missouri radio market, from Group W Broadcasting, Inc., plus $39.7 million, in exchange for the assets of KITS-FM, resulting in a gain of $61.2 million. The Company incurred transaction costs of $58,000 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $21.6 million were recorded in connection with this transaction. The total purchase price of this transaction was $62.2 million.

                         ENTERCOM COMMUNICATIONS CORP.

     On June 3, 1997, the Company acquired the assets of KDND-FM (formerly KXOA-FM), serving the Sacramento, California radio market, from American Radio Systems Corporation for $27.2 million. The Company incurred transaction costs of $192,000 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $26.9 million were recorded in connection with this transaction.

     On June 4, 1997, the Company acquired the assets of KRXQ-FM and KSEG-FM, serving the Sacramento, California radio market, from Citicasters Co. for $45.0 million. The Company incurred transaction costs of $268,000 related to these acquisitions. Broadcasting licenses and other intangibles in the amount of $40.7 million were recorded in connection with this transaction.

  1998 Acquisitions

     On November 26, 1997, the Company acquired the assets of KSSJ-FM (formerly KBYA-FM), serving the Sacramento, California radio market, from Susquehanna Radio Corp., KTHX License Investment Co. and KTHX Radio Inc. for $15.9 million. The Company incurred transaction costs of $87,000 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $15.8 million were recorded in connection with this transaction.

     On January 1, 1998, the Company acquired the assets of KCTC-AM, serving the Sacramento, California radio market, from ARS for $4.0 million. The Company incurred transaction costs of $13,000 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $2.7 million were recorded in connection with this transaction.

     On January 1, 1998, the Company acquired the assets of KUDL-FM and WDAF-AM, serving the Kansas City, Kansas/Missouri radio market from ARS. As consideration for the assets received, which included the receipt of $7.1 million in cash from ARS, the Company transferred the assets of KLOU-FM, serving the St. Louis radio market, to ARS resulting in a gain of $300,000. The Company incurred transaction costs of $294,000 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $12.8 million were recorded in connection with this transaction. The total purchase price of this transaction was $15.4 million.

     On May 7, 1998, the Company acquired the assets of WSKY-FM (formerly WRRX-FM), serving the Gainesville/Ocala, Florida radio market, from Gator Broadcasting Co. for $2.0 million. The Company incurred transaction costs of $66,000 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $1.7 million were recorded in connection with this transaction.

     On May 15, 1998, the Company acquired the assets of KBAM-AM and KRQT-FM, serving the Longview, Washington radio market, from Armak Broadcasters Inc. for $1.0 million. The Company incurred transaction costs of $43,000 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $350,000 were recorded in connection with this transaction.


     On June 19, 1998, the Company acquired from Sinclair Broadcast Group the assets of KKSN-AM, KKSN-FM, and KKRH-FM, all serving the Portland, Oregon radio market, and WBEE-FM, WBBF-FM (formerly WKLX-FM), WQRV-FM and WEZO-AM (formerly WBBF-AM) all serving the Rochester, New York radio market. The purchase price for the stations was $126.5 million. The Company began operations at these stations on March 1, 1998 under a TBA. The Company incurred transaction costs of $494,000 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $121.3 million were recorded in connection with this transaction.


     On August 13, 1998 the Company acquired from Capital Broadcasting, Inc. the assets and rental leases used in connection with the operation of a tower facility serving the Kansas City, Kansas/Missouri radio market for a purchase price of $2.0 million.

                         ENTERCOM COMMUNICATIONS CORP.

     On September 16, 1998, the Company completed an agreement with American Radio Systems, Inc. and American Radio Systems License Corp. (collectively referred to as "ARS") to exchange certain assets used in the operation of radio stations serving the Sacramento radio market. ARS provided KRAK-FM's license and transmission facility to the Company in exchange for KRXQ's license and transmission facility and $4.5 million. Each of the stations retained its own call letters, programming format and studio and office property and equipment, and the parties provided each other with reciprocal covenants against programming competition on the respective frequencies for a period of two years. ARS also transferred the intellectual property comprising program format for use by the Company on its recently acquired KBYA-FM in that market. The transaction was accounted for as a nonmonetary exchange of similar productive assets and no gain or loss was recognized. The assets received were recorded at the historical cost of the assets surrendered plus the $3.8 million paid to ARS. In a related transaction the Company sold the KRXQ-FM transmitter site, including broadcast tower facilities, to ARS for $750,000, resulting in a loss of $34,000.

  Other Transactions

     On March 6, 1996, the Company sold all of the assets of KMTT-AM, Tacoma, Washington, including assignment of the FCC license, to Southwave Wireless Communications, Inc. LLC for a cash purchase price of $500,000, resulting in a gain of approximately $140,000.


     On December 6, 1996, the Company sold certain assets of KEGE-AM, Richfield, Minnesota, including assignment of the FCC license, to Salem Media of Minnesota, Inc. for $3.0 million, resulting in a gain of approximately $2.6 million.


     On February 6, 1997, the Company sold all of the assets of WDSY-AM, Pittsburgh, Pennsylvania, including assignment of the FCC license, to Mortenson Broadcasting Company for a cash purchase price of $750,000, resulting in a gain of approximately $700,000.

     On May 7, 1998, the Company sold certain rights in a license for the Vancouver, Washington radio market to Jacor Communications and Smith Broadcasting, Inc. for $10.0 million. The Company acquired an interest in these rights at a cost of $1.3 million through an agreement with Q Prime Inc., Clifford Burnstein and Peter D. Mensch. The sale resulted in a gain of $8.5 million.

     On June 25, 1998, the Company completed its transaction with McKenzie River Broadcasting Company ("McKenzie") whereby McKenzie received FCC approval to reclassify the broadcast license of its KMGE-FM station, serving the Eugene, Oregon radio market, from a Class C to a Class C-1. Such a reclassification of that station allowed the Company to seek approval from the FCC for construction and operation of an enhanced transmission facility for its KNRK-FM station serving the Portland, Oregon radio market. In consideration for its agreement, McKenzie was paid approximately $1.2 million and the Company recorded this amount as broadcast licenses.


     Effective July 1, 1997, the Company entered into a Joint Sales Agreement ("JSA") with Classic Radio, Inc. ("Classic"), whereby the Company serves as the exclusive sales agent for the Classic-owned KING-FM radio station, located in Seattle, Washington. This agreement is a continuation of a relationship under a prior JSA which expired on June 30, 1997. Under the new JSA, which continues through June 30, 2002, the Company will be entitled to all revenues from the sale of advertising time broadcast on KING-FM, but will be required to pay a monthly fee to Classic based upon calculations as defined in the agreement. Under the terms of the JSA, the Company will be responsible for all costs incurred in selling the advertising time. Classic will be responsible for all costs incurred in operating the station. Gross revenues and expenses incurred by the Company under this contract during the years ended September 30, 1997 and 1998 were $2.6 million and $1.3 million and $3.6 million and $2.3 million, respectively.


     On October 7, 1997, the Company, in a transaction with Kanza Inc., exchanged the broadcasting frequency and the transmitter related assets of KCMO-AM, Kansas City, Missouri for the broadcasting frequency and transmitter related assets of WHB-AM, Kansas City, Missouri. The Company incurred transaction costs of $233,000. The transaction was accounted for as a nonmonetary exchange of similar

                         ENTERCOM COMMUNICATIONS CORP.

productive assets and no gain or loss was recognized. The assets received were recorded at the historical cost of the assets surrendered.

     The following unaudited pro forma summary presents the consolidated results of operations as if the transactions which occurred within either the 1997 or 1998 fiscal years had all occurred at the beginning of the 1997 fiscal year, after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions which would have been incurred had such acquisitions and other transactions occurred at the beginning of the 1997 fiscal year. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions and other transactions been made as of that date or results which may occur in the future.


                                                                     (UNAUDITED)
                                                              YEARS ENDED SEPTEMBER 30,
                                                              --------------------------
                                                                 1997            1998
                                                              ----------      ----------
                                                                (AMOUNTS IN THOUSANDS)
Net revenues................................................   $122,711        $140,544
                                                               ========        ========
Income (loss) before extraordinary items and gains on sale
  of assets.................................................   $(21,795)       $  3,126
                                                               ========        ========
Income before extraordinary items...........................   $183,313        $  3,126
                                                               ========        ========
Net income..................................................   $183,313        $    750
                                                               ========        ========


4.  RADIO BROADCASTING LICENSES AND OTHER INTANGIBLES

     Radio Broadcasting Licenses and other intangibles consist of the following:


                                                                    SEPTEMBER 30,
                                                                ----------------------
                                                                  1997         1998
                                                                ---------    ---------
                                                                (AMOUNTS IN THOUSANDS)
FCC Licenses................................................    $300,022     $436,407
Other Intangibles...........................................       1,704        2,574
                                                                --------     --------
          Subtotal..........................................     301,726      438,981
Less accumulated amortization...............................      (6,307)     (14,265)
                                                                --------     --------
Total radio broadcasting licenses and other intangibles.....    $295,419     $424,716
                                                                ========     ========


5.  DEFERRED CHARGES AND OTHER ASSETS


     Deferred charges and other assets consist of the following:



                                                                 SEPTEMBER 30,
                                                                ----------------
                                                                 1997      1998
                                                                ------    ------
                                                                  (AMOUNTS IN
                                                                   THOUSANDS)
Debt issuance costs, less accumulated amortization of
  $715,000 and $566,000 in 1997 and 1998, respectively......    $3,629    $2,163
Leasehold premium, less accumulated amortization of $125,000
  and $228,000 in 1997 and 1998, respectively...............       862     1,644
Other deferred charges, less accumulated amortization of
  $77,000 and $276,000 in 1997 and 1998, respectively.......       119       240
                                                                ------    ------
                                                                $4,610    $4,047
                                                                ======    ======

                         ENTERCOM COMMUNICATIONS CORP.

6.  DEBT


(A) Senior debt consists of the following:



                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
Notes payable, due June 30, 2003(A)(1)(a)...................  $ 92,000
Notes payable, due June 30, 2003 (A)(1)(b)..................    25,000
Notes payable due February 13, 2006 (A)(2)..................               $253,500
Other.......................................................                    284
                                                              --------     --------
          Total.............................................   117,000      253,784
Amounts due within one year.................................                     10
                                                              --------     --------
                                                              $117,000     $253,774
                                                              ========     ========



(1) On March 25, 1997, the Company expanded its existing credit facility with a group of banks to $165.0 million. The credit facility consisted of a $140.0 million reducing revolving credit and a $25.0 million amortizing term loan. At September 30, 1997, outstanding balances against these credit facilities were $92.0 million and $25.0 million, respectively. Under the loan agreement, the Company provided the banks with a pledge of its 99% interest in ECI License Company LP, a pledge of all of the outstanding stock of the Company, and a pledge of all the Company's other assets. The agreement included certain restrictive covenants, including a limitation on dividends. These debt facilities were replaced with the debt facility described in paragraph (A)(2) below.



        (a) The availability under the reducing revolving credit agreement, which was to mature on June 30, 2003, reduced on a quarterly basis beginning September 30, 1997 in amounts which vary from $3.5 million to $12.4 million. The Company had the option under this agreement to elect to pay interest at a rate equal to LIBOR (in increments with durations of 1, 2, 3 or 6 months) plus 1.25% or the prime rate. Under certain events, the Company's borrowing costs could have increased to a maximum of LIBOR plus 3.25% or prime plus 2%. The interest payable on LIBOR rates was payable at the end of the selected duration but not less frequently than every three months and on prime rates was payable at the end of each calendar quarter. The weighted average interest rate under this agreement at September 30, 1997 was 7.46%. The Company was required to maintain a minimum of $1.0 million in cash, cash equivalents, or cash available under this facility.



        (b) The $25.0 million amortizing term loan, which was to mature on June 30, 2003, reduced in ten equal quarterly payments of $625,000, beginning December 31, 2000 with a final payment of $18.75 million due June 30, 2003. The Company had the option to pay interest at a rate of LIBOR plus 3.25% or prime plus 2%. The interest payment was due in the same manner as described in (A)(1)(a) above. The interest rate under this agreement at September 30, 1997 was 8.91%.



(2) The Company's term and revolving credit facilities were refinanced on February 13, 1998, under a new bank credit agreement (the "New Credit Agreement") with Key Corporate Capital Inc., as administrative agent. The New Credit Agreement provides for a $300.0 million Senior Secured Revolving Credit Facility (the "New Bank Facility"). See Note 12, Subsequent Events, for further discussion.



    The New Bank Facility is secured by (i) a pledge of the Company's 99% interest in ECI License Company, LP ("ECI"), (ii) a security interest in substantially all of the assets of ECI, (iii) a pledge of 100% of the outstanding stock of the Company; provided, however, that this pledge will be released if the

                         ENTERCOM COMMUNICATIONS CORP.

    Company restructures by forming subsidiaries to hold the station assets and licenses (in such a restructuring, the Company will pledge the stock of all such subsidiaries which will become Guarantors, and ECI will be dissolved, further, upon such restructuring and pledge of stock, the pledges under (i) and (ii) above will be terminated and released), (iv) a security interest in all major tangible and intangible personal property assets of the Company and any future subsidiaries as well as a negative pledge on all real property, and (v) an assignment of all major leases, rights, etc. as appropriate.


    The availability under the reducing revolving credit agreement, which matures on February 13, 2006, reduces on a quarterly basis beginning June 30, 2000 in amounts which vary from $3.75 million to $15.0 million. The Company has the option under this agreement to elect to pay interest at a rate equal to LIBOR (in increments with durations of 1, 2, 3 or 6 months) plus .50% or the prime rate. Under certain events, the Company's borrowing costs can increase to a maximum of LIBOR plus 2.125% or prime plus .875%. The interest payable on LIBOR rates is payable at the end of the selected duration but not less frequently than every three months and on prime rates is payable at the end of each calendar quarter. The weighted average interest rates under this agreement at September 30, 1998 was 7.53%. The Company also pays a commitment fee of 0.375% per annum on the average unused balance of the New Bank Facility.


(B) The Company has entered into several interest rate transactions as hedges against the variable rate debt discussed in 6(A) above:

     (1) In June 1987, the Company entered into an interest rate agreement or "swap" for a notional amount of $6.0 million which concluded in June 1996. The Company paid a fixed rate of 9.55% on the notional amount to a bank and the bank paid to the Company a variable rate equal to three-month LIBOR as determined from time to time on a quarterly basis through June 30, 1996. The net amount the Company paid under this agreement was $175,000 for the year ended September 30, 1996 and has been accounted for as interest expense.

     (2) In May 1995, the Company entered into an interest rate swap agreement for a notional amount of $20.0 million through May 16, 2000. Under this agreement, the Company pays a fixed rate of 6.77% on the notional amount to a bank and the bank pays to the Company a variable rate equal to three-month LIBOR as determined from time to time on a quarterly basis through May 16, 2000. The variable rate was 5.5%, 5.7% and 5.7% at September 30, 1996, 1997 and 1998, respectively. The net amount the Company paid under this agreement was $240,000, $235,000 and $211,000 for the years ended September 30, 1996, 1997 and 1998, respectively. These amounts have been accounted for as interest expense.

     (3) In July 1996, the Company entered into a convertible rate cap transaction in the amount of $25.0 million to hedge a portion of its variable rate debt. Pursuant to this transaction, the bank elected, effective October 29, 1998, to convert the transaction to a swap for a notional amount of $25.0 million in which the Company pays a fixed rate of 5.89% on the notional amount to the bank and the bank pays to the Company a variable rate equal to three-month LIBOR through July 29, 2003. No amounts were paid relating to this transaction during the years ended September 30, 1996, 1997 and 1998.

     (4) In August 1996, the Company simultaneously entered into a rate cap transaction and a swap option transaction in the amount of $25.0 million to hedge a portion of its variable rate debt. Under the rate cap transaction, which expires August 8, 2000, the Company's base LIBOR rate cannot exceed 7.5% at the time of any quarterly reset date. Under the swap option transaction, the bank may make an election prior to August 8, 2000 to enter into a swap in which the Company pays a fixed rate of 6.05% on the notional amount to a bank and the bank pays to the Company a variable rate equal to three-month LIBOR. If the bank exercises its election, then the swap will terminate on August 8,

                         ENTERCOM COMMUNICATIONS CORP.

        2002. Any election by the bank will not terminate the rate cap transaction described above. No amounts were paid related to these transactions during the years ended September 30, 1996, 1997 and 1998.

     (5) On January 6, 1998, the Company entered into an interest rate swap agreement with a bank in the amount of $15.0 million to hedge a portion of its variable rate debt. Under the swap transaction, which expires January 10, 2005, unless terminated by the bank by January 6, 2003, the Company pays a fixed rate of 5.61% on the notional amount to the bank and the bank pays to the Company a variable rate equal to three month LIBOR as determined from time to time on a quarterly basis through the end of the transaction period. The variable rate was 5.7% as of September 30, 1998. The net amount paid to the Company under this agreement was $9,000 for the year ended September 30, 1998.

     (6) On January 6, 1998, the Company entered into an interest rate swap agreement with a bank in the amount of $14.0 million to hedge a portion of its variable rate debt. Under the swap transaction, which expires January 10, 2005, the Company pays a fixed rate of 5.86% on the notional amount to the bank and the bank pays to the Company a variable rate equal to three months LIBOR as determined from time to time on a quarterly basis through the end of the transaction period. The variable rate was 5.7% as of September 30, 1998. The net amount paid by the Company under this agreement was $17,000 for the year ended September 30, 1998.

     (7) On February 26, 1998, the Company entered into an interest rate swap agreement with a bank in the amount of $30.0 million to hedge a portion of its variable rate debt. Under the swap transaction, which expires February 27, 2008, unless terminated by the bank on February 28, 2005, the Company pays a fixed rate of 5.77% on the notional amount to the bank and the bank pays to the Company a variable rate equal to three month LIBOR as determined from time to time on a quarterly basis through the end of the transaction period. The variable rate was 5.7% as of September 30, 1998. The net amount paid by the Company under this agreement was $16,000 for the year ended September 30, 1998.


(C) Aggregate principal maturities on Senior debt are as follows (amounts in thousands):



Fiscal years ending September 30:
  1999..........................................    $     10
  2000..........................................          10
  2001..........................................          10
  2002..........................................      43,510
  2003..........................................      35,010
  Thereafter....................................     175,234
                                                    --------
     Total......................................    $253,784
                                                    ========



     The extraordinary charges for 1996 and 1998 are the result of the write-offs ($539,000 and $2,376,000 respectively, net of tax benefits) of unamortized finance charges resulting from the early extinguishment of long-term debt.



(D) On May 21, 1996, the Company entered into a convertible subordinated note purchase agreement with an investment partnership in the principal amount of $25.0 million. Interest on the note accrues at the rate of 7% per annum. Such interest compounds annually and is deferred and payable with principal in one installment on May 21, 2003. The payment due date can be deferred by one year under certain circumstances. The obligations of the Company under the note are subordinate to the obligations of the notes payable to the banks as noted in (A)(2) above.

                         ENTERCOM COMMUNICATIONS CORP.

    The convertible subordinated note is convertible by the holder under certain events and circumstances such as a public offering of the Company's capital stock, a change of control of the Company, a sale of substantially all of the Company's assets, a merger or consolidation into a publicly traded company or the Company's ceasing to be an S Corporation. In the event of conversion, the holders would receive shares of the common stock of the Company representing an ownership interest of approximately 15% of the Company prior to such event in lieu of all outstanding principal and interest. Under certain events and circumstances, the holder of the note has the option to put ("Put Option") the convertible subordinated note to the Company and receive, at the option of the Company, either cash or a new note ("Put Note"). The Put Option is exercisable on or after May 21, 2001. The amount of cash or principal of the Put Note will equal the fair market value of the shares of common stock into which the convertible subordinated note is convertible. The Put Note would accrue interest at prime plus 2% and would be due May 21, 2004.



    In the event that the note is not converted or put to the Company by May 21, 2003, then the Company can redeem the convertible subordinated note by either paying cash or issuing a new note (Redemption Note). The amount of cash or principal of the Redemption Note will equal the original principal amount of the convertible subordinated note ($25.0 million) plus interest accrued through the Date of Redemption at an interest rate of 7% per annum. The Redemption Note would also accrue interest at 7% per annum and would be due on May 21, 2004.



    Due to the existence of the Put Option described above, the Company accounts for this instrument as indexed debt. Accordingly, the Company's balance sheets as of September 30, 1997 and 1998 and statements of income for the years then ended reflect an "adjustment to reflect indexing of the convertible subordinated note." No adjustment was required for fiscal 1996.



    The adjustment to reflect indexing of the convertible subordinated note has been determined by reference to the difference between the estimated market value of the shares of Common Stock into which the note is convertible pursuant to the terms of the Put Option and the sum of the principal outstanding of $25.0 million plus interest accrued at 7% per annum. Such estimated market value is calculated using comparable publicly held radio broadcast companies' multiples of broadcast cash flow.



    The holder of the convertible subordinated note has stated that in connection with the initial public offering of the Company's Common Stock, it will exercise its conversion option. Up to the date of the conversion, the Company may recognize further adjustments to the indexing of the convertible subordinated note. Upon conversion, the amount of the liability recorded will convert to equity and there will be no further obligation by the Company.


7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of the Company's financial instruments, which consist of cash and cash equivalents, accounts receivable, station acquisition deposits, income tax deposit, accounts payable, accrued liabilities, debt and interest rate instruments, have been determined by the Company using available market information and appropriate valuation methodologies. At September 30, 1997 and 1998, the fair value of cash and cash equivalents, accounts receivable, station acquisition deposits, income tax deposit, accounts payable, accrued liabilities and debt approximate their carrying value. At September 30, 1997 and 1998, respectively,

                         ENTERCOM COMMUNICATIONS CORP.

unrealized losses on interest rate hedges described under Note 6(B) (2), (3),
(4), (5), (6) and (7) are as follows (amounts in thousands):


                                             SEPTEMBER 30,
                                            ----------------
                                            1997      1998
                                            -----    -------
6(B)(2).................................    $(351)   $  (652)
     (3)................................     (212)    (1,057)
     (4)................................     (103)    (1,069)
     (5)................................                (525)
     (6)................................                (705)
     (7)................................              (1,793)


8.  MINORITY INTEREST

     On December 2, 1992, in connection with a financing transaction, the Company created a wholly owned subsidiary, ECI Investors Corporation ("Investors"), with a capital of $50,000. Upon creation, the Company immediately distributed the stock of Investors to the Company's shareholders. On December 23, 1992, the Company formed a limited partnership, ECI License Company, LP ("Partnership") with Investors. The Company is the sole general partner of the Partnership. The Company contributed its Federal Communications Commission (FCC) licenses and authorizations to the Partnership in exchange for a 99% interest in the Partnership, and Investors acquired its 1% interest in the Partnership for cash.


     On all subsequent occasions when the Company acquired FCC licenses and authorizations it has contributed them to the Partnership for its 99% interest and Investors has contributed its matching 1% interest. On each such occasion, as well as on the dispositions of FCC licenses and authorizations, excluding those FCC licenses and authorizations used to acquire new FCC licenses and authorizations which qualify under IRC Section 1031, commonly known as "SWAPS," the book value of the Partnership has been adjusted to reflect such transaction. The book value of the Partnership was approximately $114.2 million (net of accumulated amortization of approximately $4.5 million) and $132.2 million (net of accumulated amortization of approximately $7.3 million) at September 30, 1997 and 1998. The Company's 99% interest in the Partnership is pledged as collateral for the debt described in Note 6A(2). The Company pays a licensing fee to the Partnership in exchange for the right to utilize the Partnership's licenses and authorizations in connection with the operation of the stations. As discussed in
Note 2, the financial impact of such transactions is substantially eliminated in consolidation. The minority interest at September 30, 1997 and 1998 included in the accompanying consolidated balance sheets represents the 1% interest of Investors in the Partnership, net of two notes receivable by the Partnership from Investors. These notes were in the amounts of approximately $875,000 and $7,000 at September 30, 1997 and $839,000 plus various other notes which total approximately $200,000 at September 30, 1998. These notes bear interest at rates ranging from 6% to 8% per annum, and were issued to the Partnership by Investors for Investors' share of the FCC licenses and authorizations acquired by the Company during 1997 and 1998. These notes are due in ten equal annual installments, plus accrued interest.


9.  COMMITMENTS AND CONTINGENCIES

  Acquisitions


     The Company entered into a preliminary agreement on February 6, 1996 for the Company to acquire the assets of radio station KWOD-FM, Sacramento, California, from Royce International Broadcasting Corporation subject to approval by the FCC for a purchase price of $25.0 million. Notwithstanding efforts by the Company to pursue this transaction, the seller has been nonresponsive. Accordingly, the Company cannot determine if and when the transaction might occur.

                         ENTERCOM COMMUNICATIONS CORP.

     On August 13, 1998, the Company entered into three agreements with CBS Radio, Inc. pursuant to which it will (i) purchase WRKO-AM and WEEI-AM in Boston for $82.0 million in cash (the "First Boston Transaction"), (ii) sell WLLD-FM and WYUU-FM in Tampa for $75.0 million in cash (the "Tampa Transaction") and
(iii) purchase WAAF-AM and WEGQ-FM in Boston and WWTM-AM in Worchester for $58.0 million (the "Second Boston Transaction"). The assets that will be sold in the Tampa Transaction have been segregated on the Consolidated Balance Sheet as assets held for sale. These assets consist of $2.8 million in property and equipment, net of accumulated depreciation, and $2.5 million in radio broadcasting licenses and other intangibles, net of accumulated amortization.


  Other

     The Company's employment agreement with its Chairman and Chief Executive Officer renews automatically each calendar year unless terminated by either party in accordance with the contract. Under the terms of the agreement, compensation is calculated annually by utilizing the gross national product implicit price deflator issued by the Bureau of Economic Analysis to determine the equivalent of 1993 base compensation of $500,000. Total compensation for the years ended September 30, 1996, 1997 and 1998 was approximately $540,000, $554,000, and $567,000, respectively.

     Rental expense is incurred principally for office and broadcasting facilities. Rental expense during the years ended September 30, 1996, 1997 and 1998 was approximately $1.2 million, $2.2 million and 2.8 million, respectively.

     The Company also has various contracts for sports programming and on-air personalities with terms ranging from one to five years.

     The aggregate minimum annual commitments as of September 30, 1998 for operating leases, sports programming and on-air personalities are as follows:


                                           OPERATING      SPORTS          ON-AIR
                                            LEASES      PROGRAMMING    PERSONALITIES
                                           ---------    -----------    -------------
                                                    (AMOUNTS IN THOUSANDS)
Fiscal years ending September 30:
1999.....................................   $ 3,160       $16,625         $ 5,880
2000.....................................     3,066        18,110           3,690
2001.....................................     2,893         8,802           1,420
2002.....................................     2,964         6,718             713
2003.....................................     2,458                           181
Thereafter...............................    11,138
                                            -------       -------         -------
                                            $25,679       $50,255         $11,884
                                            =======       =======         =======


     The Company is subject to various outstanding claims which arose in the ordinary course of business and to other legal proceedings. In the opinion of management, any liability of the Company which may arise out of or with respect to these matters will not materially affect the financial position, results of operations or cash flows of the Company.

10.  SHAREHOLDERS' EQUITY


     During 1997, the Company retired treasury stock consisting of 1,931,400 shares of Class A common stock.


     For the fiscal years ended September 30, 1996, 1997 and 1998, the Company paid total dividends of $2.0, $2.8, and $3.1 million, respectively. These amounts include special dividends paid to the Company's

                         ENTERCOM COMMUNICATIONS CORP.

shareholders to compensate them for federal and state income tax obligations attributable to pass-through taxable income generated by the Company.


     On June 24, 1998, the Board of Directors and the shareholders of the Company approved the Company's amended and restated Articles of Incorporation to provide for, among other things, an increase in the aggregate number of shares which the Company has authority to issue to 350,000,000 shares, par value $.01 per share, consisting of the following: (i) 200,000,000 shares of Class A Common Stock; (ii) 75,000,000 shares of Class B Common Stock; (iii) 50,000,000 shares of Class C Common Stock; and (iv) 25,000,000 shares of Preferred Stock. Such change will occur just prior to the effective date of the Company's initial public offering.

11.  EMPLOYEE SAVINGS AND BENEFIT PLANS

     The Company sponsors a 401(k) savings plan which includes a provision under which the Company contributes 50% of the amount of any eligible employee's contribution to the plan up to a maximum employer contribution of 3% of an employee's compensation. The maximum eligible employee contribution under the plan was $9,500, $9,500 and $10,000 for the plan years ended December 31, 1996, 1997 and 1998. The Company may at its discretion suspend future matching contributions. The Company contributed approximately $232,000, $485,000, and $588,000, under the 401(k) plan for the years ended September 30, 1996, 1997, and 1998, respectively.


     On June 24, 1998, the Company adopted an Equity Compensation Plan (the "Compensation Plan"). The Compensation Plan will allow officers (including those also serving as directors) and other employees, non-employee directors and key advisors or consultants, selected by a Committee of the Board of Directors, to receive incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights in the Common Stock of the Company. Assuming the new Articles of Incorporation are effected, there will be 5,000,000 shares of Common Stock reserved for issuance under the Compensation Plan. On December 29, 1998, the Board of Directors granted 12,822 in shares of restricted stock and 968,027 in options of which 650,070 options have an exercise price equal to the initial public offering price per share and 317,957 have an exercise price of 80% of the initial public offering price, contingent upon the successful completion of the Offering and assuming an initial public offering price of $19.50 per share. The actual number of shares may vary depending on the actual initial public offering share price.



     On June 24, 1998, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan will allow the participants to purchase shares of the Company's Common Stock at a purchase price equal to 85% of the Market Value of such shares on the Purchase Date. Assuming the new Articles of Incorporation are effected, there will be 1,850,000 shares of Common Stock reserved for issuance under the Purchase Plan. No awards have been issued under this plan.


12.  SUBSEQUENT EVENTS

(A) On October 8, 1998, the Company amended their New Credit Agreement with Key Corporation Capital Inc. to increase their Senior Secured Revolving Credit Facility to $350.0 million. Availability under this credit agreement reduces on a quarterly basis beginning June 30, 2000 in amounts which vary from $4.4 million to $17.5 million.

(B) In July 1996, the Company entered into a convertible rate cap transaction in the amount of $25.0 million to hedge a portion of its variable rate debt. Pursuant to this transaction, the bank elected, effective October 29, 1998, to convert the transaction to a swap for a notional amount of $25.0 million in which the Company pays a fixed rate of 5.89% on the notional amount to the bank and the bank pays to the Company a variable rate equal to the three-month LIBOR through July 29, 2003.

                         ENTERCOM COMMUNICATIONS CORP.

(C) On December 9, 1998, the Company entered into an agreement to acquire WREN-AM, a radio station serving Kansas City, Kansas, from Mortenson Broadcasting Company of Canton, LLC for the sum of $2.8 million.



(D) On December 11, 1998, the Company acquired the assets of WRKO-AM and WEEI-AM, serving the Boston radio market, from CBS for $82.0 million (the "First Boston Transaction"). The Company incurred transaction costs of $284,023 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $77.8 million will be recorded in connection with this transaction.



(E) On December 14, 1998, the Company acquired the assets of KSLM-AM, serving the Salem, Oregon radio market, from Willamette Broadcasting Co. for $605,000. The Company incurred transaction costs of $13,812 related to this acquisition. Broadcasting licenses and other intangibles in the amount of $506,100 will be recorded in connection with this transaction.



(F) The Company is required to maintain a $4.9 million letter of credit, which increases to $5.0 million on May 15, 2000 in connection with contracts assumed in the First Boston Transaction. The contracts expire on November 15, 2000.



(G) On December 22, 1998, the Company sold the assets of WLLD-FM and WYNU-FM, serving the Tampa, Florida radio market to CBS for $75.0 million.



(H) In December 1998, the Board approved the purchase of the 1% minority interest in ECI License Company, L.P. for an amount of $3.4 million.



(I) In December 1998, the Company invested $1.0 million by purchasing 200,000 shares at $5.00 per share in USA Digital Radio, Inc. The Company's investment represents a minority share in a privately held company formed to develop in-band on channel digital radio for AM and FM broadcast stations.



13.  CHANGES IN CAPITALIZATION



     In connection with the adoption of the Company's amended and restated Articles of Incorporation (See Note 10) and the initial public offering of its Class A Common Stock, the Company declared a 185 for 1 stock split payable to shareholders at the time the Amended and Restated Articles of Incorporation become effective. The accompanying consolidated financial statements give effect to these transactions as if they had occurred on October 1, 1995.



14.  RESTATEMENT



     Subsequent to the issuance of the Company's fiscal 1998 consolidated financial statements, the Company determined that its fiscal 1997 and 1998 consolidated financial statements should be restated to reflect the 7% convertible subordinated note (see Note 6(D)) as an indexed debt instrument and to record the change in the put option value as a charge to operations.

                         ENTERCOM COMMUNICATIONS CORP.

     The effect of this item on the accompanying consolidated financial statements is summarized as follows:



                                          STATEMENTS OF INCOME
                                          --------------------
                                                        1997                       1998
                                                     PREVIOUSLY      1997       PREVIOUSLY      1998
                                                      REPORTED    AS RESTATED    REPORTED    AS RESTATED
                                                     ----------   -----------   ----------   -----------
                                                                   (AMOUNTS IN THOUSANDS)
Adjustment to reflect indexing of convertible
  subordinated note................................                $  29,070                  $  8,841
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEMS............................................  $ 206,329       177,259     $ 18,733        9,892
NET INCOME.........................................    205,840       176,770       15,904        7,063
PRO FORMA DATA (UNAUDITED).........................
PRO FORMA NET INCOME DATA:
  Income before income taxes and extraordinary
     items.........................................    206,329       177,259       18,733        9,892
PRO FORMA NET INCOME...............................    127,924        98,854       10,126        1,285
PRO FORMA EARNINGS PER SHARE (Note 1):
  Basic:
     Pro forma earnings before extraordinary
       items.......................................       5.94          4.59         0.46         0.12
     Pro forma earnings per share..................       5.94          4.59         0.40         0.06
  Diluted:
     Pro forma earnings before extraordinary
       items.......................................       5.05          4.59         0.46         0.12
     Pro forma earnings per share..................       5.05          4.59         0.40         0.06

                                             BALANCE SHEET
--------------------------------------------------------------------------------------------------------
Cumulative adjustment to reflect indexing of
  convertible subordinated note....................                   29,070                    37,911
Total convertible subordinated note................     27,427        56,497       29,352       67,263
Total shareholders' equity.........................    208,089       179,019      220,881      182,970

                          INDEPENDENT AUDITORS' REPORT

Entercom Communications Corp.:

We have audited the accompanying combined statements of operations and of cash flows of KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, and KING-FM ("the Stations") for the years ended December 31, 1994, 1995, and 1996. These combined financial statements are the responsibility of the Stations' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the results of operations and cash flows of the Stations for the years ended December 31, 1994, 1995, and 1996 in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared from the separate records maintained by the Stations and may not be indicative of the conditions that would have existed or the results of operations had the Stations been operated as an unaffiliated company. As discussed in Note 1, certain corporate overhead expenses represent allocations made by the Stations' parent.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
June 10, 1998

         KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, AND KING-FM

                       COMBINED STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
         FOR THE THREE MONTHS ENDED MARCH 27, 1996 AND 1997 (UNAUDITED)

                                                                                THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                  MARCH 27,
                                    ---------------------------------------   -----------------------
                                       1994          1995          1996          1996         1997
                                    -----------   -----------   -----------   ----------   ----------
                                                                                    (UNAUDITED)
GROSS REVENUE.....................  $33,030,947   $35,313,323   $39,508,602   $6,882,991   $4,804,521
AGENCY AND REPRESENTATIVE
  COMMISSIONS AND REVENUE SHARING
  FEES............................    5,854,857     6,863,145     7,847,095    1,519,908    1,090,028
                                    -----------   -----------   -----------   ----------   ----------
NET REVENUES......................   27,176,090    28,450,178    31,661,507    5,363,083    3,714,493
OPERATING EXPENSES................   11,827,214    15,046,401    16,666,152    2,120,720    1,246,577
SELLING AND PROMOTIONAL
  EXPENSES........................    7,381,684     9,121,858     9,395,272    2,139,418    1,469,538
GENERAL AND ADMINISTRATIVE
  EXPENSES........................    5,011,439     4,603,611     4,986,714    1,349,394      872,442
ALLOCATED CORPORATE EXPENSES......      355,553       458,364       452,288       86,414       58,657
DEPRECIATION AND AMORTIZATION.....    1,291,220     1,517,720     1,421,065      405,676      338,826
                                    -----------   -----------   -----------   ----------   ----------
OPERATING INCOME (LOSS)...........    1,308,980    (2,297,776)   (1,259,984)    (738,539)    (271,547)
OTHER EXPENSE:
  Interest expense................      (72,566)      (28,223)
  Other -- net....................      (19,781)      (41,309)     (139,216)
                                    -----------   -----------   -----------   ----------   ----------
INCOME (LOSS) BEFORE INCOME
  TAXES...........................    1,216,633    (2,367,308)   (1,399,200)    (738,539)    (271,547)
INCOME TAX (EXPENSE) BENEFIT......     (456,000)      888,000       525,000      277,000      102,000
                                    -----------   -----------   -----------   ----------   ----------
NET INCOME (LOSS).................  $   760,633   $(1,479,308)  $  (874,200)  $ (461,539)  $ (169,547)
                                    ===========   ===========   ===========   ==========   ==========

       See notes to combined statements of operations and of cash flows.

         KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, AND KING-FM

                       COMBINED STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
         FOR THE THREE MONTHS ENDED MARCH 27, 1996 AND 1997 (UNAUDITED)

                                                                                        THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                   MARCH 27,
                                           ---------------------------------------   -------------------------
                                              1994          1995          1996          1996          1997
                                           -----------   -----------   -----------   -----------   -----------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................  $   760,633   $(1,479,308)  $  (874,200)  $  (461,539)  $  (169,547)
  Adjustments to reconcile net income
     (loss) to cash provided by (used in)
     operating activities:
     Depreciation and amortization.......    1,291,220     1,517,720     1,421,065       405,676       338,826
     Loss (gain) on disposal of property
       and equipment.....................        2,750       (32,549)      114,134           675        (3,545)
     Changes in operating assets and
       liabilities:
       Receivables.......................   (1,172,491)   (1,741,557)       (1,440)    2,258,629     1,977,565
       Prepaid expenses and other current
          assets.........................      196,719      (498,815)      213,850      (249,871)      366,198
       Other assets......................      (67,730)       62,741       (12,619)       (4,185)        5,490
       Accounts payable..................     (331,108)      227,182      (416,504)      331,145      (304,234)
       Accrued expenses..................      (19,759)     (357,472)     (405,954)       58,362       399,655
       Due to parent -- current..........      394,680    (3,974,049)      202,305    (1,908,945)   (1,317,870)
                                           -----------   -----------   -----------   -----------   -----------
          Net cash provided by (used in)
            operating activities.........    1,054,914    (6,276,107)      240,637       429,947     1,292,538
                                           -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.....     (951,151)   (3,227,605)   (3,637,864)   (1,145,450)     (546,944)
  Proceeds from sale of property and
     equipment...........................        8,024       390,439        25,294        17,647
                                           -----------   -----------   -----------   -----------   -----------
          Net cash (used in) investing
            activities...................     (943,127)   (2,837,166)   (3,612,570)   (1,127,803)     (546,944)
                                           -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES --
  Net interdivisional transfers from (to)
     parent..............................       71,514     9,408,614     3,030,472       (86,398)   (1,123,328)
                                           -----------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................      183,301       295,341      (341,461)     (784,254)     (377,734)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.................................      504,233       687,534       982,875       982,875       641,414
                                           -----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.................................  $   687,534   $   982,875   $   641,414   $   198,621   $   263,680
                                           ===========   ===========   ===========   ===========   ===========

       See notes to combined statements of operations and of cash flows.

         KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, AND KING-FM

          NOTES TO COMBINED STATEMENTS OF OPERATIONS AND OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996
               (INFORMATION PERTAINING TO THE THREE MONTHS ENDED
                     MARCH 27, 1996 AND 1997 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business -- The radio stations, KMBZ-AM, KLTH-FM, and KCMO-AM/FM are broadcast in the Kansas City, Missouri area. The radio stations KIRO-AM/FM, KNWX-AM, and KING-FM are broadcast in the Seattle, Washington area. Through March 27, 1997, KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, and KING-FM (the Stations) were operated by Bonneville International Corporation (BIC) with the FCC broadcasting licenses for all Stations except KING-FM being owned by Bonneville Holding Company (BHC), an affiliate of BIC, and the operating assets for all Stations except KING-FM being owned by BIC.

     BIC marketed and sold advertising for KING-FM under a Joint Sales Agreement (the "KING Agreement") whereby BIC, through its wholly-owned subsidiary, KIRO, Inc., acted as the exclusive sales agent for KING-FM. Under the KING Agreement, BIC was required to pay to the Licensee an advertising revenue sharing fee equal to the greater of 70% of net sales or an annual fixed dollar amount that varied for each ratings share level. In addition, the KING Agreement required BIC to pay costs of selling advertising time other than agency fees while the Licensee paid for costs of operating the station. The accompanying statements of operations include both the gross advertising revenues of KIRO-FM and the advertising revenue sharing fees paid by BIC under the KING Agreement.

     On March 27, 1997, BIC and BHC entered into an agreement (the "Exchange Agreement") with Entercom Communications Corp., formerly Entertainment Communications, Inc. ("Entercom"), whereby BIC and BHC agreed to transfer title to the net assets and related FCC licenses of the Stations and BIC's sales agent claim under the KING Agreement to Entercom in exchange for Entercom transferring title to the assets and related FCC license of a radio station located in Houston, Texas to BIC and BHC, respectively. In addition to the assets exchanged, BIC received an additional $5.0 million in cash from Entercom under the Exchange Agreement. For income tax purposes, the exchange was structured as a "like-kind exchange" through a Qualified Intermediary under the provisions of
Section 1031 of the Internal Revenue Code. The parties to the Exchange Agreement operated each other's stations under a time brokerage agreement ("TBA") for the period March 1, 1997 through March 27, 1997, the closing date.

     The accompanying statement of operations for the period January 1, 1997 through March 27, 1997 does not include the revenues or expenses of the Stations during the TBA period, March 1, 1997 through March 27, 1997. However, the accompanying statement of operations for the period January 1, 1997 through March 27, 1997 does include as revenue, TBA fees received from Entercom in the amount of $104,000, and as expense, TBA fees paid to Entercom in the amount of $71,000.

     Basis of Accounting -- The combined statements of operations and net assets and of cash flows include the historical accounts and transactions of the Stations, as operated by BIC, including the FCC licenses owned by BHC. Historically, BIC did not charge the Stations for certain corporate overhead expenses; however, for purposes of the accompanying statements of operations, such expenses have been charged as described below. All inter-station transactions have been eliminated in combination.

     Use of Estimates in Preparing Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, AND KING-FM

     Transactions with BIC -- The Stations are charged for certain corporate services received from BIC based upon the percentage of revenue of each station to total revenue of all stations operated by BIC. Although management is of the opinion that the allocations used are reasonable and appropriate, other allocations might be used that could produce results substantially different from those reflected herein and these cost allocations might not be indicative of amounts which might be paid to unrelated parties for similar services. The following BIC corporate departmental expenses have been charged to the Stations' accompanying statements of operations:

                                                                               THREE MONTHS
                                                  YEARS ENDED                 ENDED MARCH 27
                                        --------------------------------    ------------------
                                          1994        1995        1996       1996       1997
                                        --------    --------    --------    -------    -------
                                                                               (UNAUDITED)
Management............................  $110,588    $137,140    $115,079    $29,805    $19,072
Finance...............................    72,503      97,982      99,146     18,425     12,993
Information systems...................    57,327      85,556      66,436     11,453      8,551
Human resources.......................    71,928      84,571     113,088     16,532     11,488
Engineering...........................    19,034      24,871      27,160      4,532      3,822
Legal.................................    24,173      28,244      31,379      5,667      2,731
                                        --------    --------    --------    -------    -------
          Total.......................  $355,553    $458,364    $452,288    $86,414    $58,657
                                        ========    ========    ========    =======    =======

     Revenue Recognition -- Revenues (including agency and representative commissions and revenue sharing fees) are recognized when advertisements are broadcast. Included in revenue are nonmonetary transactions arising from the trading of advertising time for merchandise and services. These transactions are recorded as the advertising is broadcast at the fair market value of the merchandise and services received. Advertising time exchanged for merchandise and services amounted to approximately $1,253,000, $1,975,000, and $1,619,000 in 1994, 1995, and 1996 and $134,000 and $20,000 for the three months ended March 27, 1996 and 1997, respectively.

     Depreciation and Amortization -- Depreciation and amortization are computed using the straight-line method, based on historical costs, over estimated useful lives, as follows:

                                                           ESTIMATED
                                                         LIVES (YEARS)
                                                         -------------
Buildings..............................................     8 - 40
Furniture and fixtures.................................      5 - 8
Equipment..............................................     3 - 15
Leasehold improvements.................................  Life of lease

     Intangible Assets -- Intangible assets (primarily the FCC licenses owned by
BHC) acquired prior to November 1, 1970 are not being amortized because management believes there has been no decline in their values nor evidence of limited lives. Amortization expense related to intangible assets acquired subsequent to October 31, 1970 (effective date of the adoption by the Accounting Principles Board of principles relating to the accounting for intangible assets) has been included in the accompanying statements of operations. The intangible assets are being amortized over various periods not exceeding forty years.

     Income Taxes -- Through March 27, 1997, the results of the Stations' operations are included in consolidated Federal, Utah, and Kansas income tax returns filed by the parent corporation of BIC, Deseret Management Corporation ("DMC"). The Stations' portion of the income tax provision (benefit) is allocated at a Federal and state computed statutory rate of 37.5%. The Stations' Federal and Kansas income taxes are generally paid to, or refunded from, DMC.

         KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, AND KING-FM

     Concentration of Credit Risk -- The Stations extend credit to customers on an unsecured basis in the normal course of business. The customers are generally located in the greater Seattle, Washington and Kansas City, Missouri areas, and no individual industry or industry segment is significant to the Stations' customer base. The Stations have policies governing the extension of credit and collection of amounts due from customers.

     Statements of Cash Flows -- For purposes of the statements of cash flows, the Stations consider all highly liquid, short-term investments purchased with remaining maturities of three months or less to be cash equivalents.

     Interim Results (Unaudited) -- In the opinion of management, the accompanying unaudited interim financial statements for the periods January 1 to March 27, 1996 and 1997 (referred to as the three months ended March 27, 1996 and 1997) have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of operating results and cash flows for such periods.

2.  EMPLOYEE BENEFIT PLANS

     Defined Benefit Plan -- Through March 27, 1997, the Stations participated in a defined benefit plan of BIC which covered all employees who worked at least 1,000 hours in a year, had one year or more of service, and were at least 21 years of age. The plan was sponsored by BIC. Retirement benefits were based on years of service and an average of the employee's highest five years of compensation during the last ten years of employment. BIC's policy is to fund the maximum amounts required by the Employee Retirement Income Security Act of 1974. Contributions were intended to provide not only for benefits attributed for service to date but also for those expected to be earned in the future. The Stations have included in the accompanying statements of operations, pension expense (benefit) under this plan of approximately $113,000, $(42,000), and $21,000 for the years ended December 31, 1994, 1995, and 1996, respectively, and $5,000 and $(21,000) for the three months ended March 27, 1996 and 1997, respectively.

     Thrift Plan -- The Stations also participated in a Section 401(k) defined contribution plan (the Thrift Plan) of BIC in which employees age 21 or older could participate. Under provisions of the Thrift Plan, participants could contribute up to 17% of their pre-tax compensation to either a savings option (based on after tax earnings) or a deferred option (based on pre-tax earnings), subject to the "excess contribution" limitations defined in the Internal Revenue Code. For each participating employee, the Stations provided a matching contribution of up to 3% of a participant's annual salary. The Stations' contributions to the Thrift Plan were approximately $372,000, $295,000, and $263,000 in 1994, 1995, and 1996, respectively, and $66,000 and $55,000 for the three months ended March 27, 1996 and 1997, respectively. The plan was sponsored by BIC.

     Postretirement Benefits Other Than Pensions -- BIC provided a postretirement monetary benefit other than pensions. It consisted of a fixed monthly dollar contribution toward the purchase of medical, dental, and life insurance for substantially all of its retired employees. In 1993, BIC began advance funding for postretirement life benefits for employees retiring on or after January 1, 1994. Advance funding for medical benefits commenced in 1994. Medical benefits for employees who retired before January 1, 1994 continue to be funded on a pay-as-you-go basis. The Stations have included in the accompanying statements of operations, expense under this plan of approximately $32,000, $48,000, and $34,000 for the years ended December 31, 1994, 1995, and 1996, respectively, and $9,000 and $19,000 for the three months ended March 27, 1996 and 1997, respectively.

         KMBZ-AM, KLTH-FM, KCMO-AM/FM, KIRO-AM/FM, KNWX-AM, AND KING-FM

3.  COMMITMENTS AND CONTINGENCIES

     Leases -- The Stations lease office and studio space under operating leases expiring in 2010 and lease antennas under operating leases expiring in 2002. Rental expense pursuant to the terms of these operating leases was approximately $354,000, $232,000, and $492,000 for the years ended December 31, 1994, 1995, and 1996 and $208,000 and $89,000 for the three months ended March 27, 1996 and 1997.

     At December 31, 1996, future minimum rental payments required under these leases are as follows:

1997.....................................................  $  509,012
1998.....................................................     498,956
1999.....................................................     502,508
2000.....................................................     433,030
2001.....................................................     459,019
Thereafter...............................................   4,190,178
                                                           ----------
          Total..........................................  $6,592,703
                                                           ==========

     Contingencies -- The Stations are involved in litigation regarding transactions conducted in the ordinary course of business and are defending their positions. The final outcome of litigation is not presently determinable; however, in the opinion of management, the effects, if any, will not be material to the net assets or the results of operations and cash flows derived from such net assets.

                          INDEPENDENT AUDITORS' REPORT

Entercom Communications Corp.:

We have audited the accompanying combined statements of operations and cash flows of the Sacramento Station Group consisting of stations KSEG-FM and KRXQ-FM (the "Stations") for the period January 1, 1996 to September 18, 1996 (the "Predecessor") and for the period September 19, 1996 to December 31, 1996 (the "Company"). These financial statements are the responsibility of the Station's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the results of operations and cash flows of the Predecessor for the period January 1, 1996 to September 18, 1996 and of the Company for the period September 19, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared from the separate records maintained by the Predecessor and the Company and may not be indicative of the results of operations and cash flows had the Stations been operated as an unaffiliated company and, as discussed in Note 3, certain expenses represent allocations made from the Stations' parent.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio
May 21, 1998

                            SACRAMENTO STATION GROUP

                       COMBINED STATEMENTS OF OPERATIONS
FOR THE PERIODS JANUARY 1, 1996 TO SEPTEMBER 18, 1996 AND SEPTEMBER 19, 1996 TO
       DECEMBER 31, 1996 AND THE FIVE MONTHS ENDED MAY 31, 1996 AND 1997

                                        PERIOD JANUARY 1,       PERIOD               FIVE MONTHS
                                             1996 TO         SEPTEMBER 19,          ENDED MAY 31,
                                          SEPTEMBER 18,         1996 TO       --------------------------
                                              1996           DECEMBER 31,         1996
                                          (PREDECESSOR)          1996         (PREDECESSOR)      1997
                                        -----------------    -------------    -------------    ---------
                                                                                     (UNAUDITED)
NET REVENUES..........................     $5,189,461         $1,944,529       $2,638,700
                                                              ----------       ----------
OPERATING EXPENSES:
  Operating expenses, excluding
     depreciation and amortization....      3,765,749          1,572,153        2,052,346
  Depreciation and amortization.......      1,136,300            361,936          629,481      $ 580,527
  Corporate and general expenses......        202,000             78,000          112,000        112,000
                                           ----------         ----------       ----------      ---------
          Total operating expenses....      5,104,049          2,012,089        2,793,827        692,527
                                           ----------         ----------       ----------      ---------
OPERATING INCOME (LOSS)...............         85,412            (67,560)        (155,127)      (692,527)
OTHER INCOME (EXPENSE) -- Net.........        (27,341)            35,361          (27,341)       586,000
                                           ----------         ----------       ----------      ---------
INCOME (LOSS) BEFORE INCOME TAXES.....         58,071            (32,199)        (182,468)      (106,527)
                                           ----------         ----------       ----------      ---------
PROVISION FOR INCOME TAXES............        287,000             75,000           74,000        104,000
                                           ----------         ----------       ----------      ---------
NET LOSS..............................     $ (228,929)        $ (107,199)      $ (256,468)     $(210,527)
                                           ==========         ==========       ==========      =========

                       See notes to financial statements.

                            SACRAMENTO STATION GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
FOR THE PERIODS JANUARY 1, 1996 TO SEPTEMBER 18, 1996 AND SEPTEMBER 19, 1996 TO
       DECEMBER 31, 1996 AND THE FIVE MONTHS ENDED MAY 31, 1996 AND 1997

                                             PERIOD JANUARY 1,      PERIOD               FIVE MONTHS
                                                  1996 TO        SEPTEMBER 19,          ENDED MAY 31,
                                               SEPTEMBER 18,        1996 TO      ---------------------------
                                                   1996          DECEMBER 31,        1996
                                               (PREDECESSOR)         1996        (PREDECESSOR)      1997
                                             -----------------   -------------   -------------   -----------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................     $ (228,929)        $(107,199)      $(256,468)    $  (210,527)
  Adjustments to reconcile net loss to cash
     provided by operating activities:
     Depreciation and amortization.........      1,136,300           361,936         629,481         580,527
     Loss on disposal of property and
       equipment...........................         32,341                            32,341
     Change in assets and liabilities:
       Accounts receivable.................       (245,215)          (56,840)         68,087       1,755,043
       Prepaid expenses and other assets...         11,698           138,711         (22,673)         31,768
       Accounts payable and accrued
          expenses.........................        (13,569)         (264,917)       (224,392)       (119,146)
                                                ----------         ---------       ---------     -----------
          Cash provided by operating
            activities.....................        692,626            71,691         226,376       2,037,665
                                                ----------         ---------       ---------     -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES -- Purchase of property and
  equipment................................       (298,383)          (17,348)       (239,717)             --
                                                ----------         ---------       ---------     -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES -- Change in due to Parent....       (336,450)         (186,679)        (57,374)     (2,122,203)
                                                ----------         ---------       ---------     -----------
INCREASE (DECREASE) IN CASH................         57,793          (132,336)        (70,715)        (84,538)
CASH, BEGINNING OF PERIOD..................        159,081           216,874         159,081          84,538
                                                ----------         ---------       ---------     -----------
CASH, END OF PERIOD........................     $  216,874         $  84,538       $  88,366     $        --
                                                ==========         =========       =========     ===========

                       See notes to financial statements.

                            SACRAMENTO STATION GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
            (INFORMATION PERTAINING TO THE FIVE-MONTH PERIODS ENDED
                      MAY 31, 1996 AND 1997 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business -- The Sacramento Station Group consists of radio stations KSEG-FM and KRXQ-FM (the "Stations") which broadcast in the Sacramento, California area. The stations were an operating unit of Jacor Communication, Inc. (the "Parent") during the period September 19, 1996 through June 4, 1997. During the period January 1, 1996 to September 18, 1996 ("Predecessor Period"), the Stations were owned and operated by Citicasters, Inc. ("Predecessor Parent").

     Basis of Presentation -- The accompanying combined statements of operations and cash flows have been prepared from the separate records of the Stations and may not be indicative of the results of operations and cash flows had the Stations been operated as an unaffiliated entity. The accompanying combined statements of operations and cash flows for the period from January 1, 1996 to September 18, 1996 represent the results of direct revenues and expenses and cash flows generated from the historical basis of assets and liabilities of the Predecessor Parent. On September 18, 1996, Citicasters, Inc. was acquired by Jacor Communications, Inc. and in accordance with the purchase method of accounting the assets and liabilities of the Stations were adjusted to fair value on the date of the acquisition. Accordingly, the combined statements of operations and cash flows for the period from September 19, 1996 to December 31, 1996 represent the results of revenues and expenses and cash flows generated from the revalued assets and liabilities. A vertical black line is shown in the accompanying combined financial statements to separate the post acquisition operations from those prior September 19, 1996 since they have not been prepared on a comparable basis.

     Effective January 1997, the Parent entered into a time brokerage agreement with Entercom Communications Corp. ("Entercom"), formerly Entertainment Communications, Inc. whereby Entercom operated the Stations and remitted to the Parent a monthly rental fee totaling approximately $586,000 through June 4, 1997. The time brokerage agreement expired on June 4, 1997 at which time the Parent sold substantially all of the tangible and intangible assets of the Stations to Entercom for approximately $45,000,000. The Parent retained the ownership of the FCC broadcast license for Stations throughout the contract period of the time brokerage agreement.

     Revenue Recognition -- Revenues are recognized when advertisements are broadcast.

     Property and Equipment -- Building, property and equipment are recorded at cost and depreciation is provided using the straight-line method over estimated useful lives ranging from 3 to 25 years. Leasehold improvements are depreciated over the term of the lease.

     Intangible Assets -- Intangible assets consisting primarily of goodwill, FCC licenses and call letters acquired in connection with the acquisition of the Stations are being amortized over their respective estimated useful lives (ranging from 19 to 40 years during the period January 1, 1996 to September 18, 1996 and 40 years effective September 19, 1996 and thereafter) using the straight-line method.

     Income Taxes -- The results of operations of the Stations are included in the consolidated tax returns of the Predecessor Parent and the Parent during their respective periods of ownership. The Predecessor Parent and the Parent did not historically allocate taxes to the Stations. However, for purposes of the accompanying financial statements, a provision for income taxes has been made in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, as if the stations filed separate returns. The effective income tax rate for the periods September 19, 1996 to December 31, 1996 and January 1, 1996 to September 18, 1996 varies from the statutory rate of 35% due to non-deductible amortization.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                            SACRAMENTO STATION GROUP

     Interim Financial Statements (Unaudited) -- In the opinion of management, the accompanying unaudited interim combined financial statements for the five months ended May 31, have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the operating results and cash flows for such periods. Results of operations for an interim period are not necessarily indicative of results to be expected for a full year.

2.  EMPLOYEE BENEFIT PLAN

     The Stations participate in a retirement savings plan (the "Plan") that is sponsored by the Parent. The Stations' expense for the Plan was approximately $15,000 for the period September 19, 1996 to December 31, 1996.

     A similar plan was sponsored by the Predecessor Parent for which the Stations expensed approximately $45,000 for the period January 1, 1996 to September 18, 1996.

3.  RELATED-PARTY TRANSACTIONS

     Corporate and general expenses consists of corporate overhead costs including treasury, tax, legal, data processing, risk management and other administrative services not specifically related to any specific stations. Management is of the opinion that the allocations used are reasonable and appropriate.

4.  LEASES

     The Stations lease office and studio space under operating leases. Total rent expense was approximately $59,000 for the period September 19, 1996 to December 31, 1996 and approximately $177,000 for the period January 1, 1996 to September 18, 1996. Future minimum rental commitments for noncancellable leases are as follows: 1997, $242,000; 1998, $245,000; 1999, $245,000; 2000, $143,000;
2001, $109,000; thereafter, $290,000.

                          INDEPENDENT AUDITORS' REPORT

Entercom Communications Corp.:

We have audited the accompanying combined statements of income and cash flows of KBSG, Inc. and KNDD, Inc., (wholly owned subsidiaries of Viacom Inc. (the "Parent"), which businesses were acquired on August 1, 1996 by Entercom Communications Corp., formerly Entertainment Communications, Inc.) (the "Companies") for the year ended December 31, 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined results of operations and combined cash flows of the Companies for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared from the separate records maintained by the Companies and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Companies had been operated as unaffiliated companies. As described in Note 3, portions of certain expenses represent allocations made from the Companies' Parent.

DELOITTE & TOUCHE LLP
Seattle, Washington
May 29, 1998

                           KBSG, INC. AND KNDD, INC.

                         COMBINED STATEMENTS OF INCOME
                 YEAR ENDED DECEMBER 31, 1995, AND SEVEN-MONTH
                PERIODS ENDED JULY 31, 1995 AND 1996 (UNAUDITED)

                                                        YEAR ENDED     SEVEN MONTHS ENDED JULY 31,
                                                       DECEMBER 31,    ---------------------------
                                                           1995           1995            1996
                                                       ------------    -----------    ------------
                                                                               (UNAUDITED)
NET REVENUES:
  Unaffiliated customers.............................  $18,744,926     $8,682,084     $ 9,093,436
  Related party......................................      743,602        431,844       1,028,412
                                                       -----------     ----------     -----------
                                                        19,488,528      9,113,928      10,121,848
OPERATING EXPENSES:
  Operating expenses, excluding depreciation and
     amortization and corporate, general, and
     administrative expenses.........................   10,938,095      4,595,159       4,821,993
  Depreciation and amortization......................    1,532,665        889,813         902,825
  Provision for doubtful accounts....................      163,379        107,827          27,735
  General and administrative.........................    1,505,255        976,678         578,459
                                                       -----------     ----------     -----------
          Total operating expenses...................   14,139,394      6,569,477       6,331,012
                                                       -----------     ----------     -----------
          Operating income...........................    5,349,134      2,544,451       3,790,836
OTHER INCOME.........................................      343,164        173,129         181,781
INTEREST EXPENSE, related party......................   (1,365,000)      (796,250)       (630,287)
                                                       -----------     ----------     -----------
          Income before income taxes.................    4,327,298      1,921,330       3,342,330
INCOME TAXES.........................................    1,745,960        813,482       1,296,621
                                                       -----------     ----------     -----------
NET INCOME...........................................  $ 2,581,338     $1,107,848     $ 2,045,709
                                                       ===========     ==========     ===========

                  See notes to combined financial statements.

                           KBSG, INC. AND KNDD, INC.

                            STATEMENTS OF CASH FLOWS
                 YEAR ENDED DECEMBER 31, 1995, AND SEVEN-MONTH

                PERIODS ENDED JULY 31, 1995 AND 1996 (UNAUDITED)

                                                           YEAR ENDED    SEVEN MONTHS ENDED JULY 31,
                                                          DECEMBER 31,   ---------------------------
                                                              1995           1995           1996
                                                          ------------   ------------   ------------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
  Net income............................................  $ 2,581,338    $ 1,107,848    $ 2,045,709
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................    1,532,665        889,813        902,825
     Loss (gain) on sale of property and equipment......        7,655                        (3,219)
     Cash provided (used) by changes in operating assets
       and liabilities:
       Accounts receivable..............................     (117,162)       303,582        (14,244)
       Prepaid expenses and other assets................       11,651         10,436         34,222
       Accounts payable and accrued expenses............      284,600       (258,713)       185,407
                                                          -----------    -----------    -----------
          Net cash provided by operating activities.....    4,300,747      2,052,966      3,150,700
                                                          -----------    -----------    -----------
INVESTING ACTIVITIES:
  Purchase of property and equipment....................     (225,615)      (158,778)       (92,076)
  Proceeds from sale of property and equipment..........       14,711         12,366          8,255
                                                          -----------    -----------    -----------
  Net cash used by investing activities.................     (210,904)      (146,412)       (83,821)
                                                          -----------    -----------    -----------
FINANCING ACTIVITIES:
  Net Change in due from Parent.........................   (4,116,170)    (1,932,962)    (3,073,980)
                                                          -----------    -----------    -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...............      (26,327)       (26,408)        (7,101)
CASH AND CASH EQUIVALENTS:
  Beginning of period...................................       51,760         51,760         25,433
                                                          -----------    -----------    -----------
  End of period.........................................  $    25,433    $    25,352    $    18,332
                                                          ===========    ===========    ===========

                  See notes to combined financial statements.

                           KBSG, INC. AND KNDD, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 YEAR ENDED DECEMBER 31, 1995, AND SEVEN-MONTH
                PERIODS ENDED JULY 31, 1995 AND 1996 (UNAUDITED)

NOTE 1:  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION: KBSG, Inc. and KNDD, Inc. (the "Companies") own and operate radio stations KBSG-AM and -FM, and KNDD-FM, respectively (the "Stations"), which broadcast in the greater Seattle, Washington area. The Companies are wholly owned subsidiaries of Viacom Inc. (the "Parent"). Effective August 1, 1996, the Stations were acquired by Entercom Communications Corp., formerly Entertainment Communications, Inc. Accordingly, the accompanying statements of income and cash flows include the accounts of the Companies on a combined basis for 1995, and the unaudited interim seven-month periods ended July 31, 1995 and 1996. Intercompany transactions are eliminated in combination.

     UNAUDITED INTERIM FINANCIAL INFORMATION: The accompanying unaudited interim statements of income and cash flows for the seven-month periods ended July 31, 1995 and 1996 are unaudited. In the opinion of management, such unaudited interim financial statements have been prepared on a basis substantially consistent with the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the statements of income and cash flows for those periods.

     REVENUE RECOGNITION: Revenues consist primarily of sales of advertising time and are recognized when advertisements are broadcast. Revenues from the Stations' exchange of advertising time for goods or services (barter revenue) are recognized based on the estimated value of advertising time provided, which approximates the estimated fair value of the items received or to be received. The value assigned to the goods and services received is charged to expense when used. Barter revenue was approximately $1,035,800 for 1995.

     DEPRECIATION AND AMORTIZATION: Depreciation of property and equipment is provided using the straight-line method over their estimated useful lives ranging from three to 20 years. Amortization of intangible assets, consisting primarily of FCC licenses and goodwill is provided using the straight-line method over 30 years.

     ADVERTISING EXPENSES: Advertising costs are expensed as incurred and totalled approximately $1,426,187 for 1995.

     INCOME TAXES: The Companies are included in the consolidated federal income tax return of the Parent. Income taxes have not historically been allocated to the Companies. However, for purposes of the accompanying financial statements, a provision for income taxes has been made in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, as if the Companies filed separate tax returns. Information regarding deferred income taxes is not available. The effective income tax rate for the year ended December 31, 1995, varies from the statutory income tax rate of 34% due to nondeductible amortization.

     STATEMENTS OF CASH FLOWS: For purposes of the statements of cash flow, the Companies consider highly liquid, short-term investments purchased with remaining maturities of 90 days or less to be cash equivalents. Interest on Parent debt and income taxes are deemed paid when accrued and credited to amounts due from Parent. Actual payments to creditors and tax authorities are made by the Parent. Also see Note 3.

     PROVISION FOR DOUBTFUL ACCOUNTS: The Companies extend credit to customers on an unsecured basis in the normal course of business. The customers are generally located in the greater Seattle, Washington area, and no individual industry or industry segment is significant to the Company's customer base. The Companies record a provision for doubtful accounts based on their estimate of uncollectible accounts receivable. Bad debt write-offs, net of recoveries, were $193,000 for the year ended December 31, 1995.

                           KBSG, INC. AND KNDD, INC.

     USE OF ESTIMATES: Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2:  COMMITMENTS

     The Companies lease office space under operating leases expiring from 1998 to 2004. Rental expenses pursuant to the terms of these operating leases were $295,670 for the year ended December 31, 1995.

     At December 31, 1995, future minimum rental payments required under these leases are as follows:

1996.....................................................  $  790,548
1997.....................................................     790,548
1998.....................................................     372,548
1999.....................................................     268,482
2000.....................................................     148,848
Thereafter...............................................      58,404
                                                           ----------
                                                           $2,429,378
                                                           ==========

NOTE 3:  RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Companies enter into transactions with the Parent which are recorded through a due-from-Parent account. Such transactions for the year ended December 31, 1995, consist primarily of:

Barter revenue..............................................  $  744,000
Income tax expense payable to Parent........................   1,746,000
Interest expense on Parent company debt at 9.75%............   1,365,000
Corporate overhead charges..................................     806,000

     The corporate overhead charge allocated to the seven month period ended July 31, 1995 was approximately $470,000. There was no corporate overhead charge for the seven month period ended July 31, 1996 (unaudited).

     Other transactions include immaterial amounts related to employee benefits, insurance, and other items. Although management is of the opinion that the allocations used are reasonable, other allocations might be used that could produce results substantially different from those reflected herein, and these allocations might not be indicative of amounts which might be incurred with unrelated parties.

     The Companies' cash and financing requirements are managed on a centralized basis by the Parent. Accordingly, the Companies' available cash is deposited in, and cash requirements are transferred from, corporate accounts on a regular basis. Such transactions are recorded through the due-from-Parent account.

     The due-from-Parent account is noninterest bearing and has no specified repayment date, which may not be indicative of arrangements that could be made with unrelated parties. Arrangements with unrelated parties could produce results substantially different from these reflected herein.

     In June 1996, Parent Company debt of $14,000,000 was retired through adjustment to the Parent company account.

                           KBSG, INC. AND KNDD, INC.

NOTE 4:  EMPLOYEE BENEFIT PLANS

     The Companies participate in a pension and other employee benefit plans offered by the Parent covering substantially all employees. The Companies' expenses related to the plans were not significant for the year ended December 31, 1995.

NOTE 5:  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Subsequent to December 31, 1995, SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, became effective. SFAS No. 121 requires the Companies to analyze their long-lived assets, such as fixed assets, identifiable intangibles, and goodwill, for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Adoption of this standard is not expected to have a material effect on the financial statements.

     Other subsequently issued pronouncements, such as SFAS No. 123, Stock-based Compensation, SFAS No. 128, Earnings per Share, SFAS No. 130, Segment Information, SFAS No. 131, Reporting Comprehensive Income, Statement of Position
(SOP) 98-1, Reporting the Costs of Computer Software Developed or Obtained for Internal Use, SOP 98-5, Reporting the Costs of Start-up Activities, either do not apply to the Companies or their adoption is not expected to have a material effect on the financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Entertainment Communications, Inc. and Subsidiaries:

We have audited the accompanying combined balance sheet of the Portland, Oregon and Rochester, New York Radio Groups of Heritage Media Services,
Inc. -- Broadcasting Segment (the Company) as of December 31, 1997, and the related combined statements of operations, stockholders' equity and cash flows of the Portland, Oregon and Rochester, New York Radio Groups of Heritage Media Services, Inc. -- Broadcasting Segment (the Predecessor) for the eight months ended August 31, 1997 and of the Company for the four months ended December 31, 1997. These financial statements are the responsibility of the Company's and the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of operations and cash flows of the Predecessor for the eight months ended August 31, 1997, and of the Company for the four months ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Baltimore, Maryland,
  May 29, 1998

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                  1997
                                                                --------
                                 ASSETS
CURRENT ASSETS:
  Cash......................................................    $    594
  Accounts receivable, net of allowance for doubtful
     accounts of $166.......................................       3,474
  Prepaid expenses and other current assets.................          41
  Deferred barter costs.....................................         113
  Deferred tax asset........................................          64
                                                                --------
          Total current assets..............................       4,286
PROPERTY, PLANT AND EQUIPMENT, net..........................       4,497
DUE FROM AFFILIATE..........................................       1,719
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net................     116,171
                                                                --------
          Total Assets......................................    $126,673
                                                                ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $    520
  Deferred revenue..........................................          11
  Deferred barter revenue...................................         108
                                                                --------
          Total current liabilities.........................         639
DEFERRED TAX LIABILITY......................................          98
OTHER LONG-TERM LIABILITIES.................................         292
                                                                --------
          Total Liabilities.................................       1,029
                                                                --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value, 10,000 shares authorized
     and 10,000 shares issued and outstanding...............          10
  Additional paid-in capital................................     127,035
  Accumulated deficit.......................................      (1,401)
                                                                --------
          Total Stockholders' Equity........................     125,644
                                                                --------
          Total Liabilities and Stockholders' Equity........    $126,673
                                                                ========

  The accompanying notes are an integral part of this combined balance sheet.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              PREDECESSOR       COMPANY
                                                              ------------    ------------
                                                              EIGHT MONTHS    FOUR MONTHS
                                                                 ENDED           ENDED
                                                               AUGUST 31,     DECEMBER 31,
                                                                  1997            1997
                                                              ------------    ------------
NET REVENUES:
  Station broadcasting revenues, net of agency commissions
     of $1,060 and $1,845, respectively.....................    $10,449         $ 5,635
  Revenues realized from station barter arrangements........        847             464
                                                                -------         -------
          Total net revenues................................     11,296           6,099
                                                                -------         -------
OPERATING EXPENSES:
  Programming and production................................      4,024           2,059
  Selling, general and administrative.......................      1,618             830
  Corporate overhead allocation.............................        814             478
  Expenses realized from station barter arrangements........        922             411
  Depreciation of property and equipment....................        395             251
  Amortization of acquired intangible broadcasting assets
     and other assets.......................................        775           2,623
                                                                -------         -------
          Total operating expenses..........................      8,548           6,652
                                                                -------         -------
          Broadcast operating income (loss).................      2,748            (553)
                                                                -------         -------
OTHER INCOME (EXPENSE):
  Interest expense..........................................        651             265
  Other expense, net........................................         --              21
                                                                -------         -------
          Income (loss) before provision for income taxes...      2,097            (839)
PROVISION FOR INCOME TAXES..................................      1,339             562
                                                                -------         -------
          Net income (loss).................................    $   758         $(1,401)
                                                                =======         =======

   The accompanying notes are an integral part of these combined statements.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                      COMMON STOCK     ADDITIONAL   RETAINED EARNINGS/
                                     ---------------    PAID-IN        (ACCUMULATED         STOCKHOLDER'S
                                     SHARES   AMOUNT    CAPITAL          DEFICIT)               EQUITY
                                     ------   ------   ----------   ------------------      -------------
PREDECESSOR:
  BALANCE, January 1, 1997.........     10    $   10    $     --         $ 7,041               $  7,051
     HMC noncash capital
       contributions...............     --        --       1,209              --                  1,209
     Net income....................     --        --          --             758                    758
     Acquisition by News
       Corporation.................     --        --     125,291          (7,799)               117,492
                                     -----    ------    --------         -------               --------
  BALANCE, August 31, 1997.........     10    $   10    $126,500         $    --               $126,510
                                     =====    ======    ========         =======               ========
COMPANY:
  BALANCE, September 1, 1997.......     10    $   10    $126,500         $    --               $126,510
     News Corporation noncash
       capital contributions.......     --        --         535              --                    535
     Net loss......................     --        --          --          (1,401)                (1,401)
                                     -----    ------    --------         -------               --------
  BALANCE, December 31, 1997.......     10    $   10    $127,035         $(1,401)              $125,644
                                     =====    ======    ========         =======               ========

   The accompanying notes are an integral part of these combined statements.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              PREDECESSOR      COMPANY
                                                              ------------   ------------
                                                              EIGHT MONTHS   FOUR MONTHS
                                                                 ENDED          ENDED
                                                               AUGUST 31,    DECEMBER 31,
                                                                  1997           1997
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................    $   758        $(1,401)
  Adjustments to reconcile net income (loss) to net cash
     flows from operating activities-
     Depreciation of property and equipment.................        395            251
     Amortization of acquired intangible broadcasting assets
      and other assets......................................        775          2,623
  Changes in assets and liabilities, net of effects of
     acquisitions-
     (Increase) decrease in accounts receivable, net........        121           (225)
     Net effect of change in deferred barter revenue and
      deferred barter
       costs................................................         76            (49)
     Increase in prepaid expenses and other current
      assets................................................        (15)           (15)
     Increase in deferred tax asset.........................        (50)           (15)
     Increase (decrease) in accounts payable and accrued
      expenses..............................................       (826)           150
     Increase (decrease) in deferred revenue................        (75)            11
     (Decrease) increase in deferred tax liability..........         99             (1)
     Decrease in other long-term liabilities................        (12)           (25)
                                                                -------        -------
          Net cash flows from operating activities..........      1,246          1,304
                                                                -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................       (157)           (11)
  Acquisitions, net of cash acquired........................     (1,859)            --
                                                                -------        -------
          Net cash flows from investing activities..........     (2,016)           (11)
                                                                -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in due to affiliates.............................       (512)            --
  Increase in due from affiliates...........................         --         (1,719)
  Capital contributions made by Parent......................      1,209            535
                                                                -------        -------
          Net cash flows from financing activities..........        697         (1,184)
                                                                -------        -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........        (73)           109
CASH, beginning of period...................................        558            485
                                                                -------        -------
CASH, end of period.........................................    $   485        $   594
                                                                =======        =======
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest....................................    $    --        $    21
                                                                =======        =======
  Cash paid for income taxes................................    $   152        $    29
                                                                =======        =======

   The accompanying notes are an integral part of these combined statements.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     Heritage Media Services, Inc. ("HMSI") operates in two segments -- Marketing Services and Broadcasting. Heritage Media Corporation is the parent company of HMSI, (collectively referred to hereafter as either "HMC" or the "Parent"). The Broadcasting Segment was wholly-owned and operated by HMSI, which was owned by HMC through August 31, 1997 (the "Predecessor"). In July 1997, HMC entered into an asset sale agreement with Sinclair Broadcast Group, Inc. ("SBG") whereby SBG would acquire 100% of the Broadcasting Segment (which consisted of six television stations in three markets and 24 radio stations in seven markets) for $630 million in cash. Effective September 1, 1997, The News Corporation Limited ("News Corporation") acquired all of the license and nonlicense assets of HMC. Due to certain regulatory requirements, News Corporation has established a trust to hold all of the license and nonlicense assets of the Broadcasting Segment until the sale to SBG has closed. The acquisition was accounted for under the purchase method of accounting whereby the purchase price was allocated to property and programming assets and acquired intangible broadcasting assets of $51.4 million and $578.6 million, respectively.

     During January 1998, Entertainment Communications, Inc. ("Entercom") entered into an Asset Purchase Agreement with Tuscaloosa Broadcasting Inc., Sinclair Radio of Portland Licensee, Inc. and Sinclair Radio of Rochester Licensee, Inc. (collectively referred to hereafter as "Sinclair") to acquire KKSN-AM, KKSN-FM and KKRH-FM, all serving the Portland, Oregon radio market and WBBF-AM, WBBF-FM, WKLX-FM and WQRV-FM, all serving the Rochester, New York radio market for a purchase price of $126.5 million. Simultaneously with the above agreement, Entercom entered into a Time Brokerage Agreement ("TBA") with Sinclair whereby, effective March 1, 1998, Entercom programs these stations for the period prior to consummation of the purchase agreement and Sinclair receives a monthly TBA fee of $631,500. Closing on this transaction is expected in June 1998. The accompanying combined financial statements include the accounts of the Portland, Oregon and Rochester, New York Radio Group, which are collectively referred to hereafter as "the Company."

     The accompanying December 31, 1997, balance sheet and related statements of operations and cash flows for the four-month period ended December 31, 1997, are presented on a new basis of accounting, reflecting the impact of the News Corporation acquisition. The accompanying financial statements for the eight-month period ended August 31, 1997, are presented as "Predecessor" financial statements.

  Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company's revenues and accounts receivable relate primarily to the sale of advertising within the radio stations' broadcast areas. Credit is extended based on an evaluation of the customers' financial condition. Credit losses are provided for in the financial statements.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

uncollectable trade receivables are maintained. At December 31, 1997, no receivable from any customer exceeded 5% of stockholders' equity, and no customer accounted for more than 10% of net revenues for the eight months ended August 31, 1997 or for the four months ended December 31, 1997.

  Acquired Intangible Broadcasting Assets

     Acquired intangible broadcasting assets are being amortized over periods of 4 to 40 years. These amounts result from the acquisition of certain radio station license and nonlicense assets by The News Corporation (see Note 1). The Company monitors the individual financial performance of each of the stations and continually evaluates the realizability of intangible and tangible assets and the existence of any impairment to its recoverability based on the projected undiscounted cash flows of the respective stations.

     Intangible assets consist of the following as of December 31, 1997 (in thousands):

                                                              AMORTIZATION
                                                                 PERIOD           1997
                                                              ------------      --------
          Goodwill..........................................    40 years          $1,897
          FCC licenses......................................  15-25 years         52,092
          Other.............................................   4-25 years         65,172
                                                                                --------
                                                                                 119,161
          Less: Accumulated amortization....................                       2,626
                                                                                --------
                                                                                $116,535
                                                                                ========

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets. Property and equipment at December 31, 1997, are summarized as follows (in thousands):

                                                              USEFUL LIFE     1997
                                                              -----------    ------
Land........................................................      --         $  442
Broadcasting equipment......................................   5-25 years       366
Buildings and improvements..................................  12-30 years     3,684
Other equipment.............................................    4-8 years       256
                                                                             ------
                                                                              4,748
Less: Accumulated depreciation..............................                    251
                                                                             ------
                                                                             $4,497
                                                                             ======

  Barter Transactions

     Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights. Network programming is excluded from these calculations.

     The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenues.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenues are recognized as the related advertising is aired.

  Revenues

     Revenue from the sale of commercial broadcast time to advertisers is recognized when the commercials are broadcast. Promotional fees are recognized as services are rendered.

2.  ACCRUED EXPENSES:

     Accrued expenses consist of the following at December 31, 1997, (in thousands):

                                                              1997
                                                              ----
Commissions.................................................  $193
Payroll and employee benefits...............................   137
Other.......................................................   187
                                                              ----
                                                              $517
                                                              ====

3.  DUE TO AFFILIATE:

     The Predecessor had an arrangement with HMSI whereby HMSI would provide certain management and other services to the Predecessor. The services provided included consultation and direct management assistance with respect to operations and strategic planning. The Predecessor was allocated approximately $814,000 of corporate overhead expenses for these services for the eight months ended August 31, 1997.

     In order to fund acquisitions and provide operating funds, HMSI entered into a Bank Credit Agreement. The debt used to finance acquisitions and fund daily operations of the Predecessor was recorded by the Predecessor as due to affiliate in the year ending December 31, 1996. HMSI allocated interest at a rate of approximately 10.0%, which approximated the average rate paid on the borrowings. Associated with the HMSI debt, the Predecessor was allocated approximately $0.6 million of deferred financing costs in 1996. The deferred financing costs were fully amortized in accordance with the acquisition by News Corporation on September 1, 1997.

4.  INCOME TAXES:

     The Parent files a consolidated federal tax return and separate state tax returns for each of its subsidiaries in certain filing jurisdictions. It is the Parent's policy to pay the federal income tax provision of the Company. The accompanying financial statements have been prepared in accordance with the separate return method of FASB 109, whereby the allocation of the federal tax provision due to the Parent is based on what the Company's current and deferred federal tax provision would have been had the Company filed a federal income tax return outside of its consolidated group. The Company is not required to reimburse the Parent for its federal tax provision. Accordingly, this amount is recorded as a capital contribution in the accompanying consolidated financial statements. No federal deferred tax assets or liabilities are recorded because those amounts are considered currently paid to or received by the Parent. The federal and state tax provision was calculated based on pretax income, plus or minus permanent book-to-tax differences, times the statutory tax rate of 40%. The Company had no alternative minimum tax credit carryforwards as of December 31, 1997. The effective tax rate in the current year exceeds the statutory tax rate of 40% due to the effects of nondeductible goodwill.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The provision for income taxes consists of the following (in thousands):

                                                             PREDECESSOR       COMPANY
                                                             ------------    ------------
                                                             EIGHT MONTHS    FOUR MONTHS
                                                                ENDED           ENDED
                                                              AUGUST 31,     DECEMBER 31,
                                                                 1997            1997
                                                             ------------    ------------
Current:
  Federal..................................................     $1,267           $523
  State....................................................         81             33
                                                                ------           ----
                                                                 1,348            556
                                                                ------           ----
Deferred:
  Federal..................................................         --             --
  State....................................................         (9)             6
                                                                ------           ----
                                                                    (9)             6
                                                                ------           ----
Provision for income taxes.................................     $1,339           $562
                                                                ======           ====

     The following is a reconciliation of federal income taxes at the applicable statutory rate to the recorded provision (in thousands):

                                                             PREDECESSOR       COMPANY
                                                             ------------    ------------
                                                             EIGHT MONTHS    FOUR MONTHS
                                                                ENDED           ENDED
                                                              AUGUST 31,     DECEMBER 31,
                                                                 1997            1997
                                                             ------------    ------------
Statutory federal income taxes.............................     $  703          $ (504)
Adjustments:
  State income taxes, net of federal effect................         82             (59)
  Non-deductible goodwill amortization.....................        276           1,125
  Other....................................................        278              --
                                                                ------          ------
Provision for income taxes.................................     $1,339          $  562
                                                                ======          ======

     The following table summarizes the state tax effects of the significant types of temporary differences between financial reporting basis and tax basis which were generated during the years ended December 31, 1997 (in thousands):

                                                              1997
                                                              ----
Deferred Tax Assets:
  Bad debt reserve..........................................  $14
  Accruals..................................................   27
  Other intangibles.........................................   23
                                                              ---
                                                              $64
                                                              ===
Deferred Tax Liability:
  Depreciation..............................................  $98
                                                              ===

5.  EMPLOYEE BENEFIT PLAN:

     Company employees were covered by HMC's Retirement Savings Plan (the Plan) through December 31, 1997, whereby participants contributed portions of their annual compensation to the Plan and

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

certain contributions were made at the discretion of the Company based on criteria set forth in the Plan Agreement. Participants are generally 100% vested in Company contributions after five years of employment with the Company. Company expenses under the Plan were not material for the year ended December 31, 1997.

6.  RELATED PARTY TRANSACTIONS:

     The Company received certain advances from HMC during the eight months ended August 31, 1997, which were evidenced by a subordination agreement. All advances from HMC were repaid on August 31, 1997.

7.  CONTINGENCIES AND OTHER COMMITMENTS:

  Leases and Contracts

     The Company and its subsidiaries lease certain real property and transportation and other equipment under noncancellable operating leases expiring at various dates through 2015. The Company also has long-term contractual obligations with two major broadcast ratings firms that provide monthly ratings services and guaranteed store contracts. Rent expense under these leases for the eight months ended August 31, 1997, and for the four months ended December 31, 1997, was approximately $210,000 and $105,000, respectively.

     Future minimum payments under the leases are as follows (in thousands):

1998........................................................  $  392
1999........................................................     386
2000........................................................     386
2001........................................................     371
2002........................................................     357
2003 and thereafter.........................................     814
                                                              ------
                                                              $2,706
                                                              ======

  Litigation

     Lawsuits and claims are filed against the Company from time to time in the ordinary course of business which are generally incidental to its business. Management of the Company does not believe the resolution of such matters will have a significant effect on its liquidity, financial position or results of operations.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                            COMBINED BALANCE SHEETS
                   AS OF DECEMBER 31, 1997 AND MARCH 31, 1998
                                 (IN THOUSANDS)


                                                                 PREDECESSOR     COMPANY
                                                                DECEMBER 31,    MARCH 31,
                                                                        1997        1998
                                                                ------------    --------
                                                                                (UNAUDITED)
                                   ASSETS
CURRENT ASSETS:
  Cash......................................................      $    594      $     --
  Accounts receivable, net of allowance for doubtful
     accounts of $166.......................................         3,474            --
  Prepaid expenses and other current assets.................            41            --
  Deferred barter costs.....................................           113            --
  Deferred tax asset........................................            64            --
                                                                  --------      --------
          Total current assets..............................         4,286            --
PROPERTY, PLANT AND EQUIPMENT, net..........................         4,497         5,152
DUE FROM AFFILIATE..........................................         1,719            --
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net................       116,171       116,934
                                                                  --------      --------
          Total Assets......................................      $126,673      $122,086
                                                                  ========      ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................      $    520      $     --
  Deferred revenue..........................................            11            --
  Deferred barter revenue...................................           108            --
  Due to parent.............................................            --            70
                                                                  --------      --------
          Total current liabilities.........................           639            70
DEFERRED TAX LIABILITY......................................            98            --
OTHER LONG-TERM LIABILITIES.................................           292            --
                                                                  --------      --------
          Total Liabilities.................................         1,029            70
                                                                  --------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value, 10,000 shares authorized
     and 10,000 and 0 shares issued and outstanding.........            10            --
  Additional paid-in capital................................       127,035       122,827
  Accumulated deficit.......................................        (1,401)         (811)
                                                                  --------      --------
          Total Stockholders' Equity........................       125,644       122,016
                                                                  --------      --------
          Total Liabilities and Stockholders' Equity........      $126,673      $122,086
                                                                  ========      ========

 The accompanying notes are an integral part of these combined balance sheets.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                   PREDECESSOR         PREDECESSOR          COMPANY
                                                   THREE MONTHS        TWO MONTHS          ONE MONTH
                                                      ENDED               ENDED              ENDED
                                                  MARCH 31, 1997    FEBRUARY 28, 1998    MARCH 31, 1998
                                                  --------------    -----------------    --------------
                                                   (UNAUDITED)         (UNAUDITED)        (UNAUDITED)
NET REVENUES:
Station broadcasting revenue, net of agency
  commissions of $611 and $387, respectively....      $3,349             $ 2,169             $  --
Revenues realized from station barter
  arrangements..................................         249                 187                --
Time brokerage agreement revenues...............          --                  --               635
                                                      ------             -------             -----
          Total net revenues....................       3,598               2,356               635
OPERATING EXPENSES:
Programming and production......................       1,303                 824                 3
Selling, general and administrative.............         885                 603                --
Expenses realized from station barter
  arrangements..................................         245                 280                --
Depreciation of property and equipment..........         147                 126                78
Amortization of acquired intangible broadcasting
  assets and other assets.......................         287               1,503               663
                                                      ------             -------             -----
          Total operating expenses..............       2,867               3,336               744
                                                      ------             -------             -----
          Broadcast operating income (loss).....         731                (980)             (109)
                                                      ------             -------             -----
OTHER EXPENSE:
Interest expense................................         261                  --               702
                                                      ------             -------             -----
          Income (loss) before provision for
            income taxes........................         470                (980)             (811)
PROVISION FOR INCOME TAXES......................          52                  40                --
                                                      ------             -------             -----
          Net income (loss).....................      $  418             $(1,020)            $(811)
                                                      ======             =======             =====

   The accompanying notes are an integral part of these combined statements.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   PREDECESSOR         PREDECESSOR          COMPANY
                                                   THREE MONTHS        TWO MONTHS          ONE MONTH
                                                      ENDED               ENDED              ENDED
                                                  MARCH 31, 1997    FEBRUARY 28, 1998    MARCH 31, 1998
                                                  --------------    -----------------    --------------
                                                   (UNAUDITED)         (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).............................       $   418             $(1,020)            $(811)
Adjustments to reconcile net income (loss) to
  net cash flows from operating activities-
  Depreciation of property and equipment......           147                 126                78
  Amortization of acquired intangible
     broadcasting assets and other assets.....           287               1,503               663
Changes in certain assets and liabilities, net
  of effects of acquisitions:
  Decrease in accounts receivable, net........           644                 415                --
  Net effect of change in deferred barter
     revenue and deferred barter costs........            (6)                 96                --
  Increase in prepaid expenses and other
     assets...................................            (9)                 (3)               --
  (Decrease) increase in accounts payable and
     accrued expenses.........................          (535)                 76                --
  Decrease in deferred revenue................            (3)                 --                --
  Decrease in other long-term liabilities.....            (1)                (70)               --
                                                     -------             -------             -----
          Net cash flows from operating
            activities........................           942               1,123               (70)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment.........           (82)                 (7)               --
Acquisitions, net of cash acquired............        (1,894)                 --                --
                                                     -------             -------             -----
          Net cash flows from investing
            activities........................        (1,976)                 (7)               --
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in due to affiliates......           995              (1,111)               70
                                                     -------             -------             -----
          Net cash flows from financing
            activities........................           995              (1,111)               70
                                                     -------             -------             -----
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.................................           (39)                  5                --
CASH, beginning of period.....................           558                 594                --
                                                     -------             -------             -----
CASH, end of period...........................       $   519             $   599             $  --
                                                     =======             =======             =====

   The accompanying notes are an integral part of these combined statements.

           THE PORTLAND, OREGON AND ROCHESTER, NEW YORK RADIO GROUPS
            OF HERITAGE MEDIA SERVICES, INC. -- BROADCASTING SEGMENT

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     Heritage Media Services, Inc. ("HMSI") operates in two segments -- Marketing Services and Broadcasting. Heritage Media Corporation is the parent company of HMSI, (collectively referred to hereafter as either "HMC" or the "Parent"). The Broadcasting Segment was wholly-owned and operated by HMSI, which was owned by HMC through August 31, 1997 (the "Predecessor"). In July 1997, HMC entered into an asset sale agreement with Sinclair Broadcast Group, Inc. ("SBG") whereby SBG would acquire 100% of the Broadcasting Segment (which consisted of six television stations in three markets and 24 radio stations in seven markets) for $630 million in cash. Effective September 1, 1997, The News Corporation Limited ("News Corporation") acquired all of the license and nonlicense assets of HMC. Due to certain regulatory requirements, News Corporation established a trust to hold all of the license and nonlicense assets of the Broadcasting Segment until the sale to SBG had closed. The acquisition was accounted for under the purchase method of accounting whereby the purchase price was allocated to property and programming assets and acquired intangible broadcasting assets of $51.4 million and $578.6 million, respectively.

     During January 1998, Entertainment Communications, Inc. ("Entercom") entered into an Asset Purchase Agreement with Tuscaloosa Broadcasting Inc., Sinclair Radio of Portland Licensee, Inc. and Sinclair Radio of Rochester Licensee, Inc. (collectively referred to hereafter as "Sinclair") to acquire KKSN-AM, KKSN-FM and KKRH-FM, all serving the Portland, Oregon radio market and WBBF-AM, WBBF-FM, WKLX-FM and WQRV-FM, all serving the Rochester, New York radio market for a purchase price of $126.5 million. Simultaneously with the above agreement, Entercom entered into a Time Brokerage Agreement ("TBA") with Sinclair whereby, effective March 1, 1998, Entercom programs these stations for the period prior to consummation of the purchase agreement and Sinclair receives a monthly TBA fee of $631,500. Effective March 1, 1998, SBG completed its acquisition of the Portland, Oregon and Rochester, New York Radio Groups from News Corporation. The acquisition was accounted for under the purchase method of accounting whereby the purchase price was allocated to the assets to be sold. In June 1998, Entercom closed its transaction with Sinclair. The accompanying combined financial statements include the accounts of the Portland, Oregon and Rochester, New York Radio Group, which are collectively referred to hereafter as "the Company."

     The accompanying March 31, 1998, balance sheet and the related statements of operations and cash flows for the one-month period ended March 31, 1998, are presented on a new basis of accounting, reflecting the impact of the acquisition by SBG. The accompanying financial statements for the three months ended March 31, 1997, and the two months ended February 28, 1998, are presented as "Predecessor" financial statements.

  Interim Financial Statements

     The combined financial statements for the period ended March 31, 1997, the two months ended February 28, 1998, and the one month ended March 31, 1998, are unaudited, but in the opinion of management, such financial statements have been presented on the same basis as the audited combined financial statements and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations, and cash flows for these periods. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

                          INDEPENDENT AUDITORS' REPORT

Entercom Communications Corp.:


     We have audited the accompanying combined balance sheet of the Boston Radio Market of CBS Radio, Inc. (the "Boston Radio Market") (formerly American Radio Systems Corporation ("ARS") prior to the sale of ARS to CBS on June 4, 1998), which is comprised of radio properties owned by CBS Radio, Inc., a wholly owned subsidiary of CBS Corporation ("CBS") as of December 31, 1997, and the related combined statements of operations and equity and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the management of the Boston Radio Market. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Boston Radio Market as of December 31, 1997, and the results of their combined operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying combined financial statements have been prepared from the separate accounting records maintained by the Boston Radio Market while owned by ARS and may not be indicative of the conditions that would have existed or the results of operations had the assets to be sold been operated as an unaffiliated company. As discussed in Note 1, certain of the operating expenses represent allocations made by ARS in the accompanying financial statements.


     In August 1998, CBS Radio, Inc. entered into an agreement to sell the net assets of the Boston Radio Market to Entercom Communications Corp. On December 11, 1998, CBS Radio Inc. sold the net assets of WRKO-AM and WEEI-AM, which comprise a portion of the Boston Radio Market, to Entercom Communications Corp.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 18, 1998

(December 11, 1998 as to Note 7)

                   THE BOSTON RADIO MARKET OF CBS RADIO, INC.

                            COMBINED BALANCE SHEETS

                    DECEMBER 31, 1997 AND SEPTEMBER 30, 1998



                                                              PREDECESSOR        CURRENT
                                                                 OWNER            OWNER
                                                              ------------    -------------
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                               (UNAUDITED)
                                                                                (NOTE 1)
                                          ASSETS
CURRENT ASSETS:
  Accounts and notes receivable (less allowances for
     doubtful accounts of $2,140,000 in 1997 and $848,539
     (unaudited) in 1998)...................................  $ 8,246,194     $  7,853,713
  Prepaid expenses and other assets.........................      486,976          841,911
  Deposits and other current assets -- related parties......        6,695               --
                                                              -----------     ------------
          Total.............................................    8,739,865        8,695,624
                                                              -----------     ------------
PROPERTY AND EQUIPMENT -- Net...............................   11,799,363        6,224,161
                                                              -----------     ------------
OTHER ASSETS:
  Intangible assets -- net..................................   33,006,828      132,358,075
  Other assets..............................................       94,758           89,861
                                                              -----------     ------------
          Total.............................................   33,101,586      132,447,936
                                                              -----------     ------------
TOTAL.......................................................  $53,640,814     $147,367,721
                                                              ===========     ============
                                  LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   994,252     $    676,317
  Accrued compensation......................................      303,104          440,290
  Accrued expenses..........................................      794,867        2,915,381
  Capitalized lease obligation..............................      137,762           47,212
                                                              -----------     ------------
          Total.............................................    2,229,985        4,079,200
COMMITMENTS AND CONTINGENCIES (Note 6)
EQUITY......................................................   51,410,829      143,288,521
                                                              -----------     ------------
TOTAL.......................................................  $53,640,814     $147,367,721
                                                              ===========     ============


                  See notes to combined financial statements.

                   THE BOSTON RADIO MARKET OF CBS RADIO, INC.


                  COMBINED STATEMENTS OF OPERATIONS AND EQUITY


      YEAR ENDED DECEMBER 31, 1997, NINE MONTHS ENDED SEPTEMBER 30, 1997,


    FIVE MONTHS ENDED MAY 31, 1998, AND FOUR MONTHS ENDED SEPTEMBER 30, 1998



                                               PREDECESSOR OWNER                         CURRENT OWNER
                              ----------------------------------------------------    -------------------
                               YEAR ENDED         NINE MONTHS         FIVE MONTHS         FOUR MONTHS
                              DECEMBER 31,    ENDED SEPTEMBER 30,    ENDED MAY 31,    ENDED SEPTEMBER 30,
                                  1997               1997                1998                1998
                              ------------    -------------------    -------------    -------------------
                                                                                          (UNAUDITED)
                                                  (UNAUDITED)         (UNAUDITED)          (NOTE 1)
NET REVENUES................  $37,331,314         $28,764,056         $14,994,176        $ 12,103,681
                              -----------         -----------         -----------        ------------
OPERATING EXPENSES:
  Operating expenses,
     excluding depreciation,
     amortization, general
     and administrative
     expenses...............   27,747,140          21,205,835          12,205,334           9,823,762
  Depreciation and
     amortization...........    2,852,025           2,428,522           1,245,587           1,417,764
  General and
     administrative.........    5,092,850           3,828,835           2,630,801           1,428,257
                              -----------         -----------         -----------        ------------
          Total operating
            expenses........   35,692,015          27,463,192          16,081,722          12,669,783
                              -----------         -----------         -----------        ------------
OPERATING INCOME (LOSS)
  BEFORE INCOME TAXES.......    1,639,299           1,300,864          (1,087,546)           (566,102)
INCOME TAX EXPENSE
  (BENEFIT).................      660,600             524,248            (438,300)           (228,139)
                              -----------         -----------         -----------        ------------
NET INCOME (LOSS)...........      978,699             776,616            (649,246)           (337,963)
EQUITY, BEGINNING OF
  PERIOD....................   27,760,648          27,760,648          51,410,829          50,916,914
NET CONTRIBUTION............   22,671,482          23,701,248             155,331          92,709,570
                              -----------         -----------         -----------        ------------
EQUITY, ENDING THE PERIOD...  $51,410,829         $52,238,512         $50,916,914        $143,288,521
                              ===========         ===========         ===========        ============


                  See notes to combined financial statements.

                   THE BOSTON RADIO MARKET OF CBS RADIO, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

      YEAR ENDED DECEMBER 31, 1997, NINE MONTHS ENDED SEPTEMBER 30, 1997,


    FIVE MONTHS ENDED MAY 31, 1998, AND FOUR MONTHS ENDED SEPTEMBER 30, 1998



                                                                                            CURRENT
                                                      PREDECESSOR OWNER                      OWNER
                                         --------------------------------------------    -------------
                                                          NINE MONTHS     FIVE MONTHS     FOUR MONTHS
                                          YEAR ENDED         ENDED           ENDED           ENDED
                                         DECEMBER 31,    SEPTEMBER 30,      MAY 31,      SEPTEMBER 30,
                                             1997            1997            1998            1998
                                         ------------    -------------    -----------    -------------
                                                                                          (UNAUDITED)
                                                          (UNAUDITED)     (UNAUDITED)      (NOTE 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................  $   978,699      $   776,616     $ (649,246)     $  (337,963)
  Reconciliation of net income to cash
     provided by operating activities:
     Depreciation and amortization.....    2,852,025        2,428,522      1,245,585        1,417,764
     Loss on disposal of property and
       equipment.......................       28,021           19,560             --               --
     Change in assets and liabilities:
       Accounts receivable.............      405,299         (605,537)      (834,450)       1,226,961
       Prepaid expenses................     (324,285)        (410,999)      (803,662)         448,727
       Other assets....................      709,979          703,850          7,480            4,112
       Accounts payable and accrued
          expenses.....................     (975,450)        (448,358)     1,627,167          222,047
Net cash provided by operating
  activities (Note 1)..................  $ 3,674,288      $ 2,463,654     $  592,874      $ 2,981,648
                                         -----------      -----------     -----------     -----------
CASH FLOWS USED FOR INVESTING
  ACTIVITIES:
  Purchase of property and equipment...   (1,396,694)      (1,074,510)      (365,543)         (74,824)
  Proceeds from sale of property.......       60,654           35,577             --               --
                                         -----------      -----------     -----------     -----------
          Net cash used for investing
            activities.................   (1,336,040)      (1,038,933)      (365,543)         (74,824)
                                         -----------      -----------     -----------     -----------
CASH FLOWS USED FOR FINANCING
  ACTIVITIES:
  Repayments of long-term debt.........     (189,840)        (155,639)       (85,000)         (72,865)
  Net transfer to Owner................   (2,148,408)      (1,269,082)      (142,331)      (2,833,959)
                                         -----------      -----------     -----------     -----------
          Net cash used for financing
            activities.................   (2,338,248)      (1,424,721)      (227,331)      (2,906,824)
                                         -----------      -----------     -----------     -----------
CASH, BEGINNING AND END OF PERIOD......  $        --      $        --     $       --      $        --
                                         ===========      ===========     ===========     ===========


---------------
NONCASH ACTIVITIES:

     In 1997, the Predecessor Owner acquired $24.8 million in assets, principally intangible assets, which were financed by the Owners.

     In 1997, the Predecessor Owner transferred assets to an affiliate of the Stations totaling approximately $1 million.


     In 1998, the Current Owner applied the CBS purchase price to increase intangible assets by $98.3 million and decrease property and equipment by $5.6 million.

                  See notes to combined financial statements.

                   THE BOSTON RADIO MARKET OF CBS RADIO, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

      YEAR ENDED DECEMBER 31, 1997, NINE MONTHS ENDED SEPTEMBER 30, 1997,


    FIVE MONTHS ENDED MAY 31, 1998, AND FOUR MONTHS ENDED SEPTEMBER 30, 1998


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Business and Basis of Presentation -- The accompanying financial statements present the combined assets, liabilities and operations of the Boston Radio Market of CBS Radio, Inc. (the "Boston Radio Market"), which is comprised of radio stations WRKO-AM, WEEI-AM, WEGQ-FM, WAAF-FM, serving the Boston, Massachusetts, radio market, and WWTM-AM, serving the Worcester, Massachusetts, radio market (the "Stations"). Through June 4, 1998, the Stations were owned by American Radio Systems Corporation (the "Predecessor Owner" or "ARS"), an operator of radio stations throughout the United States. On June 4, 1998, ARS was acquired by CBS Radio, Inc., a wholly owned subsidiary of CBS Corporation (collectively with CBS Radio, Inc., "CBS" or the "Current Owner"). In connection with the acquisition of ARS by CBS (the "ARS/CBS merger"), CBS was required to sell the Boston Radio Market to comply with certain regulations of the Federal Communications Commission. During August 1998, CBS entered into purchase and sale agreements with Entercom Communications Corp. ("Entercom") to sell the net assets of the Boston Radio Market for approximately $140.0 million, subject to receipt of regulatory approval which is expected to be received during 1998 (See note 7 for further discussion). CBS and ARS are referred to as the Stations' "Owners" for purposes of these notes to combined financial statements. All significant intercompany transactions have been eliminated in combination.



     Interim Financial Information -- The financial statements for the nine months ended September 30, 1997, the five months ended May 31, 1998, and the four months ended September 30, 1998 are unaudited. Except for the application of Accounting Principle Board Opinion No. 16, "Business Combination," to the Station's financial statements while owned by the Current Owner, the accompanying unaudited interim financial statements have been prepared on a basis substantially consistent with that of the audited Predecessor Owner's financial statements included herein. For purposes of preparing the Current Owner's unaudited financial statements, the ARS/CBS merger is assumed to have occurred on May 31, 1998. In the opinion of management, such unaudited financial statements include all adjustments, which are only of a normal and recurring nature, considered necessary for a fair presentation. Operating results for the unaudited periods presented are not necessarily indicative of the results that may be expected for a full year.


     Revenue Recognition -- Revenues are recognized when advertisements are broadcast.


     Property and Equipment -- Property and equipment at December 31, 1997 are recorded at cost, and depreciation is computed using straight-line and accelerated methods over estimated useful lives ranging from three to twenty years. Property and equipment at September 30, 1998, reflects the allocation of the CBS purchase price to the Stations' assets, net of depreciation computed using straight-line methods over estimated useful lives ranging from three to thirty-nine years.


     Intangible Assets -- Intangible assets consist primarily of goodwill, FCC licenses, and call letters acquired in connection with the acquisition of the Stations and are being amortized over their respective estimated useful lives (ranging from one to forty years) using the straight-line method.


     On an ongoing basis, management evaluates the recoverability of the net carrying value of property and equipment and intangible assets by reference to the Stations' anticipated undiscounted future cash flows generated by said assets and comparison of carrying value to management's estimates of fair value, generally determined by using certain accepted industry measures of value (principally, cash flow multiple methods).



     Intangible assets at September 30, 1998 reflect the allocation of the CBS purchase price to the Stations' assets, net of amortization computed using the straight-line method over an estimated useful life of forty years.


     Income Taxes -- The results of the Stations' operations are included in the federal and state income tax returns filed by the Stations' Owners. The Stations' portion of the income tax provision (benefit) is allocated

                   THE BOSTON RADIO MARKET OF CBS RADIO, INC.

at a federal and state computed statutory rate of 40.3%. The Stations' federal and state income taxes are generally paid to, or refunded from, the Owners. Deferred tax assets and liabilities are maintained at the Owners' ownership levels.


     Barter Transactions -- Revenues from the Stations' exchanges of advertising time for goods or services are recognized at the fair market value of the items received or to be received. The value of the goods and services received is recognized in both net revenues and operating expenses. Net unearned barter balances are included in accounts receivable.


     Barter transactions are reported on a net basis within operating expenses and balances as of and for the year ended December 31, 1997 were approximately as follows:

Barter revenues..........................................  $2,273,689
Barter expenses..........................................   1,978,702
Net barter receivable....................................     120,852


     Use of Estimates -- The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. Management bases its estimates on certain assumptions which they believe are reasonable in the circumstances, and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a material effect on its financial position, results of operations or liquidity.


     Allocation of Certain Operating Expenses -- The operations, as presented herein, include allocations and estimates of certain expenses, principally corporate accounting and tax, rent, administrative salaries, and legal, historically provided to the Stations by the Owners. The amounts of such allocated expenses in these combined financial statements have been allocated by management based on a variety of factors, including, for example, personnel, labor costs and square footage. Management believes these allocations have been made on a reasonable basis. However, the financial position and results of operations, as presented herein, may not be the same as would have occurred had the Stations been operated as a stand-alone entity.

     Interest expense incurred by the Owners under various long-term debt arrangements has not historically been allocated to the Stations and, accordingly, the accompanying combined financial statements do not include interest expense. See Note 4 for interest expense associated with a capitalized lease obligation.

     Concentration of Credit Risk -- The Stations extend credit to customers on an unsecured basis in the normal course of business. No individual industry or industry segment is significant to the Stations' customer base. The Stations have policies governing the extension of credit and collection of amounts due from customers.


     Supplemental Cash Flow Information -- The Stations participate in a centralized cash management system maintained by the Owners. Accordingly, cash balances are not maintained at the Stations. The Stations' assets are pledged as collateral for the Owners' long-term debt agreements.



Cash paid for interest aggregated $44,900 during 1997.



     New Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Stations will adopt during fiscal year 2000. The adoption of SFAS No. 133 is not expected to have a material impact on the Stations' combined financial statements.

                   THE BOSTON RADIO MARKET OF CBS RADIO, INC.

2.  ACQUISITIONS

     In January 1997, ARS completed the acquisition of WAAF-FM and WWTM-AM for an aggregate purchase price of approximately $24.8 million (the "1997 Acquisition"). The purchase price related to the 1997 Acquisition was allocated to the assets acquired, principally intangible assets, based on their estimated fair value at the date of acquisition. Since the acquisition, the 1997 Acquisition has been included as a component of the Boston Radio Market. The Predecessor Owner began programming and marketing the Stations pursuant to a Local Marketing Agreement ("LMA") in August 1996 and, as a result, proforma financial information has not been presented as such information would not be materially different from the amounts presented in the historical 1997 combined statements of operations.

3.  PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

     Property and equipment consisted of the following at December 31, 1997:

Land and improvements.......................................  $ 1,426,552
Buildings and improvements..................................    3,133,400
Broadcast equipment(1)......................................    8,847,524
Office and other equipment, furniture and fixtures..........    2,382,158
Other.......................................................        7,430
                                                              -----------
Total.......................................................   15,797,064
Less accumulated depreciation...............................   (3,997,701)
                                                              -----------
Property and equipment -- net...............................  $11,799,363
                                                              ===========

---------------
(1) Includes approximately $570,000 of assets recorded under a capital lease (see Note 4).


     Intangible assets consisted of the following at December 31, 1997:

FCC licenses (estimated life 25 years)......................    $30,786,241
Goodwill (estimated life 40 years)..........................      4,246,985
Other intangibles (estimated life 1-25 years)...............      2,044,207
                                                                -----------
Total.......................................................     37,077,433
Less accumulated amortization...............................     (4,070,605)
                                                                -----------
Intangible assets -- net....................................    $33,006,828
                                                                ===========


4.  CAPITALIZED LEASE OBLIGATION

     In September of 1996, an equipment lease agreement with Fleet Capital Corporation dated May 17, 1990 was extended for an additional twenty-four months. Upon the lease's final payment in August 1998, ownership of the property was transferred to the Stations. Interest expense, reported within general and administrative expense in the accompanying combined statement of operations, aggregated $32,400 during 1997.

5.  EMPLOYEE BENEFIT PLAN

     Through December 31, 1997, employees of the Stations participated in a retirement savings plan (the "Plan") sponsored by the Predecessor Owner. The Plan is a defined contribution plan that covers eligible salaried employees who have at least one year of service. Participants may make pre-tax contributions to the Plan up to 10% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service. The Owners matched contributions to the Plan in an amount equal to 100% of the first 5% of base compensation that a participant contributes to the Plan, unless otherwise determined by annual resolution. The Stations were charged $90,000 by the Predecessor Owner for the year ended December 31, 1997.

                   THE BOSTON RADIO MARKET OF CBS RADIO, INC.

6.  COMMITMENTS AND CONTINGENCIES

     Broadcast Rights -- At December 31, 1997, the Stations were committed to the purchase of broadcast rights for various sports events and other programming, including on-air talent, aggregating approximately $21,134,000. This programming is not yet available for broadcast. As of December 31, 1997, aggregate payments related to these commitments during the next five years are as follows (in thousands):

                  YEAR ENDING DECEMBER 31
1998.......................................................  $ 8,042
1999.......................................................    7,266
2000.......................................................    5,408
2001.......................................................      358
2002.......................................................       60
                                                             -------
                                                             $21,134
                                                             =======

     Leases -- The Stations lease various offices, studios, and broadcast and other equipment under operating leases that expire over various terms. Most leases contain renewal options with specified increases in lease payments in the event of renewal by the Stations.

     Future minimum rental payments required under noncancelable operating leases in effect at December 31, 1997 are approximately as follows (in thousands):

                  YEAR ENDING DECEMBER 31
1998........................................................  $  620
1999........................................................     473
2000........................................................     295
2001........................................................     286
2002........................................................     187
Thereafter..................................................   1,378
                                                              ------
Total.......................................................  $3,239
                                                              ======

     Aggregate rent expense under operating leases for the year ended December 31, 1997 approximated $438,000.

     Audience Rating and Other Service Employment Contracts -- The Stations have entered into various noncancelable audience rating and other service and employment contracts that expire over the next five years. Most of these audience rating and other service agreements are subject to escalation clauses and may be renewed for successive periods ranging from one to five years on terms similar to current agreements, except for specified increases in payments. Certain of these contracts will not be assumed by Entercom.

     Future minimum payments required under these contracts at December 31, 1997 are as follows (in thousands):

1998........................................................  $2,481
1999........................................................   2,573
2000........................................................   1,725
2001........................................................     699
2002........................................................     648
                                                              ------
Total.......................................................  $8,126
                                                              ======

                   THE BOSTON RADIO MARKET OF CBS RADIO, INC.

     Total expense under these contracts for the year ended December 31, 1997 approximated $2,574,000.

     Litigation -- CBS has agreed to indemnify Entercom for any litigation expenses associated with the Stations prior to the acquisition by Entercom.

                                  * * * * * *


7.  SUBSEQUENT EVENT



     In relation to the agreement of sale between CBS Radio Inc. and Entercom Communications Corp., Entercom Communications Corp. began operating WEEI-AM and WRKO-AM on September 21, 1998 and WEGQ-FM, WAAF-FM, and WWTM-AM on September 23, 1998 under a time brokerage agreement. Under the time brokerage agreement, CBS Radio Inc. will permit Entercom Communications Corp. to program and market the Boston Radio Market for a fee of $590,000 per month.



     On December 11, 1998 CBS Radio Inc. sold the net assets of WRKO-AM and WEEI-AM, which comprise a portion of the Boston Radio Market, to Entercom Communications Corp. for a purchase price of $82.0 million.

------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   10
Use of Proceeds.......................   17
Recapitalization, Chase Conversion and
  Former S Corporation Status.........   17
Dividend Policy.......................   19
Dilution..............................   20
Capitalization........................   21
CBS Transactions......................   22
Completed Transactions................   22
Unaudited Pro Forma Financial
  Information.........................   25
Selected Historical Financial Data....   33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   35
Business..............................   43
Management............................   62
Certain Relationships and Related
  Party Transactions..................   69
Selling Shareholder...................   69
Security Ownership of Certain
  Beneficial Owners...................   70
Description of Capital Stock..........   72
Shares Eligible for Future Sale.......   76
Underwriting..........................   77
Notice to Canadian Residents..........   79
Legal Matters.........................   80
Experts...............................   80
Additional Information................   80
Index to Financial Statements.........  F-1


                               ------------------

UNTIL                , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------

------------------------------------------------------

                                [ENTERCOM LOGO]

                         Entercom Communications Corp.

                               10,850,000 Shares

                              Class A Common Stock
                                ($.01 par value)

                                   PROSPECTUS
                           Credit Suisse First Boston

                                 BT Alex. Brown
                              Goldman, Sachs & Co.
                           Morgan Stanley Dean Witter
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with the issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.


Securities and Exchange Commission Registration Fee.........  $      76,950
NASD Fee....................................................         24,650
New York Stock Exchange Listing Fee.........................         75,000
Printing and Engraving Expenses.............................        400,000
Accounting Fees and Expenses................................      1,350,000
Legal Fees and Expenses.....................................        500,000
Transfer Agent Fees and Expenses............................         25,000
Miscellaneous...............................................        150,000
                                                              -------------
          Total.............................................  $   2,601,600
                                                              =============


---------------


     * To be filed by amendment.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Articles of Incorporation provide that the Company's directors shall not be personally liable to the Company and its shareholders for monetary damages for any action taken, or any failure to take any action, unless: (i) the director has breached or failed to perform the duties of his or her office under applicable provisions of Pennsylvania law, and
(ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. The provision does not affect a director's responsibilities under any other law, such as federal securities laws, criminal laws or state or federal environmental laws. The Company's Amended and Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law.

     In general, any officer or director of the Company shall be indemnified by the Company against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Company, if the officer or director acted in good faith and in the manner believed to be in, or not opposed to, the Company's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnifications are not prohibited by Pennsylvania law or any other applicable law.

     Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Company shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Company.

     Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by the Company under the Bylaws or applicable provisions of Pennsylvania law.

     The indemnification and advancement of expenses provided by, or granted pursuant to Article VIII of the Bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

     To satisfy its indemnification obligations, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, costs, terms and conditions as the Board of Directors shall deem appropriate. The obligations of the Company to indemnify a director or officer under Article VIII of the Bylaws is a contract between the Company and such director or officer and no modification or repeal of the Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

     Upon consummation of the Offering, the Company will purchase insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On May 21, 1996, the registrant sold a 7% Subordinated Convertible Note due 2003 in the principal amount of $25 million to Chase Equity Associates, L.P., an affiliate of Chase Capital Partners, for the aggregate purchase price of $25 million, which is convertible into the registrant's common stock. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:


      EXHIBIT
      NUMBER                               DESCRIPTION
      -------                              -----------
        1.01       Form of Underwriting Agreement(3)
        3.01       Form of Amended and Restated Articles of Incorporation of
                   the Registrant(3)
        3.02       Form of Amended and Restated Bylaws of the Registrant(3)
        5.01       Opinion of Morgan, Lewis & Bockius LLP as to the Legality of
                   the Securities Being Registered(1)
       10.01       Registration Rights Agreement, dated as of May 21, 1996,
                   between the Registrant and Chase Equity Associates, L.P.(3)
       10.02       Employment Agreement, dated June 25, 1993, between the
                   Registrant and Joseph M. Field, as amended(3)
       10.03       Employment Agreement, dated December 17, 1998, between the
                   Registrant and David J. Field, as amended(3)
       10.04       Employment Agreement, dated December 17, 1998, between the
                   Registrant and John C. Donlevie, as amended(3)

      EXHIBIT
      NUMBER                               DESCRIPTION
      -------                              -----------
       10.05       Employment Agreement, dated November 13, 1998, between the
                   Registrant and Stephen F. Fisher(4)
       10.06       Entercom 1998 Equity Compensation Plan(4)
       10.07       Asset Purchase Agreement, dated as of January 26, 1998,
                   among the Registrant, Tuscaloosa Broadcasting, Inc.,
                   Sinclair Radio of Portland Licensee, Inc. and Sinclair Radio
                   of Rochester Licensee, Inc.(3)
       10.08       Time Brokerage Agreement, dated as of January 26, 1998,
                   among the Registrant, Tuscaloosa Broadcasting, Inc.,
                   Sinclair Radio of Portland Licensee, Inc. and Sinclair Radio
                   of Rochester Licensee, Inc.(3)
       10.09       Loan Agreement, dated as of February 13, 1998, among the
                   Registrant, Key Corporate Capital Inc., as administrative
                   agent, Bank of America, National Trust and Savings
                   Association, as syndication agent, and certain banks listed therein, as amended by the First Amendment to Loan Agreement dated October 8, 1998(3)
       10.10       Asset Purchase Agreement, dated as of August 13, 1998, among
                   CBS Radio, Inc., CBS Radio License, Inc. and the
                   Registrant(3)
       10.11       Time Brokerage Agreement, dated as of August 13, 1998, among
                   CBS Radio, Inc., CBS Radio License, Inc. and the
                   Registrant(3)
       10.12       Asset Purchase Agreement, dated as of August 13, 1998, among the Registrant, CBS Radio, Inc. and CBS Radio License,
                   Inc.(3)
       10.13       Time Brokerage Agreement, dated as of August 13, 1998, among the Registrant, CBS Radio, Inc. and CBS Radio License,
                   Inc.(3)
       10.14       Asset Purchase Agreement, dated as of August 13, 1998, among
                   CBS Radio, Inc., CBS Radio License, Inc., ARS Acquisition
                   II, Inc. and the Registrant(3)
       10.15       Time Brokerage Agreement, dated as of August 13, 1998, among
                   CBS Radio, Inc., CBS Radio License, Inc., ARS Acquisition
                   II, Inc. and the Registrant(3)
       21.01       Information Regarding Subsidiaries of the Registrant(4)
       23.01       Consent of Deloitte & Touche LLP, Philadelphia, PA
       23.02       Consent of Deloitte & Touche LLP, Salt Lake City, UT
       23.03       Consent of Deloitte & Touche LLP, Cincinnati, OH
       23.04       Consent of Deloitte & Touche LLP, Seattle, WA
       23.05       Consent of Deloitte & Touche LLP, Boston, MA
       23.06       Consent of Arthur Andersen LLP, Baltimore, MD
       23.07       Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.01)(1)
       24.01       Power of Attorney (included on signature page of
                   Registration Statement filed August 13, 1998)(2)
       24.02       Power of Attorney for signature of Stephen F. Fisher(4)
       24.03       Power of Attorney for signature of Michael R. Hannon
       27.01       Financial Data Schedule

      EXHIBIT
      NUMBER                               DESCRIPTION
      -------                              -----------
       99.01       Consent of Person About to Become a Director from Michael R.
                   Hannon(2)
       99.02       Consent of Person About to Become a Director from David
                   Berkman


---------------
(1) To be filed by amendment.
(2) Previously filed with Registration Statement dated August 13, 1998.
(3) Previously filed with Registration Statement dated November 4, 1998.

(4) Previously filed with Registration Statement dated December 8, 1998.


     (b) FINANCIAL STATEMENT SCHEDULE

     SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bala Cynwyd, Pennsylvania, on January 6, 1999.


                                          ENTERCOM COMMUNICATIONS CORP.

                                          By:      /s/ JOSEPH M. FIELD
                                            ------------------------------------
                                                      Joseph M. Field
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                   CAPACITY                   DATE
                      ---------                                   --------                   ----

                 /s/ JOSEPH M. FIELD                   Chairman of the Board and Chief  January 6, 1999
-----------------------------------------------------  Executive Officer (Principal
                   Joseph M. Field                     Executive Officer)

                 /s/ DAVID J. FIELD                    President, Chief Operating       January 6, 1999
-----------------------------------------------------  Officer and a Director
                   David J. Field

                          *                            Executive Vice President,        January 6, 1999
-----------------------------------------------------  Secretary, General Counsel and
                  John C. Donlevie                     a Director

                          *                            Senior Vice President and Chief  January 6, 1999
-----------------------------------------------------  Financial Officer (Principal
                  Stephen F. Fisher                    Financial Officer)

                          *                            Treasurer and Controller         January 6, 1999
-----------------------------------------------------  (Principal Accounting Officer)
                   Eugene D. Levin

                          *                            Director                         January 6, 1999
-----------------------------------------------------
                   Marie H. Field

                          *                            Director                         January 6, 1999
-----------------------------------------------------
                 Herbert Kean, M.D.

                          *                            Director                         January 6, 1999
-----------------------------------------------------
                      Lee Hague

                          *                            Director                         January 6, 1999
-----------------------------------------------------
               Thomas H. Ginley, M.D.

                          *                            Director                         January 6, 1999
-----------------------------------------------------
                  S. Gordon Elkins

                          *                            Director                         January 6, 1999
-----------------------------------------------------
                  Michael R. Hannon

               *By: /s/ DAVID J. FIELD
  ------------------------------------------------
                   David J. Field
                  Attorney-in-Fact

The accompanying consolidated financial statements give effect to the completion of the 185 to 1 split of the Company's outstanding common stock which will take place on the effective date of the offering. The following report is in the form which will be furnished by Deloitte & Touche, LLP upon completion of the stock split of the Company's outstanding common stock described in Note 13 to the consolidated financial statements and assuming that from December 31, 1998 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosures therein:


                          INDEPENDENT AUDITORS' REPORT


"To the Board of Directors of

Entercom Communications Corp.:


     We have audited the accompanying consolidated financial statements of Entercom Communications Corp. and subsidiaries (the "Company") as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998 and have issued our report thereon dated December 31, 1998 (January, 1999 as to Note 13) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



Philadelphia, PA


December 31, 1998


(January, 1999 as to Note 13)"



Deloitte & Touche LLP


January 4, 1999

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                         ENTERCOM COMMUNICATIONS CORP.
                 YEARS ENDED SEPTEMBER 30, 1996, 1997, AND 1998

                                                     ADDITIONS
                                        BALANCE AT   CHARGED TO   DEDUCTIONS
                                        BEGINNING    COSTS AND       FROM         BALANCE AT
   ALLOWANCE FOR DOUBTFUL ACCOUNTS      OF PERIOD     EXPENSES    RESERVES(A)    END OF PERIOD
   -------------------------------      ----------   ----------   -----------    -------------
1996..................................   $ 63,524     $318,599     $265,283        $116,840
1997..................................    116,840      548,726      373,566         292,000
1998..................................    292,000      920,381      845,381         367,000

---------------

(A) Uncollectible accounts written off.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
 10.03    Employment Agreement, dated December 17, 1998, between the
          Registrant and David J. Field, as amended
 10.04    Employment Agreement, dated December 17, 1998, between the
          Registrant and
          John C. Donlevie, as amended
 23.01    Consent of Deloitte & Touche LLP, Philadelphia, PA
 23.02    Consent of Deloitte & Touche LLP, Salt Lake City, UT
 23.03    Consent of Deloitte & Touche LLP, Cincinnati, OH
 23.04    Consent of Deloitte & Touche LLP, Seattle, WA
 23.05    Consent of Deloitte & Touche LLP, Boston, MA
 23.06    Consent of Arthur Andersen LLP, Baltimore, MD
 24.03    Power of Attorney for signature of Michael R. Hannon
 27.01    Financial Data Schedule
 99.02    Consent of Person About to Become a Director from David J.
          Berkman